    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1994
                                                       REGISTRATION NO. 33-55609
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               REXENE CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                       2821                  75-2104131
      (State or other            (Primary Standard         (I.R.S. Employer
      jurisdiction of                Industrial             Identification
     incorporation or           Classification Code             Number)
       organization)                  Number)

                                5005 LBJ FREEWAY
                          OCCIDENTAL TOWER, SUITE 500
                              DALLAS, TEXAS 75244
                                 (214) 450-9000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                               BERNARD J. MCNAMEE
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                          OCCIDENTAL TOWER, SUITE 500
                              DALLAS, TEXAS 75244
                                 (214) 450-9000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         PETER A. LODWICK                   KIRK A. DAVENPORT
        THOMPSON & KNIGHT,                   LATHAM & WATKINS
    A PROFESSIONAL CORPORATION         885 THIRD AVENUE, SUITE 1000
 1700 PACIFIC AVENUE, SUITE 3300         NEW YORK, NEW YORK 10022
       DALLAS, TEXAS 75201                    (212) 906-1200
          (214) 969-1700

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1994

P R O S P E C T U S
                                  $175,000,000
                                     [LOGO]

                              % SENIOR NOTES DUE 2004

                                ----------------

    The % Senior Notes due 2004 (the "Senior Notes") are being offered hereby (the "Notes Offering") by Rexene Corporation ("Rexene" or the "Company"). Concurrently with the Notes Offering and in connection with the Recapitalization described herein, the Company is publicly offering 8,000,000 shares of common stock of the Company ("Common Stock") pursuant to a separate prospectus (the "Common Stock Offering" and, together with the Notes Offering, the "Offerings"). The Notes Offering is contingent upon the concurrent consummation of the Common Stock Offering and the other elements of the Recapitalization, including the establishment of the New Credit Agreement (as defined herein). See "The Recapitalization."

    Interest  on   the   Senior   Notes  will   be   payable   semiannually   on
                and                   , commencing                   , 1995. The
Senior Notes will mature on                  , 2004 and will not be  redeemable,
in  whole or in part, prior to                  , except that, at any time prior
to                 , the Company may redeem up to an aggregate of $      million
principal amount of Senior Notes, at a price equal to % of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date with the net cash proceeds of any future offering or offerings of Common Stock
of  the Company;  provided, however,  that at  least $         million aggregate
principal amount of Senior Notes must remain outstanding immediately following each such redemption; and provided further that each such redemption shall occur within 60 days of the date of the closing of the applicable offering. On or
after                  ,  the Senior Notes will be redeemable, at the  Company's
option, in whole or in part, at the prices set forth herein plus accrued and unpaid interest, if any, to the redemption date. In the event of a Change of Control (as defined herein), the Company will be required to offer to purchase all of the Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

    The Senior Notes will be senior unsecured obligations of the Company that will rank senior in right of payment to all subordinated Indebtedness (as defined herein) of the Company. The Senior Notes will rank PARI PASSU in right of payment with all other existing and future Indebtedness of the Company, including borrowings under the New Credit Agreement. However, the Senior Notes will be effectively subordinated to secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, including borrowings under the New Credit Agreement which will be secured by substantially all of the assets of the Company. As of June 30, 1994, on a pro forma basis after giving effect to the Recapitalization, the Company would have had outstanding approximately $275 million of senior Indebtedness, consisting of the Senior Notes and $100 million aggregate principal amount of Indebtedness pursuant to the New Credit Agreement. The Company has no outstanding indebtedness which would be subordinate to the Senior Notes and has no current plans to incur any such subordinated indebtedness.

    The Company does not intend to list the Senior Notes on any securities exchange or any automated quotation system. See "Investment Considerations -- Lack of a Public Market for the Senior Notes."

    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES OFFERED HEREBY.

                                ----------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
    SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                UNDERWRITING           PROCEEDS
                                           PRICE TO THE         DISCOUNTS AND           TO THE
                                             PUBLIC(1)         COMMISSIONS(2)         COMPANY(3)
Per Senior Note.......................           %                    %                    %
Total.................................           $                    $                    $

(1)  Plus accrued interest, if any, from the date of issuance.
(2)  See "Underwriting" for indemnification arrangements with the Underwriters.
(3)  Before   deducting   expenses   payable  by   the   Company   estimated  at
     $                  .

                                ----------------

    The Senior Notes are being offered by the Underwriters, subject to acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the Senior Notes will be made against payment therefor at the offices of Smith Barney Inc., 388 Greenwich Street, New York,
New York 10013, on or about             , 1994.

                                ----------------

SMITH BARNEY INC.                                       WERTHEIM SCHRODER & CO.
                                                             INCORPORATED

November   , 1994

    IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES, THE COMMON STOCK OR BOTH AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

               [Photos of principal end market products to come]

               [Photos of principal end market products to come]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS OR IN
DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE A TOTAL OF 1,200,000 SHARES OF COMMON STOCK FROM THE COMPANY IN CONNECTION WITH THE COMMON STOCK OFFERING WILL NOT BE EXERCISED. UNLESS OTHERWISE INDICATED, ALL INDUSTRY DATA INCLUDED IN THIS PROSPECTUS ARE DERIVED FROM INFORMATION AVAILABLE FROM OR PROVIDED BY CHEMICAL MARKETING ASSOCIATES, INC. ("CMAI"), AN INDUSTRY CONSULTANT.

    A GLOSSARY OF INDUSTRY TERMS APPEARS ON PAGE 10.

                                  THE COMPANY

    Rexene Corporation manufactures and markets a wide variety of products ranging from value added specialty products, such as customized plastic films, to commodity petrochemicals, such as styrene. These products are sold to a diverse customer base and are used in a wide variety of industrial and consumer-related applications. The Company's principal products are plastic film, polyethylene, polypropylene and REXTAC-R- amorphous polyalphaolefin ("APAO") resins and styrene. In addition, the Company manufactures, primarily for its own consumption, ethylene and propylene, the two basic chemical building blocks of the Company's principal products. The Company believes this captive olefins source of supply provides it with an advantage over competitors that do not produce ethylene and propylene. The Company manufactures plastic film at five plants located in the U.S. and England and polymers and petrochemicals at an integrated facility in Odessa, Texas (the "Odessa Facility") which is located near supplies of most of its feedstocks.

    The Company believes that it has built a strong customer base and reputation for quality primarily due to (i) its focus on a high degree of customer service and the production of value added specialty products, (ii) its manufacturing and marketing expertise and (iii) the experience and commitment of its operating management. In addition, the Company believes that it has developed a strategy to allow it to compete effectively in its markets against larger competitors in both periods of rising and declining product prices.

    CT FILM. Through its Consolidated Thermoplastics division ("CT Film"), the Company produces specialty grades of polyethylene films used in disposable diapers, feminine hygiene products, medical products, tapes, packaging, lamination and unsupported overwraps and greenhouse and agricultural applications. CT Film's plants, located in Chippewa Falls, Wisconsin;
Clearfield, Utah; Dalton, Georgia; Harrington, Delaware; and Scunthorpe, England, have a total rated annual production capacity of approximately 245 million pounds. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for these facilities (exclusive of Scunthorpe) was 77%. CT Film's sales increased from $109 million in 1989 to approximately $147 million in 1993, an increase of approximately 35%, while its total rated annual production capacity expanded by 41%. In September 1994, CT Film, through Rexene Corporation Limited, a wholly-owned subsidiary of the Company, commenced operation of its first overseas plant in Scunthorpe, England, which was built primarily to service a new U.K. facility of CT Film's major customer, Kimberly-Clark Corporation. In 1993, CT Film had sales of approximately $147 million, or 34% of the Company's net sales.

    POLYETHYLENE. Polyethylene, the world's most widely produced polymer, is used in the manufacture of packaging and nonpackaging films, coatings for paper products, wire and cable applications, bottles and profile and foam extrusions. The Company currently produces a variety of grades of high pressure, low density polyethylene ("HPLDPE") for use in food packaging, industrial packaging, medical bottles, produce films, laminated structures, paper coatings and other applications. The Company seeks to compete with larger polyethylene producers by targeting customers that require smaller lot sizes of specially tailored, high quality products. This strategy generally affords the Company opportunities for premium pricing relative to commodity grades of polyethylene. The Company believes that the Odessa Facility, which has relatively small reactors and a total rated annual production capacity for polyethylene of approximately 405 million pounds, is well positioned to compete in these markets. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for the Company's polyethylene facilities was 97%. In 1993, the Company had polyethylene sales of approximately $120 million, or 28% of the Company's net sales.

    POLYPROPYLENE. Polypropylene is one of the fastest growing major polymers in the world. The Company manufactures polypropylene for use in specialized manufacturing applications in the medical, electrical and food packaging markets. The Company seeks to compete with larger polypropylene producers by focusing on specialty products that generally afford opportunities for premium pricing relative to commodity grades of polypropylene. The Odessa Facility has a total rated annual production capacity for polypropylene of approximately 180 million pounds. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for the Company's polypropylene facilities was 88%. In 1993, the Company had polypropylene sales of approximately $64 million, or 15% of the Company's net sales.

    APAO. The Company is a major producer of APAO, a special purpose polymer used in the production of adhesives, sealants, roofing materials, paper lamination and wire and cable applications. The Company estimates that in 1993 Rexene accounted for approximately 30% of total U.S. market for APAO and atactic polypropylene. The Odessa Facility has a total rated annual production capacity for APAO of approximately 45 million pounds. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for the Company's APAO facilities was 85%. In 1993, the Company had APAO sales of approximately $15 million, or 4% of the Company's net sales.

    STYRENE. Styrene is a raw material used principally in the production of polymers used to manufacture products such as disposable cups and trays, luggage, housewares, toys and building products. The Odessa Facility has a total rated annual production capacity for styrene of approximately 320 million pounds. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for the Company's styrene facilities was 88%. In 1993, the Company had styrene sales of approximately $61 million, or 14% of the Company's net sales.

    The corporate headquarters of Rexene, a Delaware corporation, are located at 5005 LBJ Freeway, Dallas, Texas 75244, and its telephone number is 214/450-9000.

                               BUSINESS STRATEGY

    The Company's operating strategy to market value added specialty products and to improve its operating costs is designed to allow it to compete effectively against larger competitors in both periods of rising and declining product prices. The Company believes that its operating strategy will enable it to take advantage of improved market conditions in a strong economy and to lessen the impact of depressed pricing and demand in market downturns. Over the longer term, Rexene will seek to improve its profitability by (i) maintaining its customer driven focus to provide value added specialty products and quality service, (ii) focusing on niche markets which optimize the use of the Odessa Facility, (iii) continuing to develop its plastic film business, (iv) developing new products and applications through technological innovation, (v) continuing to improve operating efficiencies, (vi) continuing to reinvest in its core plastic film and polymer businesses and (vii) continuing to reduce its balance sheet leverage.

                             RECENT INDUSTRY TRENDS

    The polyethylene, polypropylene and styrene markets in which Rexene competes are cyclical markets that are sensitive to relative changes in supply and demand, which are in turn affected by general economic conditions. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in oversupply and declining prices and margins. Following a significant improvement in domestic economic growth since the second half of 1993, these markets experienced increased levels of demand which have resulted in greater capacity utilization and higher domestic and export prices. According to CMAI, during the first six months of 1994, domestic demand for low density polyethylene ("LDPE"), polypropylene and styrene increased by approximately 9%, 14% and 5%, respectively, compared to the first six months of 1993. This increase in demand has enabled the Company and the petrochemical industry in general to increase selling prices significantly at a time when feedstock costs have either not increased or only increased modestly compared to end product prices. For example, from December 1993 to September 1994, the Company increased the average selling prices of its polyethylene, polypropylene and styrene by 28%, 18% and 66% per pound, respectively. During the same period, prices for the Company's major feedstocks, ethane and propane, were relatively stable, and the price for benzene increased 63%.

                              THE RECAPITALIZATION

    The Notes Offering is part of a recapitalization plan (the "Recapitalization") designed to increase stockholders' equity, reduce indebtedness and interest expense and improve the strategic, operating and financial flexibility of the Company. The Company believes that the Recapitalization should better position Rexene to continue to reduce its balance sheet leverage through the use of cash flow from operations. The Recapitalization includes (i) the Offerings, (ii) the establishment of a new credit facility (the "New Credit Agreement"), providing the Company with a $100 million term loan (the "Term Loan"), which will be drawn down at the closing of the Recapitalization, and an $80 million revolving line of credit (the "Revolving Credit Facility"), which is not expected to be drawn down at such closing, (iii) the call for redemption of the Company's Increasing Rate Senior Notes Due 1999 (the "Old Senior Notes") and Increasing Rate Subordinated Notes Due 2002 (the "Old Subordinated Notes" and, together with the Old Senior Notes, the "Old Notes"), and (iv) the repayment in full of the outstanding indebtedness under the Company's existing credit agreement with Transamerica Business Credit Corporation (the "Old Credit Agreement").

    The following table sets forth the estimated sources and uses of funds for the Recapitalization, assuming consummation as of November 15, 1994. In the event that the aggregate gross proceeds from the Offerings are less than $289 million, the Company may be required to arrange for alternative sources of cash, which could include additional borrowings under the New Credit Agreement or utilizing cash on hand, or a combination thereof. At September 30, 1994, the Company had unrestricted cash on hand of approximately $50.7 million.

                                                                                          (IN THOUSANDS)
SOURCES:
  Notes Offering (1)....................................................................   $    175,000
  Common Stock Offering (1).............................................................        116,000
  Borrowings under New Credit Agreement.................................................        100,000
                                                                                          --------------
    Total sources.......................................................................   $    391,000
                                                                                          --------------
                                                                                          --------------
USES:
  Repay Old Senior Notes (2)(3).........................................................   $    253,000
  Repay Old Subordinated Notes(2)(3)....................................................         99,629
  Repay borrowings under Old Credit Agreement...........................................          9,000
  Estimated fees and expenses (4).......................................................         16,441
  Excess cash (5).......................................................................         12,930
                                                                                          --------------
    Total uses..........................................................................   $    391,000
                                                                                          --------------
                                                                                          --------------

- ------------------------
(1)  Represents gross proceeds.
(2) Includes aggregate unamortized discount of approximately $59.9 million for the Old Notes at November 15, 1994.
(3) Excludes accrued interest of approximately $11.6 million on the Old Senior Notes and $5.1 million on the Old Subordinated Notes that will be paid from the Company's existing cash balances on November 15, 1994.
(4) Includes estimated underwriting discounts and commissions and related expenses of the Offerings; fees and expenses associated with the New Credit Agreement and termination of the Old Credit Agreement; and other fees and expenses payable or reimbursable by the Company in connection with the Recapitalization.
(5)  Any excess cash will be used for working capital purposes.

                             THE NOTES OFFERING(1)

Securities Offered...........  $175  million aggregate principal amount of   % Senior Notes
                               due            , 2004.

Maturity Date................             , 2004.

Interest Payment Dates.......             and         , commencing         , 1995.

Optional Redemption..........  The Senior  Notes will  not be  redeemable, in  whole or  in
                               part,  prior to          , except that, at any time prior to
                                       , the  Company  may redeem  up  to an  aggregate  of
                               $       million principal amount of Senior Notes, at a price
                               equal to   % of  the principal amount thereof, plus  accrued
                               and unpaid interest, if any, to the redemption date with the net  cash proceeds  of any  future offering  or offerings of
                               Common Stock  of the  Company;  provided, however,  that  at
                               least  $       million aggregate  principal amount of Senior
                               Notes must  remain  outstanding immediately  following  each
                               such   redemption;  and  provided  further  that  each  such
                               redemption shall occur  within 60  days of the  date of  the
                               closing  of the applicable offering. On  or after          ,
                               the Senior  Notes  will  be  redeemable,  at  the  Company's option,  in whole or in part, at the prices set forth herein plus accrued and  unpaid interest,  if any, to  the date  of redemption.  See  "Description of  Senior Notes  -- Optional
                               Redemption."

Ranking......................  The Senior Notes will be senior unsecured obligations of the
                               Company that will  rank senior  in right of  payment to  all subordinated  Indebtedness of the  Company. The Senior Notes will rank  PARI PASSU  in right  of payment  with all  other
                               Indebtedness  of the Company. However, the Senior Notes will be effectively subordinated to  secured Indebtedness of  the
                               Company  to the extent  of the value  of the assets securing such Indebtedness, including borrowings under the New Credit
                               Agreement   entered    into   in    connection   with    the
                               Recapitalization.  Indebtedness incurred pursuant to the New
                               Credit Agreement will  be secured by  substantially all  the assets  of  the  Company.  The  Company  has  no outstanding indebtedness which would be subordinate to the Senior  Notes and  has  no current  plans to  incur any  such subordinated indebtedness.  See  "Investment  Considerations  --  Secured
                               Indebtedness" and "Description of New Credit Agreement."

Change of Control............  Upon  a Change of  Control, the Company  will be required to make an offer to purchase all Senior Notes then  outstanding at  a price equal  to 101% of  the principal amount thereof, plus accrued and  unpaid interest, if  any, to the  purchase
                               date.   See  "Description  of  Senior  Notes  --  Change  of
                               Control."

Certain Covenants............  The indenture relating to the Senior Notes (the "Indenture")
                               will contain  certain covenants  that, among  other  things, limit  the ability  of the  Company and  its Subsidiaries to incur additional Indebtedness and issue Preferred Stock  and
                               limit   the  ability  of  the  Company  and  its  Restricted
                               Subsidiaries to  repurchase Capital  Stock and  subordinated
                               Indebtedness,  engage in  transactions with  its affiliates, engage in sale and  leaseback transactions, incur or  suffer
                               to   exist   certain   liens,   pay   dividends   and  other
                               distributions, make investments, sell  assets and engage  in mergers and consolidations. See "Description of Senior Notes
                               -- Certain Covenants."

Events of Default and
 Remedies....................  The  Indenture  will contain  events  of default  which will include, among others, a default for 30 days in the  payment of  interest on any  Senior Note; a  default in payment when due of  the  principal or  premium  on any  Senior  Note;  a failure  by the Company  for 30 days  to comply with certain covenants in the Indenture; a failure by the Company for  60 days after notice to comply with any of its other agreements in  the Indenture or the Senior Notes; certain defaults with respect to indebtedness (other than the Senior Notes) of the
                               Company or any of  its Restricted Subsidiaries; and  certain bankruptcy  or insolvency events with respect to the Company
                               and  any  Restricted  Subsidiary   that  is  a   Significant
                               Subsidiary.

                               If  any event of  default under the  Indenture occurs and is continuing, the trustee or  the holders of  at least 25%  in principal  amount of  the then outstanding  Senior Notes may declare all Senior Notes to be due and payable  immediately.
                               In  the case  of an  event of  default arising  from certain events of  bankruptcy  or  insolvency with  respect  to  the
                               Company  or any Restricted Subsidiary  that is a Significant
                               Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice.

Governing Law................  The Indenture will be governed by New York law.

Use of Proceeds..............  Repayment of indebtedness. See "Use of Proceeds."

Conditions to the Notes
 Offering....................  The  Notes  Offering  is  contingent  upon  the   concurrent
                               consummation  of  the Common  Stock  Offering and  the other
                               elements   of    the   Recapitalization,    including    the
                               establishment   of  the  New   Credit  Agreement.  See  "The
                               Recapitalization."

- ------------------------
(1) All capitalized terms used herein with respect to the Notes Offering and not otherwise defined herein have the meanings assigned thereto under "Description of Senior Notes -- Certain Definitions."

                           INVESTMENT CONSIDERATIONS

    Prospective purchasers of  the Senior Notes  offered hereby should  consider
carefully   the  matters  set   forth  herein  under   the  caption  "Investment
Considerations."

     SUMMARY SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

    The following table sets forth certain selected historical and pro forma consolidated financial data for the Company for the periods indicated. In October 1991, the predecessor corporation of the Company ("Old Rexene") filed a petition for reorganization under the federal bankruptcy laws from which Old Rexene emerged on September 18, 1992, pursuant to an amended plan of reorganization (the "Amended Plan") which provided for the merger of Old Rexene into a wholly owned subsidiary of Old Rexene to form the Company (the "Reorganization"). The Company adopted fresh start reporting on September 30, 1992 following consummation of the Reorganization. As a result, results of operations (other than net sales and EBITDA) for the periods after September 30, 1992 are not comparable to results of operations prior to that date.

                                                   OLD REXENE
                                                  (PREDECESSOR)                                  THE COMPANY
                                     ---------------------------------------   ------------------------------------------------
                                                                     NINE                                       NINE MONTHS
                                             YEARS ENDED            MONTHS     THREE MONTHS                        ENDED
                                             DECEMBER 31,            ENDED        ENDED        YEAR ENDED      SEPTEMBER 30,
                                     ----------------------------  SEPT. 30,   DECEMBER 31,   DECEMBER 31,   ------------------
                                       1989      1990      1991      1992          1992           1993         1993      1994
                                     --------  --------  --------  ---------   ------------   ------------   --------  --------
HISTORICAL STATEMENT OF OPERATIONS
 DATA:(1)
  Net sales........................  $608,631  $502,186  $449,728  $316,106      $ 98,854       $429,353     $326,460  $386,153
  Gross profit.....................   158,130   133,707    61,671    38,025        12,122         53,744       41,560    77,192
  Operating income.................    99,938    81,100    12,028     9,392         1,418         14,504       12,191    46,285
  Interest expense (2).............    61,111    71,732    58,374     --           12,660         49,834       36,942    37,971
  Income (loss) before income taxes
   and extraordinary items.........    53,956    18,360   (56,191)  (28,840)      (10,436)       (34,183)     (23,954)   10,482
  Income tax (expense) benefit.....   (43,751)  (15,655)   13,444    (2,636)        3,908          8,940        4,319    (4,329)
  Net income (loss) before
   extraordinary items.............    10,205     2,705   (42,747)  (31,476)       (6,528)       (25,243)     (19,635)    6,153
  Ratio of earnings to fixed
   charges (3) (4).................                                                --             --            --         1.23x

OTHER DATA:
  Depreciation and amortization....  $ 25,381  $ 22,451  $ 23,852  $ 20,062      $  4,315       $ 17,446     $ 12,925  $ 13,884
  Capital expenditures.............    18,596    28,855    33,464    11,136         3,961         17,008       10,688    21,089
  EBITDA (5).......................   125,319   103,551    35,880    29,454         5,733         31,950       25,116    60,169
  Ratio of EBITDA to interest
   expense (3) (5).................                                                --             --            --         1.58x

PRO FORMA STATEMENT OF OPERATIONS
 DATA:(6)
  Operating income.................                                                             $ 14,504               $ 46,285
  Interest expense.................                                                             $ 28,384               $ 21,276
  Net income (loss)................                                                             $(11,944)              $ 16,504
  EBITDA (5).......................                                                             $ 31,950               $ 60,169
  Ratio of EBITDA to interest
   expense (5).....................                                                                 1.13x                  2.83x
  Ratio of earnings to fixed
   charges (4).....................                                                               --                       2.13x


                                                                    AT SEPTEMBER 30, 1994
                                                                   ------------------------
                                                                               AS ADJUSTED
                                                                    ACTUAL         (6)
                                                                   ---------   ------------
BALANCE SHEET DATA:
  Cash and cash equivalents (7)....                                $ 52,964      $ 53,255
  Working capital..................                                 125,089       133,331
  Total assets.....................                                 476,781       485,235
  Long-term debt (including current
   portion):
    Face amount....................                                 361,629       275,000
    Unamortized discount (8).......                                 (61,120)       --
                                                                   ---------   ------------
    Net balance....................                                 300,509       275,000
  Stockholders' equity.............                                   2,606        86,792

- ------------------------------
(1) The financial results of a manufacturing facility in Bayport, Texas, which the Company sold in February 1990, are included in the historical statement of operations data for the years ended December 31, 1989 and 1990. Net sales and operating income for 1989 were $124.7 million and $4.1 million, respectively. Net sales and operating income of the Bayport manufacturing facility for 1990 were $16.3 million and $1.8 million, respectively.

(2) Interest expense on the indebtedness of Old Rexene accrued through October 16, 1991. In addition, interest expense on such indebtedness accrued from October 16, 1991 to December 31, 1991 in accordance with terms of an agreement with a noteholders' committee formed as part of the Reorganization. If the interest expense from October 16, 1991 to December 31, 1991 had been calculated under the term of the indebtedness of Old Rexene, the interest expense for the year ended December 31, 1991 would have aggregated $73.8 million. The Amended Plan eliminated post petition interest requirements through June 30, 1992. Interest expense from July 1, 1992 through September 30, 1992 was not classified as interest expense but reflected in reorganization expense. See Note 3 of the Notes to the Consolidated Financial Statements. Non-cash interest expense (income) was $10.8 million for the year ended December 31, 1989, ($4.6 million) for the year ended December 31, 1990 (due to the reversal of interest previously accrued in accordance with Emerging Issues Task Force ("EITF") Issue No. 86-15, "Increasing Rate Debt"), $3.3 million for the year ended December 31, 1991, zero for the nine months ended September 30, 1992 (due to the Amended Plan previously noted) $6.4 million for the three months ended December 31, 1992 and $25.4 million for the year ended December 31, 1993. Non-cash interest expense for the nine months ended September 30, 1993 and 1994 was $18.7 million and $16.2 million, respectively.

(3) The ratio of earnings to fixed charges and the ratio of EBITDA to interest expense for the periods prior to September 30, 1992 are not presented because such information is not comparable to the similar information for the periods after September 30, 1992, the date of the Company's adoption of "fresh start" reporting.

(4) For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, including, if any, the amortization of debt issue costs, accretion of debt discount, interest expense accrued in accordance with EITF Issue No. 86-15 (See Note 10 to the Consolidated Financial Statements) and one-third of rental expense (which is deemed representative of the interest factor therein). Earnings were insufficient to cover fixed charges in the historical periods ended December 31, 1992, December 31, 1993 and September 30, 1993 by $10.7 million, $35.4 million and $25.2 million, respectively. Earnings were insufficient to cover fixed charges for the pro forma period ended December 31, 1993 by $13.4 million.

(5) EBITDA means operating income before depreciation and amortization. EBITDA has been included solely to facilitate consideration of the covenants in the Indenture that are based, in part, on EBITDA and because the Company understands that it is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA is not intended to represent cash flows for the period nor has it been presented as an alternative to earnings from operations as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. EBITDA for the periods ended December 31, 1992, December 31, 1993 and September 30, 1993 was insufficient to cover interest expense by $6.9 million, $17.9 million and $11.8 million, respectively. Interest expense for such periods included non-cash interest expense as described in Note 2 above.

(6) Gives effect to the Recapitalization as described under the caption "Pro Forma Unaudited Condensed Consolidated Financial Data". See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7)  Includes restricted cash of $2.3 million.

(8)  Represents the unamortized discount on the Old Notes.

                           GLOSSARY OF INDUSTRY TERMS

"APAO"                  -- amorphous polyalphaolefins, a special purpose polymer used primarily in roofing materials and adhesives, manufactured principally to replace APP.
"APP"                   -- atactic polypropylene, a by-product of isotatic polypropylene manufacturing.
"benzene"               -- a petrochemical produced primarily from petroleum and used in the production of styrene.
"CMAI"                  -- Chemical Marketing Associates, Inc., a Houston, Texas based industry consultant.
"copolymers"            -- a polymer formed from two different chemical building blocks
                           (monomers).
"CT Film"               -- the Company's Consolidated Thermoplastics division, which produces specialty grades of polyethylene films.
"ethane"                -- an NGL component from which ethylene is produced.
"ethylene"              -- a principal raw material used by the Company to make
                           polyethylene and styrene.
"feedstocks"            -- ethane, propane and benzene, raw materials used in the
                           production of ethylene, propylene and styrene.
"film"                  -- a thin sheet of plastic.
"FPO"                   -- a flexible polyolefin polymer made from propylene.
"HDPE"                  -- high density polyethylene resin, a homopolymer produced from ethylene in a low pressure process.
"homopolymer"           -- a polymer produced from a single monomer.
"HPLDPE"                -- high pressure low density polyethylene resin.
"LDPE"                  -- low density polyethylene, resin including HPLDPE and LLDPE.
"liner grade"           -- a multi-purpose commodity grade of polyethylene.
"LLDPE"                 -- linear low density polyethylene resin.
"monomer"               -- a chemical building block from which a polymer is formed.
"NGL"                   -- natural gas liquids which are condensed from "wet" natural gas.
"olefins"               -- a particular class of petrochemicals, including ethylene and propylene.
"operating/utilization  -- derived by dividing production by total rated annual production
 rate"                     capacity.
"petrochemicals"        -- organic chemicals produced from petroleum or natural gas, including olefins, benzene and styrene.
"polyethylene"          -- a polymer formed from the polymerization of mainly ethylene.
"polymer"               -- products, such as polyethylene, polypropylene and APAO, made from the polymerization of monomers, such as ethylene and
                           propylene.
"polypropylene"         -- a polymer formed from the polymerization of mainly propylene.
"propane"               -- an NGL component from which ethylene and propylene are produced.
"propylene"             -- a principal raw material used by the Company to make
                           polypropylene and APAO.
"SPI"                   -- Society of the Plastics Industry Inc., an industry trade association.
"styrene"               -- a commodity petrochemical produced from ethylene and benzene.
"thermoplastic"         -- a polymer which after shaping can be reshaped (within
                           limitations) by the application of heat.
"total rated annual     -- official design capacity of plants at continuous use all year.
 production capacity"
"value added specialty  -- products with composition and/or performance characteristics
 products"                 different from commodity grade products for which certain
                           customers are generally willing to pay a premium price.

                           INVESTMENT CONSIDERATIONS

    The following factors, as well as the other information contained elsewhere in this Prospectus, should be carefully considered before investing in the securities being offered hereby.

INDUSTRY CYCLICALITY

    The polyethylene, polypropylene and styrene markets in which the Company competes are cyclical markets that are sensitive to relative changes in supply and demand, which are in turn affected by general economic conditions.
Historically, these markets have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of large capacity additions, resulting in oversupply and declining prices and profit margins. In the early 1980's, overcapacity in the polyethylene and polypropylene markets and weakened demand for styrene due to general economic conditions led to poor operating results for the Company and the industry in general. In the mid 1980's, construction of new production facilities slowed and increases in production capacities due to technology improvements moderated. At the same time, domestic demand grew significantly as a result of a stronger U.S. economy and export sales strengthened due in part to a weaker U.S. dollar. As a result, during fiscal years 1987 to 1989, the industry experienced increased levels of demand for its products which resulted in near full capacity utilization rates, higher domestic and export prices and record earnings. Feedstock prices were also favorable during this period. In response to this rapid increase in demand and profits, the U.S. LDPE, polypropylene and styrene industries increased total rated annual production capacity by approximately 22%, 31% and 34%, respectively, from 1988 to 1993. From 1990 to 1993, the rate in U.S. demand slowed as a result of general economic conditions, and significant production capacity was added in some of the traditional export markets in the Far East. As a consequence, the industry, including the Company, experienced during this period an overcapacity condition that resulted in a decline in utilization rates and substantially lower average selling prices and profit margins.

    Economic growth in the United States in late 1993 and 1994 resulted in significantly increased demand in the petrochemical and polymer markets in which the Company participates and higher average selling prices and higher profit margins during 1994. However, Rexene believes that, from late 1994 to 1995, additional total rated annual production capacity of approximately 1.7 billion pounds in LDPE (all of which is LLDPE, which the Company does not manufacture or sell), 230 million pounds in polypropylene and 200 million pounds in styrene could be added to the industry by the Company's competitors. Approximately one billion pounds of additional polypropylene capacity has been announced to be added by the Company's competitors during 1996. During 1993, the United States industry had total rated annual production capacity of approximately 13.7 billion pounds of LDPE, 9.8 billion pounds of polypropylene and 11.6 billion pounds of styrene. There can be no assurance that the current growth in demand for the Company's products will be sustained or that it will keep pace with anticipated or unanticipated capacity additions or other events. See "-- Competition."

PRICE VOLATILITY OF PETROCHEMICAL FEEDSTOCKS

    The Company uses large amounts of petrochemical feedstocks in the manufacturing of its chemical products. The prices of feedstocks fluctuate widely based upon the prices of natural gas and oil. During the past four years, feedstocks accounted for between approximately 24% and 32% of the Company's total cost of sales. While the Company tries to match cost increases with corresponding price increases, large increases in the prices of petrochemical feedstocks could adversely affect the Company's operating margins. There may be periods of time during which the Company is unable to pass through to customers increases in feedstock costs because of weakness in demand for, or oversupply of, the Company's products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGH LEVERAGE AND SUBSTANTIAL DEBT SERVICE REQUIREMENTS

    Following the Recapitalization, the Company will continue to be highly leveraged and have substantial debt service obligations. As of September 30, 1994, on a pro forma basis after giving effect to the Recapitalization, the Company's long-term debt would have been $265 million and the Company's stockholders' equity would have been approximately $87 million, including an extraordinary loss of approximately $24.2 million (net of income tax benefits) resulting from the redemption of the Old Notes. On such a pro forma basis, this long-term debt would have included $90 million of borrowings under the Term Loan and $175 million of Senior Notes. In addition, $10 million of borrowings under the Term Loan would be reflected as the current portion of long-term debt. See "Capitalization." The Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. For a description of the Senior Notes and the New Credit Agreement, see "Description of New Credit Agreement" and "Description of Senior Notes."

    The degree to which the Company is leveraged could have important consequences to holders of the Senior Notes of the Company, including but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (iv) such indebtedness contains and will contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

    The obligation of the lenders to fund under the New Credit Agreement is initially contingent upon the receipt by the Company of gross proceeds from the Common Stock Offering of at least $85 million and of aggregate gross proceeds from the Offerings of at least $275 million, and, thereafter, availability of borrowings under the revolving portion of the New Credit Agreement is based upon a formula related to inventory and accounts receivable. After the Recapitalization, the Company will have substantial principal repayment obligations. The Company will be required to make quarterly principal payments under the Term Loan commencing on March 31, 1995. The first four payments will each be in the amount of $2.5 million, the next four payments will each be in the amount of approximately $3.75 million and all payments thereafter will each be in the amount of $6.25 million, so as to retire such indebtedness in its entirety by November 1999. In addition, under the New Credit Agreement, the Company has certain mandatory prepayment obligations in the event annual cash
flow exceeds certain levels. The Senior Notes will mature on             , 2004.
The Company believes that following the consummation of the Offerings, based on current levels of operations and anticipated growth, its cash flow from operations, together with other available sources of liquidity, including borrowings under the Revolving Credit Facility, will be adequate for the foreseeable future to make scheduled payments of principal and interest under the New Credit Agreement and interest payments on the Senior Notes, to permit anticipated capital expenditures and to fund working capital requirements. However, the ability of the Company to satisfy these obligations depends on a number of significant assumptions, including, among other things, that (i) demand for the Company's polymers and styrene products will continue at historical levels and demand for the Company's plastic film products will continue to grow at historical rates, (ii) the Company will be able to recover any long-term raw material cost increases through higher selling prices, (iii) the Company will be able to obtain supplies of key raw materials and retain key material suppliers and key customers, and (iv) the Company will succeed in implementing its business strategy. If Rexene is unable to generate sufficient cash flow to service its indebtedness, or if for any reason borrowings under the New Credit Agreement become unavailable, it will have to adopt one or more alternatives, such as reducing or delaying planned capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, particularly in light of the Company's high levels of indebtedness, the pledge of substantially all of its assets as security for the New Credit Agreement and the restrictive covenants in the New Credit Agreement and the Indenture.

    In the event that Rexene is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, Rexene would be in default under the terms of the agreements governing such indebtedness, including the Indenture and the New Credit Agreement. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable together with accrued and unpaid interest, and the lenders under the New Credit Agreement could elect to terminate their commitments thereunder, which could result in the Company being forced to seek protection under applicable bankruptcy laws or in an involuntary bankruptcy proceeding being brought against the Company. In either event, the Company's ability to generate revenues from operations or asset sales would be limited which could further limit the Company's ability to repay its obligations under the New Credit Agreement and the principal, premium, if any, and interest on the Senior Notes. Under such circumstances, the holders of the Senior Notes could be adversely affected because secured lenders, including lenders under the New Credit Agreement, would be entitled to receive payment at least equal to the value of their collateral, which could exceed the amount recoverable by unsecured creditors, including the holders of the Senior Notes. See "-- Secured Indebtedness," "Use of Proceeds," "Description of New Credit Agreement" and "Description of Senior Notes."

RANKING OF THE SENIOR NOTES

    The Senior Notes will be unsecured obligations of the Company ranking PARI PASSU in right of payment with all other senior indebtedness of Rexene, and will be senior in right of payment to all existing and future subordinated indebtedness of Rexene. However, the Senior Notes will be effectively subordinated to secured indebtedness of the Company, including borrowings under the New Credit Agreement, to the extent of the value of the assets securing such indebtedness. In the event of the dissolution, liquidation or reorganization of, or similar proceedings relating to, Rexene, secured lenders would be entitled to receive payment at least equal to the value of their collateral, which could exceed the amount recoverable by unsecured creditors, including the holders of the Senior Notes. At September 30, 1994, on a pro forma basis after giving effect to the Recapitalization, Rexene would have had outstanding $100 million of secured indebtedness, all of which would have been outstanding pursuant to the New Credit Agreement. The Company has no outstanding indebtedness which would be subordinate to the Senior Notes and has no current plans to incur any such subordinated indebtedness. See "Use of Proceeds," "Capitalization," "Description of New Credit Agreement" and "Description of Senior Notes."

HISTORY OF NET LOSSES

    Excluding the effect of an extraordinary gain in 1992, the Company has experienced net losses in each of the past three fiscal years, including a net loss of approximately $25.2 million in 1993. Such net losses were in part due to the interest expense arising from the substantial indebtedness incurred by the Company in 1989 to fund a special dividend aggregating approximately $216 million and the payment of approximately $105 million in settlement, including expenses, of certain litigation arising from the acquisition of Old Rexene by an investor group in 1988. The Company's interest expense was substantially reduced as a result of the Company's emergence from bankruptcy on September 18, 1992 pursuant to the Reorganization and will be further reduced as a result of the Recapitalization. The Company reported net income of approximately $6.2 million for the nine months ended September 30, 1994. Assuming the redemption of the Old Notes in 1994, fourth quarter 1994 results will reflect an extraordinary loss of approximately $24.2 million (net of income tax benefits).There can be no assurance, however, that the Company will not incur net losses in the future. See "Pro Forma Unaudited Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The industries in which the Company operates are highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have substantially greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of additional capacity may reduce the Company's ability to maintain profit margins in circumstances where overcapacity develops in the industry or preserve market share in circumstances where oversupply develops in the industry. Any of these developments would have a negative impact on the Company's ability to obtain higher profit margins during periods of increased demand. See "-- Industry Cyclicality."

DEPENDENCE ON MANUFACTURING FACILITY

    All of the Company's olefins, polymers and styrene are manufactured at the Odessa Facility. Any significant interruption of operations at the olefins plant at the Odessa Facility could disrupt or eliminate the supply of ethylene and propylene to other operations at the Odessa Facility, which could have a material and adverse effect on the Company's business. See "Business -- Properties."

ENVIRONMENTAL CONSIDERATIONS

    The Company and its operations are subject to extensive federal, state, local and foreign environmental laws, rules, regulations and ordinances relating to pollution, the protection of the environment or the release or disposal of materials ("Environmental Laws") and are also subject to other federal, state, local and foreign laws and regulations regarding health and safety matters. The operation of any chemical manufacturing plant and the distribution of chemical products entail risks under Environmental Laws, many of which provide for substantial fines and criminal sanctions for violations, and there can be no assurance that material costs or liabilities will not be incurred. In addition, future developments, such as increasingly strict requirements of environmental and health and safety laws and regulations and enforcement policies thereunder, could bring into question the handling, manufacture, use, emission or disposal of substances or pollutants at the Company's facilities or the manufacture, use or disposal of certain products made from styrene or plastic resins. Potentially significant expenditures could be required in order to comply with evolving Environmental Laws that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, the Company may be required to make additional significant site or operational modifications, potentially involving substantial expenditures and reduction or suspension of certain operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    The Company's operating expenditures for environmental remediation and waste disposal were approximately $6.4 million in 1993 and are expected to be approximately $6.0 million in 1994. In 1993, the Company also expended approximately $5.1 million relating to environmental capital expenditures. In 1994, the Company expects to spend approximately $3.2 million for environmentally-related capital expenditures, which is lower than historical levels due to timing of expenditures pertaining to several projects. Thereafter for the foreseeable future, the Company expects to incur approximately $4.0 to $5.0 million per year in capital spending to address the requirements of Environmental Laws. Annual amounts could vary depending on a variety of factors, such as the control measures or remedial technologies ultimately required and the time allowed to meet such requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Environmental and Related Regulation."

    The Company also is aware that a number of potential environmental liabilities exist which relate to contaminated property at its current and former facilities, and at facilities owned by third parties. The Company has approximately $23.0 million accrued in the September 30, 1994 balance sheet as a preliminary estimate of its total potential environmental liability with respect to remediating known contamination. In addition, as part of its financial assurance requirements under the Resource Convervation and Recovery Act ("RCRA") and equivalent Texas law, the Company has deposited $10.6 million in trust to cover closure and post-closure costs and liability for bodily injury and certain types of property damages arising from sudden and non-sudden accidental occurrences at certain of the Odessa Facility's hazardous waste management units. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or that costs required to remediate such conditions will not be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Further, the Company is currently negotiating with the Texas Natural Resource Conservation Commission ("TNRCC") for a renewal of its injection well permits for the disposal of wastewater from the Odessa Facility. TNRCC has indicated that it intends to renew the Company's injection well permits for an additional three years, but not thereafter. TNRCC has granted the Company a permit to drill and operate a new deeper well to provide for wastewater disposal. Although the Company has not elected to drill such a well, Company consultants have estimated the cost of installing a new deep well injection system at approximately $6 million. The Company has also begun investigating a number of other alternative wastewater disposal systems. Although no assurances can be given, the Company believes that it will be able to use its existing wells until it develops a satisfactory alternative waste water disposal system. However, if before an alternative system is developed, the Company is forced to cease using such injection wells or the anticipated renewal permits do not provide for sufficient wastewater disposal capacity, such loss of capacity could have a material adverse effect on the Company's financial condition and results of operation. See "Business -- Environmental and Related Regulation."

FOREIGN OPERATIONS

    In September 1994, CT Film commenced operations of the Company's first overseas plant in Scunthorpe, England, which was built primarily to service a new U.K. facility to CT Film's major customer, Kimberly-Clark Corporation. The Scunthorpe plant is expected to contribute less than 3% of the Company's net sales in 1995. The customer has executed a contract giving the Company a firm commitment to purchase film through December 2001. Foreign operations are subject to special risks that can materially affect sales, profits and cash flows of these operations, including currency exchange rate fluctuations, inflation, exchange controls and changes in laws or governmental regulations.

LEGAL MATTERS

    The Company is the defendant in a number of pending lawsuits. Although there can be no assurance of the final resolution of any of these matters, the Company believes that it has meritorious defenses to the various claims made and intends to defend each suit vigorously. If, however, certain of the litigation matters described elsewhere in this Prospectus are adversely resolved, they could have a material adverse effect on the Company's financial position or results of operations. See "Business -- Litigation."

LACK OF A PUBLIC MARKET FOR THE SENIOR NOTES

    The Senior Notes are a new issue of securities, have no established trading market and may not be widely distributed. Rexene does not intend to have the Senior Notes listed for trading on any securities exchange or to seek their admission to trading in any automated quotation system. If the Senior Notes are traded after their initial issuance, they may trade at a discount from their initial public offering price depending upon many factors, including among other things, the Company's results of operations, prevailing interest rates and the market for similar securities. No assurance can be given that any market for the Senior Notes will develop, or, if any such market develops, as to the liquidity of such market. The Company has been informed by Smith Barney Inc. and Wertheim Schroder & Co. Incorporated that they currently intend to make a market in the Senior Notes, as permitted by applicable laws and regulations; however, they are not obligated to make such a market and may discontinue market making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Senior Notes. See "Underwriting."

                              THE RECAPITALIZATION

    BACKGROUND. Following a period of high industry profitability in the late 1980's, Old Rexene in 1989 paid a special dividend aggregating approximately $216 million and paid approximately $105 million in settlement, including expenses, of certain litigation arising from the acquisition of Old Rexene by an investor group in 1988. The dividend and the settlement payments were financed through the issuance of approximately $500 million of increasing rate notes due in July 1992. In 1990, a cyclical downturn in the chemical industry began, reducing industry prices and resulting in a substantial decline in the Company's operating results and liquidity. Due to a variety of factors, including the then near-term unfavorable outlook for business conditions in the chemical industry and the significant contraction of the market for high-yield debt, Old Rexene was unable to arrange a refinancing of its outstanding indebtedness.

    In response to these conditions and the pending maturity of its notes, Old Rexene met with certain large institutional investors and discussed a voluntary plan of reorganization. In October 1991, Old Rexene filed a petition for reorganization under the federal bankruptcy laws. On September 18, 1992, Old Rexene emerged from bankruptcy in accordance with a plan of reorganization providing for the merger of Old Rexene into a wholly owned subsidiary of Old Rexene to form the Company. As a result of the Reorganization, the Company, among other things, (i) reduced the principal amount of its long-term debt by approximately $66 million by replacing $403 million of debt, which was scheduled to mature in July 1992, with $337 million face amount of the Old Notes, (ii) reduced its annual cash interest requirements from approximately $74 million to a minimum amount of approximately $24 million through 1994 and (iii) issued 92.5% of the outstanding shares of Common Stock of Rexene to the holders of the Old Notes.

    RECAPITALIZATION. The Notes Offering is part of the Recapitalization, which is designed to increase stockholders' equity, reduce indebtedness and interest expense and improve the strategic, operating and financial flexibility of the Company. The Company believes that the Recapitalization should better position the Company to continue to reduce its balance sheet leverage through the use of cash flow from operations.

    The principal elements of the Recapitalization, each of which is contingent upon the concurrent consummation of the others, are:

    (i) the issuance and sale by the Company of $175 million aggregate principal amount of the Senior Notes pursuant to the Notes Offering;

   (ii) the issuance and sale by the Company of 8,000,000 shares of Common Stock pursuant to the Common Stock Offering (the gross proceeds of which are estimated to be $114 million based on an assumed offering price of $14.25 per share, the closing price of the Common Stock on September 14, 1994);

  (iii) the establishment of the New Credit Agreement providing the Company with the Term Loan of up to $100 million, which will be drawn down at the closing of the Recapitalization, and the $80 million Revolving Credit Facility, which is not expected to be drawn down at the closing of the Recapitalization, pursuant to a commitment letter (the "Commitment Letter") received from a bank (the "Bank"); and

   (iv) the call for the redemption of the Old Senior Notes and the Old Subordinated Notes and the repayment in full of the outstanding indebtedness under the Old Credit Agreement.

    Contemporaneously with the closing of the Offerings, the Company will terminate its obligations under the Old Notes and the indentures (the "Old Indentures") which govern the Old Notes pursuant to the terms thereof by irrevocably depositing with the trustee under each of the Old Indentures that amount necessary to redeem the Old Notes. Concurrently with such deposit, redemption notices will be issued to the trustee under each of the Old Indentures and to the holders of the Old Notes. These redemption notices will set the date of redemption at the earliest allowable date, which is 30 days after such notice.

                                USE OF PROCEEDS

    The net proceeds to the Company from the Notes Offering are estimated to be approximately $170 million, after deducting underwriting discounts and commissions and estimated expenses of the Notes Offering. The net proceeds to the Company from the Common Stock Offering, after deducting underwriting discounts and commissions and estimated expenses, are estimated (based on an assumed offering price of $14.50 per share, the closing price of the Common Stock on October 19, 1994) to be approximately $109.6 million ($126.0 million if the Underwriters' over-allotment option in connection with the Common Stock Offering is exercised in full).

    The net proceeds of the Offerings, together with approximately $100 million of borrowings under the Term Loan, will be used by the Company to redeem the Old Notes and to repay in full the outstanding indebtedness under the Old Credit Agreement. Any excess proceeds will be used by the Company for working capital purposes. In the event that the gross proceeds from the Offerings are less than $289 million, the Company may be required to arrange for alternative sources of cash, which could include additional borrowings under the New Credit Agreement or utilizing cash on hand, or a combination thereof. At September 30, 1994, the Company had unrestricted cash on hand of approximately $50.7 million.

    Interest rates on the Old Senior Notes and Old Subordinated Notes increase beginning in 1995 and 1996, respectively. The annual interest rate on the Old Senior Notes is 9% through November 14, 1995, 12% from November 15, 1995 through November 14, 1996 and 14% thereafter. The annual interest rate on the Old Subordinated Notes is 10% through November 14, 1996, 12% from November 15, 1996 to November 14, 1997, and 14% thereafter. For each interest period ending on or prior to November 15, 1994, the Company may pay up to 90% of the interest due on the Old Subordinated Notes by delivering additional Old Subordinated Notes in lieu of cash through a pay-in-kind feature. To date, the Company has issued an aggregate principal amount of $15.2 million in additional Old Subordinated Notes in lieu of paying interest. Upon the expiration of the pay-in-kind feature on November 15, 1994, and absent the completion of the Recapitalization, the Company's annual cash interest obligations on the Old Subordinated Notes will increase approximately $9.5 million, commencing with the semi-annual interest payment due on May 15, 1995. The Company has elected not to exercise the pay-in-kind feature for its November 15, 1994 interest payment. Interest accrues on amounts outstanding under the Old Credit Agreement at an annual rate equal to the lender's prime rate plus 1.5% (9.25% at September 30, 1994).

                                 CAPITALIZATION

    The following table sets forth the cash and cash equivalents, the current portion of long-term debt and the total capitalization of the Company as of September 30, 1994, and as adjusted to give effect to the Recapitalization. See "Use of Proceeds," "Selected Historical Consolidated Financial Data" and "Pro Forma Unaudited Condensed Consolidated Financial Data."

                                                                                            SEPTEMBER 30, 1994
                                                                                       ----------------------------
                                                                                          ACTUAL       AS ADJUSTED
                                                                                       -------------  -------------
                                                                                              (IN THOUSANDS)
Cash and cash equivalents............................................................  $   52,964     $   53,255
                                                                                       -------------  -------------
                                                                                       -------------  -------------
Current portion of long-term debt....................................................  $    --        $   10,000(1)
                                                                                       -------------  -------------
                                                                                       -------------  -------------
Long-term debt:
  Old Credit Agreement...............................................................  $    9,000     $    --
  Term Loan..........................................................................       --            90,000
  Old Senior Notes...................................................................     253,000          --
  Old Subordinated Notes.............................................................      99,629          --
  Senior Notes.......................................................................       --           175,000
  Less: unamortized discount.........................................................     (61,120)(2)      --
                                                                                       -------------  -------------
    Total long-term debt.............................................................     300,509        265,000
                                                                                       -------------  -------------
Stockholders' equity:
  Common stock.......................................................................         106            186
  Paid-in capital....................................................................      27,486        136,966
  Accumulated deficit (3)............................................................     (25,618)       (50,992)
  Foreign currency translation adjustment............................................         632            632
                                                                                       -------------  -------------
    Total stockholders' equity.......................................................       2,606         86,792
                                                                                       -------------  -------------
    Total capitalization.............................................................  $  303,115     $  351,792
                                                                                       -------------  -------------
                                                                                       -------------  -------------

- ------------------------
(1)  Represents current portion of the Term Loan.

(2)  Represents the unamortized discount on the Old Notes.

(3) The change in accumulated deficit is due to recording the extraordinary loss of approximately $24.2 million (net of income tax benefits) and other costs (approximately $1.1 million net of income tax benefits) resulting from the redemption of the Old Notes. Such losses will be recognized upon consummation of the Recapitalization.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

    The following table sets forth certain selected historical consolidated financial data for the Company for the periods indicated. Information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The historical data presented below as of September 30, 1993 and September 30, 1994 and for the nine months then ended have been derived from the interim Condensed Consolidated Financial Statements of the Company as of such dates, and the historical consolidated financial data presented below for the periods ended December 31, 1989, 1990, 1991, 1992 and 1993, and the nine months ended September 30, 1992, were derived from the Consolidated Financial Statements of the Company and Old Rexene. The Company adopted fresh start reporting on September 30, 1992 following consummation of the Reorganization. As a result, results of operations (other than net sales and EBITDA) for the periods after September 30, 1992 are not comparable to results of operations prior to that date.

                                                   OLD REXENE
                                                  (PREDECESSOR)                                  THE COMPANY
                                     ---------------------------------------   ------------------------------------------------
                                                                     NINE         THREE                         NINE MONTHS
                                              YEAR ENDED            MONTHS        MONTHS       YEAR ENDED          ENDED
                                             DECEMBER 31,            ENDED        ENDED       DECEMBER 31,     SEPTEMBER 30,
                                     ----------------------------  SEPT. 30,   DECEMBER 31,   ------------   ------------------
                                       1989      1990      1991      1992          1992           1993         1993      1994
                                     --------  --------  --------  ---------   ------------   ------------   --------  --------
STATEMENT OF OPERATIONS DATA: (1)
  Net sales........................  $608,631  $502,186  $449,728  $316,106      $ 98,854       $429,353     $326,640  $386,153
  Gross profit.....................   158,130   133,707    61,671    38,025        12,122         53,744       41,560    77,192
  Operating income.................    99,938    81,100    12,028     9,392         1,418         14,504       12,191    46,285
  Interest expense (2).............    61,111    71,732    58,374     --           12,660         49,834       36,942    37,971
  Income (loss) before income taxes
   and extraordinary items.........    53,956    18,360   (56,191)  (28,840)      (10,436)       (34,183)     (23,954)   10,482
  Income tax (expense) benefit.....   (43,751)  (15,655)   13,444    (2,636)        3,908          8,940        4,319    (4,329)
  Net income (loss) before
   extraordinary items.............    10,205     2,705   (42,747)  (31,476)       (6,528)       (25,243)     (19,635)    6,153
  Ratio of earnings to fixed
   charges (3)(4)..................                                                --             --            --         1.23x
OTHER DATA:
  Depreciation and amortization....  $ 25,381  $ 22,451  $ 23,852  $ 20,062      $  4,315       $ 17,446     $ 12,925  $ 13,884
  Capital expenditures.............    18,596    28,855    33,464    11,136         3,961         17,008       10,688    21,089
  EBITDA (5).......................   125,319   103,551    35,880    29,454         5,733         31,950       25,116    60,169
  Ratio of EBITDA to interest
   expense (3)(5)..................                                                --             --            --         1.58x
NET SALES DATA:
  Plastic film.....................  $108,660  $125,506  $135,923  $104,264      $ 34,140       $147,468     $108,514  $124,792
  Polyethylene (1).................   169,483   141,795   131,044    90,799        32,250        120,060       94,167   104,094
  Polypropylene (1)................   167,593    83,353    73,625    51,989        13,213         64,459       49,810    56,107
  APAO.............................     9,292    10,590    13,001    10,997         2,649         15,084       12,297    14,649
  Styrene..........................   132,140   126,019    80,409    49,392        13,705         61,372       47,048    63,295
  Other............................    21,463    14,923    15,726     8,665         2,897         20,910       14,624    23,216
                                     --------  --------  --------  ---------   ------------   ------------   --------  --------
      Total........................  $608,631  $502,186  $449,728  $316,106      $ 98,854       $429,353     $326,460  $386,153
                                     --------  --------  --------  ---------   ------------   ------------   --------  --------
                                     --------  --------  --------  ---------   ------------   ------------   --------  --------

                                                                       AT DECEMBER 31,
                                                    -----------------------------------------------------   AT SEPTEMBER
                                                      1989       1990       1991       1992       1993        30, 1994
                                                    ---------  ---------  ---------  ---------  ---------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents (6)...................  $  61,744  $  64,294  $  48,169  $  34,202  $  30,535     $  52,964
  Working capital.................................    119,053    133,051    109,777    104,824    105,110       125,089
  Total assets....................................    555,679    461,152    440,665    423,591    430,036       476,781
  Long-term debt (including current portion)
    Face amount...................................    416,000    403,000     --        340,249    350,342       361,629
    Unamortized discount (7)......................     --         --         --        (78,523)   (68,578)      (61,120)
    Net amount....................................    416,000    403,000     --        261,726    281,764       300,509
  Liabilities subject to compromise...............     --         --        428,297     --         --            --
  Other noncurrent liabilities....................     48,418     51,096     57,410    105,601    111,056       113,802
  Stockholders' equity (deficit)..................    (81,376)   (55,936)   (94,813)    20,106     (5,137)        2,606

- ------------------------------
(1) The financial results of a manufacturing facility in Bayport, Texas, which the Company sold in February 1990, are included in the statement of operations data for the years ended December 31, 1989 and 1990. Net sales and operating income for 1989 were $124.7 million and $4.1 million, respectively. In addition, the assets and liabilities of this facility are included in the Balance Sheet Data at December 31, 1989. Net sales and operating income of the Bayport manufacturing facility for 1990 were $16.3 million and $1.8 million, respectively.

(2) Interest expense on the indebtedness of Old Rexene accrued through October 16, 1991. In addition, interest expense on such indebtedness accrued from October 16, 1991 to December 31, 1991 in accordance with terms of an agreement with a noteholders' committee formed as part of the Reorganization. If the interest expense from October 16, 1991 to December 31, 1991 had been calculated under the term of the indebtedness of Old Rexene, the interest expense for the year ended December 31, 1991 would have aggregated $73.8 million. The Amended Plan eliminated post petition interest requirements through June 30, 1992. Interest expense from July 1, 1992 through September 30, 1992 was not classified as interest expense but reflected as a reorganization expense. See Note 3 to the Consolidated Financial Statements. Non-cash interest expense (income) was $10.8 million for the year ended December 31, 1989, ($4.6 million) for the year ended December 31, 1990 (due to the reversal of interest previously accrued in accordance with EITF Issue No. 86-15, "Increasing Rate Debt"), $3.3 million for the year ended December 31, 1991, zero for the nine months ended September 30, 1992 (due to the Amended Plan previously noted), $6.4 million for the three months ended December 31, 1992 and $25.4 million for the year ended December 31, 1993. Non-cash interest expense for the nine months ended September 30, 1993 and 1994 was $18.7 million and $16.2 million, respectively.

(3) The ratio of earnings to fixed charges and the ratio of EBITDA to interest expense for the periods prior to September 30, 1992 are not presented because such information is not comparable to the similar information for the periods after September 30, 1992, the date of the Company's adoption of "fresh start" reporting.

(4) For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, including, if any, the amortization of debt issue costs, accretion of debt discount, interest expense accrued in accordance with EITF Issue No. 86-15, "Increasing Rate Debt" (See Note 10 to the Consolidated Financial Statements) and one-third of rental expense (which is deemed representative of the interest factor therein). Earnings were insufficient to cover fixed charges in the periods ended December 31, 1992, December 31, 1993 and September 30, 1993 by $10.7 million, $35.4 million and $25.2 million, respectively.

(5) EBITDA means operating income before depreciation and amortization. EBITDA has been included solely to facilitate consideration of the covenants in the Indenture that are based, in part, on EBITDA and because the Company understands that it is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA is not intended to represent cash flows for the period nor has it been presented as an alternative to earnings from operations as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. EBITDA for the periods ended December 31, 1992, December 31, 1993 and September 30, 1993 were insufficient to cover interest expense by $6.9 million, $17.9 million and $11.8 million, respectively. Interest expense for such periods included non-cash interest expense as described in Note 2 above.

(6) Includes restricted cash of $3.7 million, $2.2 million and $2.3 million at December 31, 1992, December 31, 1993 and September 30, 1994, respectively.

(7)  Represents the unamortized discount on the Old Notes.

           PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL DATA

    The following Pro Forma Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 1994 and the year ended December 31, 1993 present pro forma operating results as if the Recapitalization had occurred as of January 1, 1993. The Pro Forma Unaudited Consolidated Balance Sheet as of September 30, 1994 gives effect to the Recapitalization as if it had occurred on that date. The pro forma adjustments are described in the notes thereto.

    The Pro Forma Unaudited Condensed Consolidated Financial Data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Pro Forma Unaudited Condensed Consolidated Financial Data does not purport to represent either future results or the results that would have occurred if the Recapitalization had occurred on the dates indicated, nor does it give effect to any matters other than those described in the notes thereto.

      PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                                  HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                                                  ----------  -------------  -----------
                                                                                              (IN THOUSANDS)
Net sales.......................................................................  $  429,353                  $ 429,353
Operating expense...............................................................     414,849                    414,849
                                                                                  ----------                 -----------
Operating income................................................................      14,504                     14,504
Interest expense................................................................     (49,834) $  21,450(1)      (28,384)
Interest income.................................................................       1,392                      1,392
Other, net......................................................................        (245)                      (245)
                                                                                  ----------  -------------  -----------
Income (loss) before income taxes...............................................     (34,183)    21,450         (12,733)
Income tax (expense) benefit....................................................       8,940     (8,151)(2)         789
                                                                                  ----------  -------------  -----------
Net loss(3).....................................................................  $  (25,243) $  13,299       $ (11,944)
                                                                                  ----------  -------------  -----------
                                                                                  ----------  -------------  -----------

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                                                  HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                                                  ----------  -------------  -----------
                                                                                              (IN THOUSANDS)
Net sales.......................................................................  $  386,153                  $ 386,153
Operating expense...............................................................     339,868                    339,868
                                                                                  ----------                 -----------
Operating income................................................................      46,285                     46,285
Interest expense................................................................     (37,971) $  16,695(1)      (21,276)
Interest income.................................................................       1,522                      1,522
Other, net......................................................................         646                        646
                                                                                  ----------  -------------  -----------
Income before income taxes......................................................      10,482     16,695          27,177
Income tax expense..............................................................      (4,329)    (6,344)(2)     (10,673)
                                                                                  ----------  -------------  -----------
Net income(3)...................................................................  $    6,153  $  10,351       $  16,504
                                                                                  ----------  -------------  -----------
                                                                                  ----------  -------------  -----------

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1994

                                     ASSETS

                                                                                 HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                                                 ----------  --------------  -----------
                                                                                             (IN THOUSANDS)
Cash and cash equivalents......................................................  $   52,964  $  109,560(4)    $  53,255
                                                                                                100,000(5)
                                                                                                175,000(6)
                                                                                               (374,268)(7)
                                                                                                 (8,163)(8)
                                                                                                 (1,838)(9)
Accounts receivable, net.......................................................      75,566                      75,566
Inventories....................................................................      55,347                      55,347
Prepaid expenses and other.....................................................       1,076                       1,076
                                                                                 ----------  --------------  -----------
  Total current assets.........................................................     184,953         291         185,244
Property, plant and equipment, net.............................................     253,115                     253,115
Reorganization value in excess of amounts allocable to identifiable assets,
 net...........................................................................       3,460                       3,460
Intangible assets, net.........................................................       3,326       8,163(8)       11,489
Other noncurrent assets........................................................      31,927                      31,927
                                                                                 ----------  --------------  -----------
                                                                                 $  476,781  $    8,454       $ 485,235
                                                                                 ----------  --------------  -----------
                                                                                 ----------  --------------  -----------

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt..............................................              $   10,000(5)    $  10,000
Accounts payable...............................................................  $   27,976                   $  27,976
Accrued liabilities............................................................       8,053                       8,053
Accrued interest...............................................................      12,639     (12,639)(7)      --
Income taxes payable...........................................................       5,312      (5,312)(3)      --
Employee benefits payable......................................................       5,884                       5,884
                                                                                 ----------  --------------  -----------
  Total current liabilities....................................................      59,864      (7,951)         51,913
Long-term debt.................................................................     300,509      90,000(5)      265,000
                                                                                                175,000(6)
                                                                                               (361,629)(7)
                                                                                                 61,120(3)
Other noncurrent liabilities...................................................      71,077     (17,074)(3)      54,003
Deferred income taxes..........................................................      42,725     (14,500)(3)      27,527
                                                                                                   (698)(9)
                                                                                 ----------  --------------  -----------
  Total liabilities............................................................     474,175     (75,732)        398,443
Commitments and contingencies..................................................      --                          --
Stockholders' equity...........................................................       2,606     109,560(4)       86,792
                                                                                                (24,234)(3)
                                                                                                 (1,140)(9)
                                                                                 ----------  --------------  -----------
                                                                                 $  476,781  $    8,454       $ 485,235
                                                                                 ----------  --------------  -----------
                                                                                 ----------  --------------  -----------

       NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL DATA

(1) Adjustment to eliminate cash and non-cash interest expense on the Old Notes and to record (i) interest expense associated with the Senior Notes (at an assumed rate of 11 1/2%) and Term Loan, (ii) fees under the New Credit Agreement, and (iii) amortization of debt issue costs resulting from the Recapitalization, net of pro forma capitalized interest. Each one half of one percent change in the assumed interest rates for both the Senior Notes and the Term Loan changes pro forma annual interest expense by $1.4 million.

(2) Adjustment to reflect the federal and state income tax impact related to the changes in interest expenses discussed above.

(3) Pro forma net income (loss) does not include the extraordinary loss that will result from the redemption of the Old Notes. This extraordinary loss is $24.2 million (net of income tax benefits) if the Recapitalization had occurred as of September 30, 1994. Such loss has been reflected in the pro forma stockholders' equity and will be reflected in the Company's historical income statement in the period during which the Old Notes are redeemed. The pro forma balance sheet adjustments also reflect the recognition of unamortized discount on the Old Notes and the reversal of non-cash interest accrued in accordance with EITF Issue No. 86-15, "Increasing Rate Debt" resulting from the redemption of the Old Notes and the recording of related income tax benefits.

(4) Adjustment giving effect to the issuance of 8 million shares of Common Stock pursuant to the Common Stock Offering at an assumed offering price per share of $14.50 (the closing price on the New York Stock Exchange on October 19, 1994), net of estimated issuance costs of $6.4 million.

(5)  Adjustment giving effect to the proceeds from the New Credit Agreement.

(6)  Adjustment giving effect to the issuance of the Senior Notes.

(7) Adjustment giving effect to the repayment of the Old Notes and related accrued interest and borrowings under the Old Credit Agreement.

(8) Adjustment to reflect the financing fees related to the New Credit Agreement and the Senior Notes.

(9) Adjustment to reflect the payment of net interest expense on the Old Notes during the redemption notice period of 30 days in compliance with the Old Indentures and payment of the termination fee related to the Old Credit Agreement. This non-recurring adjustment has not been reflected in pro forma net income and has been reflected in pro forma stockholders' equity.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The polyethylene, polypropylene and styrene markets in which Rexene competes are cyclical markets that are sensitive to relative changes in supply and demand, which are in turn affected by general economic conditions. Rexene's plastic film and APAO businesses are generally less sensitive to the economic cycles. Historically, the cyclical segments have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in oversupply and declining prices and profit margins. Following a significant improvement in domestic economic growth since the second half of 1993, these markets experienced increased levels of demand which have resulted in greater capacity utilization and higher domestic and export prices. According to CMAI, during the first six months of 1994, domestic demand for LDPE, polypropylene and styrene increased by approximately 9%, 14% and 5%, respectively, compared to the first six months of 1993. This increase in demand has enabled the Company and the petrochemical industry in general to increase selling prices significantly at a time when feedstock costs have either not increased or only increased modestly compared to end product prices. For example, from December 1993 to September 1994, the Company increased the average selling prices of its polyethylene, polypropylene and styrene by 28%, 18% and 66% per pound, respectively. During the same period, prices for the Company's major feedstocks, ethane and propane, were relatively stable, and the price for benzene increased 63%.

    Principal raw materials purchased by the Company consist of ethane, propane (extracted from natural gas liquids), propylene and benzene for the polymer and styrene businesses and polyethylene resins for the film business. The prices of feedstocks fluctuate widely based on the prices of natural gas and oil. During the past four years, feedstocks accounted for between approximately 24% and 32% of the Company's total cost of sales. As a result, the Company's ability to pass on increases in raw material costs to customers has a significant impact on operating results. Current market conditions for the Company's products indicate that increases in feedstock costs may be passed on to customers, but an adverse change in market conditions for such products could reduce pricing flexibility, including the ability to pass on any such increase.

RESULTS OF OPERATIONS

    In connection with the Reorganization, the Company adopted as of September 30, 1992, the American Institute of Certified Public Accountants' Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"). The Company's basis of accounting for financial reporting purposes changed as a result of adopting the Reorganization SOP. Specifically, the Reorganization SOP required (i) the adjustment of the Company's assets and liabilities to reflect a reorganization value generally approximating the fair value of the Company as a going concern on an unleveraged basis, (ii) the elimination of its accumulated deficit, and
(iii) adjustments to its capital structure to reflect consummation of the Amended Plan. Accordingly, the results of operations (other than net sales) after September 30, 1992 are not comparable to results of operations prior to such date, and the results of operations for the nine months ended September 30, 1992 and the three months ended December 31, 1992 have not been aggregated.

    The Company will record an extraordinary non-cash loss from the redemption of the Old Notes. Such loss will be recognized in the period during which the Old Notes are redeemed. See Note 3 of the Notes to the Pro Forma Unaudited Condensed Consolidated Financial Data appearing elsewhere herein.

    NINE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1993

    Results of operations for the nine months ended September 30, 1993 and September 30, 1994 are as follows (in thousands):

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1993        1994
                                                                        ----------  ----------
Net sales.............................................................  $  326,460  $  386,153
Operating expenses:
  Cost of sales.......................................................     284,900     308,961
  Marketing, general and administrative...............................      24,494      25,971
  Research and development............................................       4,875       4,936
                                                                        ----------  ----------
                                                                           314,269     339,868
                                                                        ----------  ----------
Operating income......................................................      12,191      46,285
Interest expense......................................................     (36,942)    (37,971)
Interest income.......................................................       1,005       1,522
Other, net............................................................        (208)        646
                                                                        ----------  ----------
Income (loss) before income taxes.....................................     (23,954)     10,482
Income tax (expense) benefit..........................................       4,319      (4,329)
                                                                        ----------  ----------
Net income (loss).....................................................  $  (19,635) $    6,153
                                                                        ----------  ----------
                                                                        ----------  ----------

    Growth in the United States economy resulted in the strengthening of the petrochemical and polymer markets in which the Company participated during the nine months ended September 30, 1994. This resulted in increased volumes, prices and margins for the Company in most of its major product lines. Net sales increased $59.7 million (or 18%) from $326.5 million for the nine months ended September 30, 1993 to $386.2 million for the nine months ended September 30, 1994 due to a general increase in demand for all product lines. Plastic film sales increased $16.3 million (or 15%) in the first nine months of 1994 as compared to the first nine months of 1993 principally due to a volume increase of 20.0 million pounds (or 18%). Styrene sales increased $16.2 million (or 35%) in the first nine months of 1994 as compared to the first nine months of 1993 due to a volume increase of 37.6 million pounds (or 19%) and a price increase of 3 cents per pound (or 15%). Polyethylene sales increased $9.9 million (or 11%) in the first nine months of 1994 as compared to the first nine months of 1993, principally due to a volume increase of 24.4 million pounds (or 10%). Polypropylene sales increased $6.3 million (or 13%) in the first nine months of 1994 as compared to the first nine months of 1993 due to a volume increase of
7.9 million pounds (or 7%). APAO sales increased $2.4 million (or 19%) in the first nine months of 1994 as compared to the first nine months of 1993, principally due to a volume increase of 5.1 million pounds (or 22%). Excess feedstock sales increased $8.2 million (or 136%) in the first nine months of 1994 as compared to the first nine months of 1993.

    The Company's gross profit percentage increased from 13% for the nine months ended September 30, 1993 to 20% for the same period in 1994 principally due to the increase in selling prices and sales volumes discussed above.

    Marketing, general and administrative expenses increased $1.5 million (or 6%) for the first nine months of 1994 as compared to the same period in 1993 principally due to higher employee benefits that are related to the Company's improved operating performance, partially offset by lower marketing and bad debt expenses. Research and development expenses for the first nine months of 1994 remained relatively stable compared to the first nine months of 1993.

    Due primarily to the factors described above, operating income increased $34.1 million (or 280%) for the nine months ended September 30, 1994 as compared to the corresponding period in 1993.

    Cash interest expense increased $3.5 million (or 19%) and non-cash interest expense decreased $2.5 million (or 13%) principally due to the decision not to exercise the pay-in-kind feature on the Old Subordinated Notes for the interest payment that will be due on November 15, 1994.

    Other, net increased $.9 million for the nine months ended September 30, 1994 as compared to the nine months ended September 30, 1993, principally due to the receipt of approximately $1.0 million of insurance proceeds received in settlement of a claim related to a prior lawsuit.

    The income tax expense of $4.3 million for the first nine months of 1994 reflects current income taxes payable of $6.8 million, partially offset by deferred income tax benefits of $2.5 million. The income tax benefit for the same period in 1993 reflects the current income tax benefits from the carryback of 1993 pre-tax losses to prior years and the effect of deferred income taxes.

    Due primarily to the factors discussed above, for the first nine months of 1994, the Company earned net income of $6.2 million as compared to a net loss of $19.6 million for the first nine months of 1993.

    1993 COMPARED TO 1992 (PRO FORMA)

    As previously discussed, as a result of the Reorganization and the Company's adoption of "fresh start" accounting principles in connection therewith, the Company's results of operations (other than net sales) subsequent to September 30, 1992 are not comparable to those of prior periods. Therefore, the following analysis compares the results for the year ended December 31, 1993 to the pro forma results for the year ended December 31, 1992. The pro forma information gives effect to the Reorganization as though it had occurred on September 30, 1991. The adjustments relate primarily to (i) the recording of interest expense in accordance with the terms of the Old Notes, (ii) the recording of depreciation of property, plant and equipment in accordance with their restated values, (iii) the recording of amortization of reorganization value in excess of amounts allocable to identifiable assets, (iv) the elimination of goodwill amortization, reorganization items and the extraordinary gain, and (v) the income tax effects for adjustments (i) through (iv) above.

    Results of operations for the year ended December 31, 1993 and the year ended December 31, 1992 (pro forma) are as follows (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                                  ------------------------
                                                                     1992           1993
                                                                  -----------     --------
                                                                  (PRO FORMA)
Net sales.....................................................     $414,960       $429,353
Operating expenses:
  Cost of sales...............................................      360,257        375,609
  Marketing, general and administrative.......................       30,629         32,641
  Research and development....................................        6,374          6,599
                                                                  -----------     --------
                                                                    397,260        414,849
                                                                  -----------     --------
Operating income..............................................       17,700         14,504
Interest expense..............................................      (49,572)       (49,834)
Interest income...............................................        1,377          1,392
Other, net....................................................       (6,818)          (245)
                                                                  -----------     --------
Loss before income taxes......................................      (37,313)       (34,183)
                                                                  -----------     --------
Income tax benefit............................................        8,116          8,940
                                                                  -----------     --------
Net loss......................................................     $(29,197)      $(25,243)
                                                                  -----------     --------
                                                                  -----------     --------

    Net sales increased $14.4 million (or 3%) for the year ended December 31, 1993 as compared to 1992 principally due to an increase in plastic film sales. Plastic film sales increased $11.8 million (or 9%) primarily due to a volume increase of 11.2 million pounds (or 7%) principally due to higher sales to the disposable diaper market and the blown coextrusion film market. APAO and excess propane and ethylene sales also contributed to the increase in sales. APAO sales increased $3.3 million (or 20%) from 1992 to 1993 principally due to an increase in sales of product purchased from the Ube Rexene Corporation joint venture located in Japan. Excess ethylene and propane sales increased $5 million due to changes in the feedstock mix at the olefin plant. These increases were partially offset by a $3 million (or 2%) decrease in polyethylene sales and a $3.1 million (or 5%) decrease in styrene sales. Polyethylene and styrene sales declined in 1993 as compared to 1992 primarily as a result of continuous pricing pressure due to an overcapacity in the industry.

    The Company's gross profit percentage remained constant at 13% in 1993 as compared to 1992. Gross profit for 1993 decreased $1.0 million (or 2%) as compared to 1992 principally due to a decrease in polyethylene gross profits of $4.4 million as a result of lower margins, partially offset by lower environmental remediation charges in 1993. Gross profit for 1992 reflected a charge to increase the Company's environmental remediation accrual. Polyethylene margins for 1993 were lower than 1992 margins principally as a result of higher ethylene transfer prices and lower selling prices for polyethylene.

    Marketing, general and administrative expenses increased $2.0 million (or 7%) from $30.6 million in 1992 to $32.6 million in 1993 principally due to an increase in marketing and related expenditures incurred to address growth opportunities for plastic film and APAO. In addition, the increase in 1993 is due to unusually low expenses in 1992 as a result of changes in estimates of incentive and benefit plan expenses and lower legal fees for general litigation resulting from the automatic stay provision of the Bankruptcy Code.

    Due primarily to the factors described above, operating income decreased $3.2 million (or 18%) from $17.7 million in 1992 to $14.5 million in 1993.

    Other, net decreased $6.6 million (or 96%) from $6.8 million in 1992 to $.2 million in 1993 principally due to a $7.4 million accrual in 1992 relating to the adverse judgment (including estimated attorneys' fees) on the Izzarelli class action lawsuit, partially offset by $1.5 million of business interruption insurance proceeds received in 1992 for an electrical outage at the Odessa Facility in May 1991. See "Business -- Litigation."

    The 1993 results include an income tax benefit of $8.9 million as compared to a benefit of $8.1 million for 1992. As a result of adoption of Statement of Financial Accounting Standards 109, "Accounting for Income Taxes" on September 30, 1992, the income tax benefit for 1993 is not comparable to the income tax benefit for 1992.

    Due primarily to the factors described above, the net loss decreased $4.0 million (or 14%) from $29.2 million in 1992 to $25.2 million in 1993.

    1992 COMPARED TO 1991

    As previously discussed, as a result of the Reorganization and the Company's adoption of "fresh start" accounting principles in connection therewith, the Company's results of operations (other than net sales) subsequent to September 30, 1992 are not comparable to those of prior periods. Therefore, the following analysis compares the results for the three months ended December 31, 1992 to the results for the three months ended December 31, 1991 on a pro forma basis as described in the following sentence, and compares the results for the nine months ended September 30, 1992 to the nine months ended September 30, 1991. The pro forma information for the three months ended December 31, 1991 gives effect to the Reorganization as though it had occurred on September 30, 1991. The adjustments relate primarily to (i) the recording of interest expense in accordance with the terms of the Old Notes, (ii) the recording of depreciation of property, plant and equipment in accordance with their restated values, (iii) the recording of amortization of reorganization value in excess of amounts allocable to identifiable assets, and (iv) the income tax effects for adjustments (i) through (iii) above.

    Results of operations for the three months ended December 31, 1992 and the three months ended December 31, 1991 (pro forma), and the results of operations for the nine months ended September 30, 1992 and the nine months ended September 30, 1991 are as follows (in thousands):

                                               NINE MONTHS ENDED      THREE MONTHS ENDED
                                                 SEPTEMBER 30,           DECEMBER 31,
                                              --------------------  ----------------------
                                                1991       1992        1991        1992
                                              ---------  ---------  -----------  ---------
                                                                    (PRO FORMA)
Net sales...................................  $ 350,902  $ 316,106   $  98,826   $  98,854
Operating expenses:
  Cost of sales.............................    299,356    278,081      87,523      86,732
  Marketing, general and administrative.....     32,446     23,918      10,132       9,045
  Research and development..................      4,546      4,715       1,709       1,659
                                              ---------  ---------  -----------  ---------
                                                336,348    306,714      99,364      97,436
                                              ---------  ---------  -----------  ---------
Operating income (loss).....................     14,554      9,392        (538)      1,418
Interest expense............................    (49,397)    --         (12,660)    (12,660)
Other, net..................................      4,402        282        (651)        806
Debt restructuring costs....................     (9,786)    --          --          --
Reorganization items........................     --        (38,514)     --          --
                                              ---------  ---------  -----------  ---------
Loss before income taxes and extraordinary
 gain.......................................    (40,227)   (28,840)    (13,849)    (10,436)
                                              ---------  ---------  -----------  ---------
Income tax (expense) benefit................      8,567     (2,636)      3,352       3,908
                                              ---------  ---------  -----------  ---------
Loss before extraordinary gain..............    (31,660)   (31,476)    (10,497)     (6,528)
Extraordinary gain..........................     --        123,672      --          --
                                              ---------  ---------  -----------  ---------
Net income (loss)...........................  $ (31,660) $  92,196   $ (10,497)  $  (6,528)
                                              ---------  ---------  -----------  ---------
                                              ---------  ---------  -----------  ---------

    THREE MONTHS ENDED DECEMBER 31, 1992 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1991
     (PRO FORMA)

    Net sales remained constant for the three months ended December 31, 1992 as compared to the three months ended December 31, 1991. Polyethylene sales increased $2.7 million (or 9%) principally due to an increase in average selling prices of 4 cents per pound (or 12%). The increase in average selling prices was due to high capacity utilization in the HPLDPE resin industry. The polyethylene sales increase was offset by a decrease in polypropylene sales of $2.7 million (or 17%) for the three months ended December 31, 1992 compared to the same period in 1991 principally due to a decrease in sales volumes of 3.1 million pounds (or 9%) and a decrease in average selling prices of 4 cents per pound (or 9%). The decreased polypropylene sales volume was primarily due to lower demand resulting from overall economic conditions and oversupply in the global polypropylene markets.

    The Company's gross profit percentage increased from 11% in the three months ended December 31, 1991 to 12% in the 1992 period principally due to the 4 cents per pound polyethylene price increase.

    Marketing, general and administrative expenses decreased $1.1 million (or 11%) from $10.1 million for the three months ended December 31, 1991 to $9.0 million for the three months ended December 31, 1992 principally due to cost reduction and containment efforts.

    Due primarily to the factors described above, operating income was $1.4 million for the three months ended December 31, 1992 as compared, on a pro forma basis, to an operating loss of $.5 million for the corresponding period in 1991.

    Other, net increased $1.5 million for the three months ended December 31, 1992 as compared to the same period in 1991 principally because of a reimbursement from an escrow account established during a merger of the Company in 1988 of approximately $1.0 million for the net cost, plus interest thereon, of defending certain lawsuits.

    Due primarily to the factors described above, the net loss for the three months ended December 31, 1992 decreased by $4.0 million (or 38%) to $6.5 million, as compared, on a pro forma basis, to $10.5 million for the corresponding period in 1991.

    NINE MONTHS ENDED SEPTEMBER 30, 1992 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1991

    Net sales decreased $34.8 million (or 10%) from $350.9 million for the nine months ended September 30, 1991 to $316.1 million for the nine months ended September 30, 1992 principally due to lower styrene, polyethylene and polypropylene sales. Styrene sales decreased $16.1 million (or 25%) in the first nine months of 1992 as compared to the first nine months of 1991 due to a volume decrease of 20.3 million pounds (or 9%) and a price decrease of 4.9 cents per pound (or 17%). The decrease in styrene volumes was primarily due to lower plant utilization rates which were implemented to minimize operating losses and to focus on key customers. Polyethylene sales decreased $10.6 million (or 10%) in the first nine months of 1992 as compared to the first nine months of 1991 due to a volume decrease of 22.1 million pounds (or 8%) and a price decrease of 1.0 cent per pound (or 3%). The polyethylene volume decrease was primarily due to lower demand resulting from sluggish economic conditions during the early part of the year. Polypropylene sales decreased $5.5 million (or 10%) in the first nine months of 1992 as compared to the first nine months of 1991 due to a price decrease of 2.1 cents per pound (or 5%) and a volume decrease of 6.5 million pounds (or 5%). The decrease in polypropylene volumes was due to a variety of factors including lower plant utilization rates and overall economic conditions. Plastic film sales for the first nine months of 1992 remained relatively stable as compared to the comparable period in 1991.

    The Company's gross profit percentage decreased from 15% for the nine months ended September 30, 1991 to 12% for the same period in 1992 principally due to the lower average selling prices discussed above and due to an increase to the Company's environmental remediation accrual.

    Marketing, general and administrative expenses decreased $8.5 million (or 26%) from $32.4 million for the nine months ended September 30, 1991 to $23.9 million for the nine months ended September 30, 1992 principally due to cost containment efforts and lower legal fees for general litigation because of the automatic stay provision of the federal bankruptcy laws. (Also see professional fees associated with the Reorganization discussed below). Due primarily to the factors described above, operating income for the nine months ended September 30, 1992 decreased $5.2 million (or 35%) to $9.4 million, as compared to $14.6 million for the corresponding period in 1991.

    Interest expense on the senior and subordinated notes of Old Rexene was accrued through October 18, 1991. In addition, interest expense was accrued from October 18, 1991 to December 31, 1991 in accordance with an agreement in principle between the Company and the holders of senior and subordinated notes of Old Rexene prior to the approval of the Amended Plan. The Amended Plan eliminated postpetition interest requirements through June 30, 1992. Therefore, postpetition interest of $6.8 million accrued as of December 31, 1991 was reversed in the first quarter of 1992 and is included in other, net on the condensed consolidated statement of operations for the nine months ended September 30, 1992. Interest expense from July 1, 1992 through September 30, 1992 is included in reorganization items.

    Other, net for the nine months ended September 30, 1992, includes a $7.4 million accrual relating to the adverse judgment (including estimated attorneys' fees) on the Izzarelli class action lawsuit, partially offset by the reversal of postpetition interest of $6.8 million accrued as of December 31, 1991 discussed above, and $1.5 million of business interruption insurance proceeds received for an electrical outage at the Odessa Facility in May 1991. See "Business -- Litigation."

    The Reorganization items for the nine months ended September 30, 1992 are described in Note 3 to the Consolidated Financial Statements. In the first nine months of 1992, the Company incurred $12.6 million of professional fees associated with the Reorganization. In the first nine months of 1991, the Company incurred $9.8 million of debt restructuring costs.

    The Company recorded income tax expense of $2.6 million on a loss before income taxes of $28.8 million for the nine months ended September 30, 1992. There are permanent differences between the Company's income for financial reporting purposes and tax purposes resulting principally from the lower tax basis for assets purchased when the Company was sold in 1988. These permanent differences cause the effective income tax rate to be higher than the statutory income tax rate for federal and state income taxes with the effective rate being greater in periods of lower taxable income.

    In the third quarter of 1992, the Company recorded an extraordinary gain of $123.7 million as a result of exchanging the senior and subordinated notes of Old Rexene for the Old Notes and Common Stock under the Amended Plan.

    Due primarily to the factors described above, the Company had net income of $92.2 million for the nine months ended September 30, 1992 (or a net loss before extraordinary gain of $31.5 million) compared to a net loss of $31.7 million for the corresponding period in 1991.

LIQUIDITY AND CAPITAL RESOURCES

    During the nine months ended September 30, 1994, cash generated from operations increased $26.2 million as compared to the comparable period in 1993. This increase was principally due to higher operating income and receipt of $5.5 million of federal income tax refunds, partially offset by the effect of increased accounts receivable resulting principally from higher sales.

    The New Credit Agreement provides for up to $100 million of term loans and up to $80 million of revolving credit loans for working capital and for letters of credit. The Company will be required to repay a portion of its borrowings under the Term Loan each year, commencing in 1995, so as to retire such indebtedness in its entirety by November 1999. Availability of borrowings under the Revolving Credit Facility will be based upon a formula related to inventory and accounts receivable and is contingent upon the receipt by the Company of gross proceeds from the Common Stock Offering of at least $85 million and of aggregate gross proceeds from the Offerings of at least $275 million. See "Description of New Credit Agreement."

    After the Recapitalization, the Company will have substantial principal repayment obligations. The Company will be required to make quarterly principal payments under the Term Loan commencing on March 31, 1995. The first four payments will each be in the amount of $2.5 million, the next four payments will each be in the amount of approximately $3.75 million and all payments thereafter will each be in the amount of $6.25 million, so as to retire such indebtedness in its entirety by November 1999. In addition, under the New Credit Agreement, the Company has certain mandatory prepayment obligations in the event annual
cash  flow exceeds certain levels. The Senior Notes will mature on             ,
2004. The Company believes that following the consummation of the Offerings, based on current levels of operations and anticipated growth, its cash flow from operations, together with other available sources of liquidity, including borrowings under the Revolving Credit Facility, will be adequate for the foreseeable future to make scheduled payments of principal and interest under the New Credit Agreement and interest payments on the Senior Notes, to permit anticipated capital expenditures and to fund working capital requirements. However, the ability of the Company to satisfy these obligations depends on a number of significant assumptions regarding the demand for the Company's products, raw material costs and other factors. See "Investment Considerations
- -- High Leverage and Substantial Debt Service Requirements."

    The Indenture and the New Credit Agreement will contain covenants which, among other things, restrict the ability of the Company to incur additional indebtedness, create or permit liens, effect certain asset sales and engage in certain mergers or similar transactions. The New Credit Agreement will also contain certain financial covenants relating to the financial condition of the Company, including covenants relating to the ratio of its earnings to its interest expense, the ratio of its earnings to its fixed charges and a leverage ratio. These covenants could limit the Company's ability to obtain additional financing and engage in certain corporate activities. Continued compliance with such covenants will depend upon a variety of factors, including general economic conditions and other factors beyond the control of the Company. See "Investment Considerations," "Description of New Credit Agreement" and "Description of Senior Notes."

    During 1992 and 1993, the Company expended approximately $15.1 and $17.0 million, respectively, for capital expenditures. For 1994, the Company has budgeted $31.0 million for capital expenditures, of which approximately $21.1 million had been spent through September 1994. For 1995, the Company has budgeted approximately $30.0 million for proposed capital expenditures. In addition, the Company is exploring a number of possible product development opportunities which would require additional capital expenditures. For example, the Company has announced the development of a new polyolefin polymer, REXFLEX-TM- FPO. The Company is currently producing experimental quantities of this product in a small-scale pilot plant at the Odessa Facility and is in the process of developing process technology for a commercial plant. At this time, however, no budgeting decision has been made regarding this or other similar projects.

    A number of potential environmental liabilities exist which relate to contaminated property. In addition, a number of potential environmental costs relate to pending or proposed environmental regulations. No assurance can be given that all of the potential liabilities arising out of the Company's present or past operations have been identified or that the amounts that might be required to remediate such sites or comply with pending or proposed environmental regulations can be accurately estimated; however, on the basis of reasonable investigation and analysis, management believes that the approximately $23.0 million accrued in the September 30, 1994 balance sheet is adequate for the total potential environmental liability of the Company with respect to contaminated sites. If, however, additional liabilities with respect to environmental contamination are identified, there is no assurance that additional amounts that might be required to remediate such potential sites would not have a material adverse effect on the financial condition of the Company. In addition, future regulatory developments could restrict or possibly prohibit existing methods of environmental compliance, such as the disposal of waste water in deep injection wells. At this time, the Company is unable to determine the potential consequences such possible future regulatory developments would have on its financial condition. Management continually reviews on an on-going basis its estimates of potential environmental liabilities. The Company does not currently carry environmental impairment liability insurance to protect it against such contingencies because such coverage is available only at great cost and with broad exclusions. As part of its financial assurance requirements under RCRA and equivalent Texas law, the Company has deposited $10.6 million in trust to cover closure and post-closure costs and liability for bodily injury and certain types of property damage arising from sudden and non-sudden accidental occurrences at certain of the Odessa Facility's hazardous waste management units. This deposit is included in other noncurrent assets in the September 30, 1994 balance sheet. This amount deposited in trust does not cover the costs of addressing existing contamination at the Odessa Facility.

    The Company's operating expenditures for environmental remediation and waste disposal were approximately $6.4 million in 1993 and are expected to be approximately $6.0 million in 1994. In 1993 the Company also expended approximately $5.1 million relating to environmental capital expenditures. In 1994, the Company expects to spend approximately $3.2 million for environmentally-related capital expenditures, which is lower than historical levels due to timing of expenditures pertaining to several projects. Thereafter for the foreseeable future, the Company expects to incur approximately $4.0 to $5.0 million per year in capital spending to address the requirements of Environmental Laws. Annual amounts could vary depending on a variety of factors, such as the control measures or remedial technologies ultimately required and the time allowed to meet such requirements. See "Business -- Environmental and Related Regulation."

                                    BUSINESS

INDUSTRY

    The polyethylene, polypropylene and styrene markets in which Rexene competes are cyclical markets that are sensitive to relative changes in supply and demand, which are in turn affected by general economic conditions. Rexene's plastic film and APAO businesses are generally less sensitive to economic cycles. Historically, the cyclical segments have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in oversupply and declining prices and profit margins. In the early 1980's, overcapacity in the polyethylene and polypropylene markets and weakened demand for styrene due to general economic conditions led to poor operating results for the Company and the industry in general. In the mid 1980's, construction of new production facilities slowed and increases in production capacities due to technology improvements moderated. At the same time, domestic demand grew significantly as a result of a stronger U.S. economy and export sales strengthened due in part to a weaker U.S. dollar. As a result, during fiscal years 1987 to 1989, the industry experienced increased levels of demand for its products which resulted in near full capacity utilization rates, higher domestic and export prices and record earnings. Feedstock prices were also favorable during this period. In response to this rapid increase in demand and profits, the U.S. LDPE, polypropylene and styrene industries increased total rated annual production capacity by approximately 22%, 31% and 34%, respectively, from 1988 to 1993. During the period 1990 to 1993, the rate in U.S. demand slowed as a result of the general economic conditions, and significant production capacity was added in some of the traditional export markets in the Far East. As a consequence, the industry, including the Company, experienced during this period an overcapacity condition that resulted in a decline in utilization rates and substantially lower average selling prices and margins.

    Following a significant improvement in domestic economic growth since the second half of 1993, these markets experienced increased levels of demand which have resulted in greater capacity utilization and higher domestic and export prices. According to CMAI, during the first six months of 1994, domestic demand for LDPE, polypropylene and styrene increased by approximately 9%, 14% and 5%, respectively, compared to the first six months of 1993. This increase in demand has enabled the Company and the petrochemical industry in general to increase selling prices significantly at a time when feedstock costs have either not increased or only increased modestly compared to end product prices. For example, from December 1993 to September 1994, the Company increased the average selling prices on its polyethylene, polypropylene and styrene by 28%, 18% and 66% per pound, respectively. During the same period, prices for the Company's major feedstocks, ethane and propane, were relatively stable, and the price for benzene increased 63%.

POLYMERS

    POLYETHYLENE. The chart below details the average domestic selling prices (for liner grade HPLDPE) and capacity utilization rates for the U.S. LDPE industry during the period 1981 through September 30, 1994. Utilization rates are derived by dividing production by total rated annual production capacity. LDPE utilization rates are used because HPLDPE industry utilization rate data are unavailable. However, the Company believes that since 1988 historical HPLDPE utilization rates have equalled or exceeded historical LDPE utilization rates.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             Opr Rate    Domestic
1981              81.0        36.4
1982              77.4        28.0
1983              88.1        34.4
1984              87.3        35.6
1985              88.2        29.4
1986              86.8        29.8
1987              91.8        33.6
1988              92.5        48.3
1989              79.2        44.3
1990              83.8        40.3
1991              81.9        33.2
1992              85.4        32.1
1993              88.1        30.7
I Q 94           92.00       28.00
II Q 94          93.50       32.33
III Q 94 e       91.20       36.00
IV Q 94 e        91.40       40.33

    Source: CMAI
    Industry utilization rates based on LDPE
    Price cents/pound based on HPLDPE
    1994 third quarter estimated by CMAI

    Polyethylene is the largest volume polymer in the world and is consumed in a wide variety of consumer and industrial applications. In 1993, according to CMAI, the total U.S. demand (including exports) for LDPE was approximately 13.2 billion pounds, consisting of 7.4 billion pounds of high pressure low density
polyethylene  ("HPLDPE")  and   5.8  billion  pounds   of  linear  low   density
polyethylene ("LLDPE"). LDPE can be extruded or molded alone or with other resins and additives into a wide variety of industrial and consumer products, including film products (e.g., food packaging and pallet stretch wrap, coatings, bags, grocery sacks, toys and bottles). Although both types of LDPE are used to make the foregoing types of products, LLDPE has some physical properties, including film strength, that make it more suitable for some uses (e.g., trash bags and stretch wrap) than HPLDPE. In contrast, HPLDPE is easier to extrude and has the advantage of higher clarity. Rexene currently only participates in the HPLDPE segment. According to the Society of the Plastics Industry, Inc. ("SPI"), an industry trade association, total U.S. consumption of LDPE grew at an average annual rate of approximately 4.3% from 1988 to 1993.

    According to CMAI, in 1993 the U.S. LDPE market was comprised of 14 producers, with a total rated annual production capacity for HPLDPE of approximately 8.1 billion pounds and an annual production capacity dedicated exclusively for the production of LLDPE of approximately 5.6 billion pounds.
According to CMAI, the LDPE industry operated at a utilization rate of approximately 88.1% in 1993. With LDPE demand projected to grow by approximately 6.5% in 1994 over the previous year, CMAI estimates the overall LDPE industry's utilization rate will increase to approximately 92.5% in 1994, with both the HPLDPE and LLDPE industries operating at a rate of approximately 93.6% and 91.1%, respectively. The LDPE industry is projected by CMAI to have a utilization rate of approximately 92% during 1995.

    POLYPROPYLENE. The chart below details the average selling prices (general purpose, injection molding homopolymer grade) and capacity utilization rates for the U.S. polypropylene industry during 1981 through September 30, 1994. Utilization rates are derived by dividing production by total rated annual production capacity.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             Opr Rate    Domestic
1981              82.6        37.8
1982              71.5        36.8
1983              87.6        35.1
1984              92.7        37.9
1985              91.4        34.8
1986              96.9        32.5
1987              96.5        40.3
1988              97.6        49.1
1989              87.5        42.3
1990              91.9        35.6
1991              88.6        34.5
1992              86.3        31.5
1993              88.4        26.7
I Q 94           93.80       27.00
II Q 94          92.30       30.17
III Q 94 e       92.20       33.00
IV Q 94 e        91.20       36.00

    Source: CMAI
    1994 third quarter estimated by CMAI

    Polypropylene is by volume sales one of the fastest growing major polymers. According to CMAI, demand (including exports) for this polymer was approximately
8.9 billion pounds in 1993. Polypropylene is consumed in a variety of applications, including automotive, appliance, housing, packaging, consumer products, medical and electrical/electronic. According to SPI, domestic consumption of polypropylene grew at an average annual rate of approximately 6.7% from 1988 to 1993.

    According to CMAI, in 1993 the U.S. polypropylene market consisted of 17 producers with a total rated annual production capacity of approximately 9.8 billion pounds. CMAI estimated the industry operating rate to have been approximately 88% in 1993. With industry capacity expected to increase by
approximately  550  million  pounds  in  1994  and  total  demand  (net  of   an
approximately 13% decline in export sales) expected to grow by approximately 8.9%, CMAI estimates the industry's utilization rate will be approximately 92% during 1994. Since no material change in annual production capacity has been announced for 1995, CMAI estimates that a 4.9% growth in total demand should result in an increase in the industry's utilization rate to 95% in 1995. In addition, approximately one billion pounds of additional capacity increases have been announced for 1996.

    AMORPHOUS POLYALPHAOLEFINS (APAO). APAO is used in a variety of applications including adhesives, sealants, roofing materials, paper lamination and wire and cable applications. While no definitive volume figures are available for this industry, Rexene's management estimates the total U.S market (including exports and imports) demand for APAO and atactic polypropylene ("APP") was approximately 150 million pounds in 1993. In addition to the APAO supplied by Rexene and one other producer in the U.S., customers also obtain a portion of their needs from the supply of APP. APP is produced as a by-product material in polypropylene processes that use a standard catalyst. The supply of the by-product APP is declining as the remaining U.S. and global polypropylene producers shift their production to more economical high activity catalyst systems that produce no by-product APP.

STYRENE

    The chart below details the average selling prices and capacity utilization rates for the U.S. styrene industry during the period 1981 through September 30, 1994. Utilization rates are derived by dividing production by total rated annual production capacity.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             Opr Rate    Domestic
1981              81.5        35.7
1982              72.2        29.3
1983              83.0        29.7
1984              88.9        29.1
1985              91.7        24.5
1986              94.6        18.5
1987              96.5        35.0
1988              98.9        45.1
1989              97.6        40.8
1990              87.4        38.8
1991              89.3        28.7
1992              87.6        24.7
1993              87.4        24.3
I Q 94           94.20       24.40
II Q 94         101.50       29.10
III Q 94 e       98.60       34.50
IV Q 94 e        86.30       40.00

    Source: CMAI
    1994 third quarter estimated by CMAI

    Styrene is a basic petrochemical used in a variety of applications, including packaging, housing, automotive and appliances. In 1993, U.S. demand (including exports) totaled approximately 10.9 billion pounds. According to CMAI, domestic consumption of styrene grew at an average annual rate of 1.3% from 1988 to 1993. Following the record results in 1988, demand for styrene in the U.S. declined each year through 1991 due primarily to sluggish economic growth and environmental concerns related to the use of polystyrene, its largest volume derivative. According to CMAI, growth in domestic demand has improved since 1992 with increases of approximately 8.7% and 5.4% in 1992 and 1993, respectively. CMAI estimates that domestic demand will increase by approximately 4.2% in 1994.

    In 1993, the U.S. styrene market consisted of 10 producers with total annual rated production capacity of approximately 11.6 billion pounds. According to CMAI, the industry operated at a utilization rate of approximately 87.4% in 1993. The U.S. supply is currently supplemented by approximately 600 million pounds of imports, primarily from Canada. Based on the estimated growth in styrene demand, CMAI estimates that domestic operating rates for the industry will be approximately 95% in 1994.

PLASTIC FILM

    The U.S. polyethylene film industry is highly fragmented, with over 450 producers ranging from a few large national producers such as CT Film to many small, regional producers. Polyethylene films are used for a variety of packaging and non-packaging applications for consumer and industrial uses, including trash bags, carry-out/retail bags, food and non-food packaging, personal care, medical uses, agricultural and horticultural uses, greenhouse, construction uses, stretch films for industrial uses and shrink films for consumer and industrial packaging.

    According to SPI, on the basis of polyethylene resins sold into the film market, the size of the U.S. market was estimated to be approximately 8 billion pounds in 1993. According to SPI, domestic demand for polyethylene films has grown at an average annual rate of approximately 5.6% from 1988 to 1993.

BUSINESS STRATEGY

    The Company's operating strategy to market value added specialty products and to improve its operating costs is designed to allow it to compete effectively against larger competitors in both periods of rising and declining prices. The Company believes that its operating strategy will enable it to take advantage of improved market conditions in a strong economy and to lessen the impact of depressed pricing and demand in market downturns. However, there can be no assurance that the Company will be able to succeed in implementing its business strategy. See "Investment Considerations."

    The following factors are central to the Company's operating strategy:

    - MAINTAIN CUSTOMER DRIVEN FOCUS TO PROVIDE VALUE ADDED SPECIALTY PRODUCTS AND QUALITY SERVICE: The Company seeks to be the premier provider of specialty polymers, tailored with tight performance specifications and high quality standards to the customer's specific applications. The Company believes that this focus distinguishes it from larger competitors, many of which focus primarily on customers that require large quantity, commodity grade products where competition is based primarily on price. The Company believes that its focus on the production of higher-margin, specialty polymers will enable the Company to maintain premium pricing relative to commodity grades of these products and preserve market share during periods of oversupply in the industry.

    - FOCUS ON NICHE MARKETS WHICH OPTIMIZE USE OF THE ODESSA FACILITY: The Odessa Facility has smaller polymer reactors than many of its competitors. For example, each of the polyethylene reactors at the Odessa Facility has a total rated annual production capacity of 75 million pounds or less, as compared to some of the Company's competitors which have polyethylene reactors with total rated annual production capacity ranging from 200 million to 500 million pounds. The Company believes, therefore, that it is in a better position than such competitors to respond efficiently and with greater flexibility to customer requirements for specially tailored, high quality products in small lot sizes. The Company currently produces over 300 different grades of polymers, and is one of only two domestic producers of a super clean grade of polypropylene utilized for medical applications and one of only two domestic on-purpose producers of APAO. Because of their added value, the Company's specialty polymers are generally priced as performance resins, thus yielding profit margins for Rexene generally higher than those that it otherwise would realize from the sale of commodity grade products.

    - CONTINUE TO DEVELOP PLASTIC FILM BUSINESS: CT Film sales increased from approximately $109 million in 1989 to approximately $147 million in 1993, an increase of approximately 35%. During the same period, the Company increased its total rated annual film production capacity from approximately 160 million pounds to approximately 225 million pounds. In September 1994 the Company commenced operation of a new film production plant with an annual rated production capacity of 20 million pounds in Scunthorpe, England. The Company intends to continue to grow its plastic film business through increased capacity utilization and, when appropriate, capacity expansions and selected acquisitions. The Company believes that such growth may reduce its sensitivity to the commodity chemical cycle, because demand and profit margins in the plastic film markets in which Rexene competes tend to be relatively stable.

    - DEVELOP NEW PRODUCTS  AND APPLICATIONS  THROUGH TECHNOLOGICAL  INNOVATION:
      The Company continually seeks to enhance and expand its portfolio of specialty polymers through sustained in-house research and development and licensing arrangements. For example, APAO, a special purpose polymer used primarily in roofing materials and adhesives, was developed by the Company in 1986. This polymer was developed principally to replace APP, a by-product of polypropylene manufacturing, with an on-purpose higher quality polymer. The Company's latest product development is a new polyolefin polymer, REXFLEX-TM- FPO. The Company believes that FPO has the potential for use in a wide variety of applications, including in automotive components, containers for personal care products and medical devices. Although the Company has made no budgeting decision with respect to the development of any specific new product, the Company is currently producing experimental quantities of FPO in a pilot plant at the Odessa Facility and is currently developing the process technology for a commercial plant. See "New Product Development."

    - CONTINUE TO IMPROVE OPERATING EFFICIENCIES: The Company's operating strategy includes making selective capital expenditures designed to modernize and upgrade its facilities, reduce its production costs and enable it to continue to produce technologically advanced products. For example, the Company has recently approved capital expenditures of approximately $4 million to upgrade portions of the olefins plant at the Odessa Facility, which should lower unit costs for olefin production. In addition, the Company has begun a program to selectively modernize and upgrade both cast and blown equipment at its plastic film production facilities to improve capacity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    - CONTINUE TO REINVEST IN CORE BUSINESSES AND REDUCE BALANCE SHEET LEVERAGE:
      The polyethylene, polypropylene and styrene markets in which Rexene competes are highly cyclical. The market is currently experiencing a period of price escalation; industry capacity utilization rates are increasing and firming while demand continues to grow. Recent price increases announced by major domestic polymer and styrene producers, including the Company, have made it likely that average prices will continue at or above current levels during 1994 and 1995. The Company's strategy is to take advantage of periods of market upturns by using cash flow generated during these periods to make capital expenditures and other reinvestments in its businesses and to continue to reduce the balance sheet leverage of the Company. Although no assurance can be given, based upon announced expansions to date, the Company does not believe that additional capacity from competitors will materially affect the Company's operating strategy through 1996. In addition, the Company intends to grow its polymer and plastic film businesses, internally and through selected strategic acquisitions and joint ventures.

PRINCIPAL PRODUCTS

    Plastic film, polyethylene, polypropylene, APAO and styrene are used by the Company's customers in different industrial processes to manufacture many diverse finished goods. Examples of these processes and principal end market products are set forth below:

PRODUCT                    INDUSTRIAL PROCESS                         PRINCIPAL END MARKET PRODUCTS
- ----------------  ------------------------------------  ---------------------------------------------------------
Plastic film      Lamination and other processes        Disposable diapers, feminine hygiene products, medical
                                                        products, tapes, packaging, lamination and unsupported
                                                        overwraps and greenhouse and agricultural applications
Polyethylene      Extrusion, injection or blow molding  CT Film division, food packaging, industrial packaging, medical bottles, produce films, laminated structures and
                                                        paper coatings
Polypropylene     Extrusion, injection, thermoforming   Capacitor film, electronic packaging, sterile medical
                  or blow molding                       products, automotive durables, eye care products, rigid
                                                        food containers, housewares and furniture
APAO              Extrusion or blending                 Adhesives, sealants, roofing materials, paper lamination
                                                        and wire and cable applications
Styrene           Through various intermediate          Disposable cups and trays, luggage, housewares, toys and
                  products                              building products

    The following chart presents the net sales, excluding intercompany sales, contributed by the Company's products during the periods indicated:

                                                                                         NINE MONTHS
                                                              YEAR ENDED                    ENDED
                                                             DECEMBER 31,     % OF      SEPTEMBER 30,     % OF
                                                                 1993       NET SALES       1994        NET SALES
                                                             ------------  -----------  -------------  -----------
Plastic film...............................................   $  147,468         34.3    $   124,792         32.3
Polyethylene...............................................      120,060         28.0        104,094         27.0
Polypropylene..............................................       64,459         15.0         56,107         14.5
APAO.......................................................       15,084          3.5         14,649          3.8
Styrene....................................................       61,372         14.3         63,295         16.4
Other......................................................       20,910          4.9         23,216          6.0
                                                             ------------     -----     -------------     -----
Total......................................................   $  429,353        100.0    $   386,153        100.0
                                                             ------------     -----     -------------     -----
                                                             ------------     -----     -------------     -----

    Except for one customer that accounted for approximately 9% and 10% of net sales for the year ended December 31, 1993 and the nine months ended September 30, 1994, respectively, no customer accounted for more than 4% of the Company's consolidated net sales for the year ended December 31, 1993 or the nine months ended September 30, 1994.

PLASTIC FILM

    THE PRODUCT

    The Company, through CT Film, is a major participant in the specialty market for polyethylene films. Product applications for these films include disposable diapers, feminine hygiene products, tapes, packaging, lamination and unsupported overwraps and greenhouse and agricultural applications. CT Film's products are manufactured principally with its own proprietary processes.

    CT Film develops specialty formulations of films to meet customer specifications for various highly specific and value added applications. Examples include a recycle film containing a minimum of 25% recycled materials, low gel film developed for photo-resistant applications, MAXILENE-R- lamination film and thin gauge barrier film for feminine hygiene products and medical applications. CT Film produces films for coextruded forming webs, linear tear films, and elastomeric films for surgical products. The Company currently manufactures over 1,500 different plastic film products.

    MARKETING

    Domestically, CT Film ships film from its plants in Chippewa Falls, Wisconsin; Clearfield, Utah; Dalton, Georgia; and Harrington, Delaware. The Company sold plastic film to over 450 customers in 1993, of which approximately 180 have been customers of CT Film for more than the past five years. The Company's customers include a number of Fortune 500 companies. Products are sold primarily through the Company's plastic film sales staff, which, as of September 14, 1994, consisted of 29 persons, supported by 50 technical service personnel (including research and development personnel) dedicated to plastic film.

    COMPETITION

    CT Film's domestic plants have a total rated annual production capacity of approximately 225 million pounds. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for these facilities was 77%. CT Film's principal competitors include Tredegar Industries, Exxon Chemical Americas, Clopay Corporation, Blessings Company, Deerfield Plastics Company, Inc., DuPont of Canada, and James River Corporation. The plastic film business is based on custom formulations to meet customer needs. Competition is based on the quality and properties of the film as well as price. CT Film seeks to develop innovative products to meet customer needs and seeks to compete by segmenting market niches and being responsive to customers' specific requirements.

    EUROPEAN OPERATIONS

    In 1993, the Company formed a wholly-owned subsidiary in England, Rexene Corporation Limited ("RCL"), to produce plastic film principally for European customers. In 1993, Kimberly-Clark Limited ("KCL") executed a contract providing for a firm commitment to purchase plastic film backsheet from RCL through December 2001. Film backsheet is used in the production of disposable diapers and training pants. RCL will be an Unrestricted Subsidiary for purposes of, and as defined in, the Indenture and, accordingly, will not be subject to the restrictive covenants contained therein. See "Description of Senior Notes."

    RCL recently completed construction of a manufacturing facility in Scunthorpe, England at a cost of $12.2 million. The plant, which will supply KCL and other potential customers in Europe, commenced operations in September 1994 and has a total rated annual production capacity of 20 million pounds.

POLYETHYLENE

    THE PRODUCT

    The majority of polyethylene produced in the United States is LDPE resin. In 1993, approximately 59% of LDPE capacity in the United States was used to make HPLDPE and the balance to make LLDPE. The Company currently only participates in the HPLDPE market.

    The Company currently produces over 200 different grades of HPLDPE. Many of these grades are combined with other polymers to meet specific customer requirements. Examples of the Company's differentiated resins are ethylene-vinyl acetate (EVA) resins used in film applications that require high clarity, toughness and sealability, and specialty low-gel resins used in computer circuit board production. The Company focuses on producing high performance, specially tailored resins designed to meet the customer's specific requirements.

    MARKETING

    The Company participates in every principal market for HPLDPE, selling its HPLDPE resins under the REXENE-R- name. Prime grade products are sold domestically directly to customers primarily through the Company's sales and technical service staffs. Most wide specification products are sold to dealers for resale. Export sales are made through international trading companies or agents. Approximately 60% of the Company's polyethylene sales during the nine months ended September 30, 1994 were made to customers (other than CT Film) who have been customers of the Company for more than the past five years. Approximately 14% of the Company's polyethylene production in 1993 was shipped to CT Film. As of September 14, 1994, the Company's sales staff for its polyethylene, polypropylene and APAO products consisted of 37 persons, supported by 90 technical service personnel (including research and development personnel) dedicated to such products.

    COMPETITION

    There are currently 15 domestic producers of LDPE, some of which produce both HPLDPE and LLDPE. The largest manufacturer of LDPE is Quantum Chemical
Corporation. The other five largest domestic producers of LDPE include Dow Chemical U.S.A., Union Carbide Corporation, Chevron Chemical Company, Exxon Chemical Company and Mobil Chemical Company. In 1993, Rexene accounted for approximately 3% of the U.S. capacity for LDPE and approximately 5% of the U.S. capacity for HPLDPE. The Odessa Facility has a total rated annual production capacity for polyethylene of approximately 405 million pounds. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for the Company's polyethylene facilities was 97%. Competition for sales is generally based on price for less specialized products and on price, product performance and customer service for more specialized products. The Company seeks to compete with larger polyethylene producers by providing a high level of customer service and developing resins which are responsive to customers' specific requirements.

POLYPROPYLENE

    THE PRODUCT

    The Company currently produces over 100 different grades of polypropylene resins, including several types of general purpose polypropylene for industrial use and a variety of more differentiated types of polypropylene which have properties or characteristics specifically tailored for special uses. The Company emphasizes the manufacturing of polypropylene resins for specialty segments of the polypropylene market such as medical, electrical and food packaging applications. The Company is one of only two domestic producers of a super clean grade of polypropylene utilized for medical applications, and is a key supplier of this grade for electrical capacitor film uses. The Company's line of impact copolymer polypropylene products is used primarily for automotive components and rigid packaging. Other products include radiation resistant resins for medical applications requiring radiation sterilization, capacitor resins for premium electrical grade film, and premium copolymer blow-molding resins for medical and food applications. The Company has been active in making technology improvements in process and catalyst technology and works closely with customers in developing new products to meet their specific needs.

    MARKETING

    The Company sells its polypropylene products under the REXENE-R- name. Domestic and Canadian sales of products are sold primarily through the Company's sales and technical service staffs. Most wide-specification products are sold to brokers for resale. Export sales are made directly and through trading companies. Approximately 65% of the Company's polypropylene sales during the nine months ended September 30, 1994 were made to customers who have been customers of the Company for more than the past five years. As of September 14, 1994, the Company's sales staff and technical services staff for its polyethylene, polypropylene and APAO products consisted of 37 and 90 persons, respectively.

    COMPETITION

    In 1993, there were 17 domestic producers of polypropylene, with an estimated combined rated annual production capacity of approximately 9.8 billion pounds. In 1993, the four largest domestic producers of polypropylene were Himont Incorporated, Amoco Chemicals Corporation, Fina, Inc. and Exxon Chemical Company. Competition for sales is dependent upon a variety of factors, including product price, technical support and customer service, the degree of specialization of various grades of polypropylene and the extent to which substitute materials such as wood, glass, metals and other plastics are available on a cost-effective basis. General purpose polypropylene ordinarily competes principally on the basis of price, while more differentiated polypropylene competes principally on the basis of product quality, performance specifications and price. In 1993, Rexene accounted for approximately 2% of U.S. production capacity for polypropylene. The Odessa Facility has a total rated annual production capacity for polypropylene of approximately 180 million pounds. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for the Company's polypropylene facilities was 88%. The Company seeks to compete effectively with larger competitors by focusing on specialty products responsive to customers' specific requirements.

APAO

    THE PRODUCT

    The Company is one of only two U.S. on-purpose producers of APAO. APAO is used primarily in the production of adhesives, sealants, roofing materials, paper lamination and wire and cable applications.

    MARKETING

    The Company sells APAO under the REXTAC-R- name. APAO is sold domestically through the Company's sales and technical service staffs. The Company supplements its sales of APAO with purchases from Ube Rexene Corporation ("URC"), a joint venture company located in Japan in which the Company holds a 50% equity interest. In 1993, purchases from URC were approximately 4.3 million pounds. The Company expects to purchase similar quantities from URC in 1994.

    COMPETITION

    The Company and Eastman Chemical Company are currently the only domestic on-purpose producers of APAO. In addition, a few producers of polypropylene also produce APP, which competes with APAO for some less performance driven uses. Based on management estimates, in 1993 Rexene accounted for approximately 30% of the United States capacity for APAO and APP. The Company has a total rated annual production capacity of approximately 45 million pounds per year. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for the Company's APAO facilities was 85%. The Company seeks to compete by providing a high level of customer service and developing products which are responsive to customers' specific requirements.

STYRENE

    THE PRODUCT

    Styrene is a petrochemical commodity with a variety of applications. Styrene is made from ethylene and benzene and is principally used in the manufacture of intermediate products such as polystyrene, latex, acrylonitrile butadiene styrene (ABS) resins, synthetic rubbers and unsaturated polyester resins. Through these products, styrene can be found in consumer products, including disposable cups and trays, luggage, housewares, toys and building products such as roof insulation, pipes and fittings.

    MARKETING

    The Company sells the vast majority of its styrene directly to a small number of domestic customers under year to year contracts, and handles export sales through international trading companies.

    COMPETITION

    The total rated annual production capacity of the Odessa Facility for styrene is approximately 320 million pounds, which, in 1993, represented approximately 3% of the total rated domestic production capacity for styrene during such period. From January 1, 1992 through September 30, 1994, the weighted average utilization rate for the Company's styrene facilities was 88%. The six largest domestic producers of styrene are Arco Chemical Company, Huntsman Chemicals Corporation, Amoco Chemicals Corporation, Sterling Chemicals, Inc., Dow Chemical U.S.A. and Chevron Chemical Company. Competition for sales of styrene is generally based on price.

EXPORT SALES

    The Company had total export sales in 1993 of approximately $30.5 million, or 7.1% of the Company's total sales. During the first nine months of 1994, the Company had total export sales of approximately $32.6 million, or 8.5% of the Company's total sales. The export sales percentage increased during the nine months ended September 30, 1994 principally due to exports of plastic film to KCL, pending start-up of the Company's plant in Scunthorpe, England. The Company is decreasing its emphasis on this market to reduce the effect of wide price fluctuations in periods of tight demand and industry overcapacity. See Note 15 of the Notes to the Consolidated Financial Statements included elsewhere herein.

NEW PRODUCT DEVELOPMENT

    The Company continually seeks to enhance and expand its portfolio of specialty polymers through sustained in-house research and development and licensing arrangements. For example, in 1993 the Company developed a new polyolefin polymer, REXFLEX-TM- FPO. The Company believes that FPO has the potential for use in a wide variety of applications, including in automotive components, containers for personal care products and medical devices. Although the Company has made no budgeting decision with respect to the development of any specific new product, the Company is currently producing experimental quantities of FPO in a small-scale pilot plant at the Odessa Facility and is developing the process technology for a commercial plant. Commercial production of FPO is subject to the successful development of such technology, the completion of a commercial plant and necessary governmental approvals.

RAW MATERIALS FOR PRINCIPAL PRODUCTS

    Principal raw materials purchased by the Company consist of ethane, propane (extracted from natural gas liquids), propylene and benzene for the polymer and styrene businesses and polyethylene resins for the film business. The prices of feedstocks fluctuate widely based upon the prices of natural gas and oil. During the past four years, feedstocks accounted for between approximately 24% and 32% of the Company's total cost of sales. As a result, the Company's ability to pass on increases in raw material costs to customers has a significant impact on operating results. Current market conditions for the Company's products indicate that increases in feedstock costs may be passed on to customers, but an adverse change in market conditions for such products could reduce pricing flexibility, including the ability to pass on any such increase.

    The Odessa Facility obtains a combination of pure and mixed streams of natural gas liquids from NGL pipelines and NGL extraction plants located in West Texas and uses such streams to obtain ethane and propane feedstocks for the Company's olefins plant. In 1993, the Company consumed approximately 526 million pounds of ethane and 422 million pounds of propane, and during the first three quarters of 1994, the Odessa Facility consumed ethane and propane at an annual rate of 562 million and 472 million pounds, respectively. In 1993 and the first three quarters of 1994, the Company produced all of its ethylene and 53% of its propylene requirements for the Odessa Facility. The Company's feedstock supplies are currently adequate for its requirements. The Company has storage capacity for an approximately ten-day supply of feedstocks.

    The Odessa Facility uses benzene and ethylene to produce styrene. In 1993, approximately 62% of the Company's benzene purchases were under contracts from Gulf Coast producers and approximately 16% was purchased from Midwest producers at prevailing contract prices, with the balance of its needs being filled with purchases on the spot market. The Odessa Facility has historically served as its own source of ethylene.

    The principal feedstocks for the Company's captive ethylene and propylene production of the Odessa facility are ethane and propane. Ethane and propane prices are established in Mont Belvieu, Texas (Gulf Coast) according to prevailing market conditions, but the Company is able to purchase natural gas liquids containing ethane and propane in West Texas at prices discounted from the prevailing reported average Mont Belvieu, Texas prices. These discounts reflect a significant portion of the cost for the producers to transport natural gas liquids containing ethane and propane to Mont Belvieu, Texas and to fractionate them into pure ethane and propane. In 1993, the Company acquired all of the Odessa Facility's requirements for ethane and propane under such arrangements.

    CT Film raw materials consist principally of polyethylene resins and additives. CT Film obtains its raw materials from a variety of sources (including the Odessa Facility) and has been able to order these materials in advance as its needs dictate. CT Film has adequate storage capabilities for its raw materials.

EMPLOYEES AND LABOR RELATIONS

    As of September 14, 1994, the Company employed domestically approximately 1,280 persons and utilized approximately 120 contract workers. Approximately 520 (in addition to the contract workers) are employed at the Odessa Facility in the development and production of olefins, polyethylene, polypropylene, APAO and styrene. In addition, approximately 90 employees at the Odessa Facility are involved in various technical support activities to the manufacturing operations. Also, approximately 40 employees located in

Odessa, Dallas and field sales locations are involved in sales, marketing and distribution of the Company's products. Approximately 580 people are employed by CT Film, including 520 who are directly involved in the manufacture of plastic film products at various manufacturing locations in the U.S. Approximately 80 people are employed by CT Film in sales, marketing, engineering and technical support positions. Also, approximately 80 people are employed in various corporate staff positions in Dallas, which support all business activities of the Company. In addition, the Company employs approximately 30 people at its Scunthorpe, England facility. None of the Company's employees are unionized, except for approximately 120 employees at the CT Film facility in Chippewa Falls, Wisconsin. The Company and the union are parties to a collective bargaining agreement through February 28, 1997. The Company believes its relationship with its employees is satisfactory.

TRADEMARKS AND PATENTS

    The Company is the owner of many United States and foreign patents and uses trade secrets, including substantial know-how, which relate to its polyethylene, polypropylene, APAO and plastic film products. The Company has spent over $6 million for research and development during each of the last three fiscal years and anticipates spending a similar amount in 1994. Although patents and trade secrets are important to the Company, permitting it to retain ownership and use of its technological advances, the Company does not believe that the loss of any patent would have a material adverse effect on its financial condition. The Company also uses the technology of others under license agreements in certain of its manufacturing operations.

    REXENE-R- and REXTAC-R- are important trademarks for the Company's resins and are widely known among purchasers of these products. The Company is the owner of other trademarks used on or in connection with its products.

    The Company has been sued by Phillips Petroleum Company in two separate proceedings for alleged infringement of its crystalline and block copolymer polypropylene patents. The Company believes that, based upon its current knowledge of the facts of each case, the Company has meritorious defenses to the claims made and intends to defend each lawsuit vigorously. See "-- Litigation."

PROPERTIES

    The Company manufactures its polymers and petrochemicals at the Odessa Facility. The Odessa Facility is located on an approximately 875-acre site in West Texas which contains plants producing polyethylene, polypropylene, APAO and styrene, as well as ethylene and propylene primarily for captive use. The Odessa Facility is located near four NGL pipelines from which it derives its supply. CT Film has five manufacturing facilities for the production of blown and cast plastic film, located in Chippewa Falls, Wisconsin; Clearfield, Utah; Dalton, Georgia; Harrington, Delaware and Scunthorpe, England.

    The polyethylene plant in Odessa, Texas has been in operation since 1961 and has a total rated annual production capacity of approximately 405 million pounds. The plant is capable of producing a wide range of products including film, injection molding, extrusion coating and blow molding resins, such as ethylene homopolymers and ethylene vinyl acetate copolymers.

    The polypropylene plant in Odessa, Texas has been in operation since 1964 and has a total rated annual production capacity of approximately 180 million pounds. APAO is produced in a former polypropylene plant that was converted in 1986 and has a total rated annual production capacity, including expansions in 1994, of approximately 45 million pounds.

    The styrene plant in Odessa, Texas has been in operation since 1958 and has a total rated annual production capacity of approximately 320 million pounds.

    The olefins plant at the Odessa Facility has been in operation since 1961 and has a total rated annual production capacity for ethylene of approximately 540 million pounds and for propylene of approximately 210 million pounds.

    CT Film's Chippewa Falls plant began operations in 1948 and contains 24 production lines. The total rated annual production capacity is approximately 76 million pounds.

    The Clearfield plant began operations in 1991 and contains seven production lines. The total rated annual production capacity is approximately 44 million pounds.

    The Dalton plant began operations in 1966 and contains eleven production lines. In addition there are three printing presses, five slitter rewinders and six bag machines in the converting area. The total rated annual production capacity is approximately 38 million pounds.

    The Harrington plant began operations in 1972 and contains 12 production lines. The total rated annual production capacity is approximately 67 million pounds.

    In September 1994, CT Film commenced operations at a 62,000 square foot film production plant in Scunthorpe, England. The plant includes one production line with a total rated annual production capacity of approximately 20 million pounds.

    The Company's executive offices are located in Dallas, Texas in leased office space aggregating approximately 45,500 square feet. Additionally, the Company owns an off-site warehouse in Odessa, Texas and parcels of land held for sale in the La Porte and Pasadena industrial districts near Houston, Texas.

ENVIRONMENTAL AND RELATED REGULATION

    GENERAL

    The Company (and the industry in which it competes) is subject to extensive environmental laws and regulations and is also subject to other federal, state and local laws and regulations regarding health and safety matters. The Company believes that its business, operations and facilities generally have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines, criminal sanctions, and in certain extreme circumstances, temporary or permanent plant closures for violations. Nevertheless, from time to time the Company has received notices of alleged violations of certain environmental laws, and has endeavored promptly to remedy such alleged violations. The ongoing operations of chemical manufacturing plants entail risks in these areas and there can be no assurance that material costs or liabilities will not be incurred in the future. Further, existing groundwater and/or soil contamination at the Odessa Facility may require remediation that could involve significant expenditures.

    In addition, future developments, such as increasingly strict requirements of environmental and health and safety laws and regulations and enforcement policies thereunder could bring into question the handling, manufacture, use, emission or disposal of substances or pollutants at the Company's facilities. Changes to or reinterpretations of existing laws could materially and adversely affect the Company's business and results of operations.

    The Company's operating expenditures for environmental remediation and waste disposal were approximately $6.4 million in 1993 and are expected to be approximately $6.0 million in 1994. In 1993 the Company also expended approximately $5.1 million relating to environmental capital expenditures. In 1994, the Company expects to spend approximately $3.2 million for environmental related capital expenditures, which is lower than historical levels due to timing of expenditures pertaining to several projects. Thereafter for the foreseeable future, the Company expects to incur approximately $4.0 to $5.0 million per year in capital spending to address the requirements of environmental laws. Annual amounts could vary depending on a variety of factors, such as the control measures or remedial technologies ultimately required and the time allowed to meet such requirements.

    The Company believes that, in light of its historical expenditures and expected future results of operations, it will have adequate resources to conduct its operations in compliance with currently applicable environmental and health and safety laws and regulations. However, in order to comply with changing licensing and regulatory standards, the Company may be required to make additional significant site or operational modifications that are not currently contemplated. Further, the Company has incurred and may in the future incur liability to clean up waste or contamination at its current or former facilities, or which it may have disposed of at facilities operated by third parties. The Company has approximately $23.0 million accrued in the September 30, 1994 balance sheet as a preliminary estimate of its total potential environmental liability with respect to remediating known site contamination. In addition, as part of its financial assurance requirements under RCRA and equivalent Texas law, the Company has deposited $10.6 million in trust to cover closure and post-closure costs and liability for bodily injury and certain types of property damage arising from sudden and non-sudden accidental occurrences at certain of the Odessa Facility's hazardous waste management units. However no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or that the amounts that might be required to remediate such conditions will not be significant to the Company. The Company continually reviews its estimates of potential environmental liabilities. The Company does not currently carry environmental impairment liability insurance to protect it against such contingencies because the Company has found such coverage available only at great cost and with broad exclusions.

    WASTEWATER

    The Company currently disposes of wastewater from the Odessa Facility through injection wells operated under permits from the Texas Natural Resource Conservation Commission ("TNRCC"). These permits expired in 1990, but the Company has been working with TNRCC since before their expiration to develop renewal permits. TNRCC has indicated that it intends to renew the Company's current injection well permits for an additional three years, but it has stated that it does not intend to renew the permits again after the expiration of the proposed three-year renewal period. Further, TNRCC may order the Company to cease using one or more of the wells if certain periodic testing results indicate that continued injection cannot be conducted safely. TNRCC has also granted the Company a permit to drill and operate a new deeper well to provide for wastewater disposal. Company consultants have estimated the cost of installing a new deep well injection system at approximately $6 million, but the Company has not elected to drill such a well unless and until its other alternatives become unavailable. The Company, with neighboring industrial facilities, has begun investigating the possibility of entering into an agreement with a quasi-governmental authority to acquire, modify and operate a publicly-owned wastewater treatment plant (the "South Dixie Plant") to dispose of industrial waste water. Although no assurances can be given, the Company believes that it will be able to use its existing wells until it develops a satisfactory alternative waste water disposal system. If the Company is forced to cease using such injection wells before an alternative system is developed or the anticipated renewal permits do not provide for sufficient wastewater disposal capacity, there could be a material adverse effect on the Company's financial condition and results of operations.

    SOLID WASTES

    In March 1994, TNRCC granted the Company a permit to operate three of its hazardous waste management units at the Odessa Facility as treatment/storage/disposal facilities under RCRA. This permit includes a compliance plan requiring the Company to take corrective action with regard to existing contamination at the Odessa Facility. Pursuant to this compliance plan, the Company must complete an investigation into the extent of onsite contamination, conduct a risk assessment to determine the level of risk it presents to human health and the environment, develop a corrective measures study on the ways to remediate the contamination, and implement a remediation plan approved by TNRCC. During the investigations of contamination at the Odessa Facility, the Company discovered, and reported to TNRCC, the presence of low levels of contaminants in an intermittently-flowing stream adjacent to the Odessa Facility. The Company is continuing its investigations as to the source, extent and effect of contaminants in this stream.

    Based upon the results of its investigations of onsite contamination, the Company does not believe that implementation of a corrective action plan will have a material adverse effect on its financial condition. However, no assurance can be given that all conditions any corrective action plan may be required to address have been identified, or that the amounts that might be required to implement that plan will not be significant to the Company.

    AIR EMISSIONS

    In 1990, Congress amended the federal Clean Air Act, as amended (the "Clean Air Act"), to require control of certain emissions not previously regulated, some of which are emitted by the Company's facilities. This legislation will require the Company (and others in the industry with such emissions) to implement certain pollution control measures in addition to those currently used. The Company cannot determine the full impact of such legislation on its operations until all the implementing regulations are adopted, and can give no assurance at this time that the costs it may incur to comply with those regulations will not be significant.

    The Company operates its styrene plant under an air permit that was first issued in 1979. The permit has been amended several times, and it currently covers both the styrene plant and the styrene loading facilities. During the current renewal process, two parties requested a public hearing on the permit. One of the requesting parties is the law firm representing the plaintiffs in the Odessa Residents Tort Litigation. See "Litigation -- Odessa Residents' Tort Litigation." If a public hearing is allowed by TNRCC, the process would probably take from six to thirteen months to complete. During the pendency of the public hearing process, the Company would continue to operate under its existing permit. While there can be no assurance, the Company expects TNRCC to renew its styrene air permit, although the renewal permit may contain additional modeling or monitoring requirements.

    ADDITIONAL ENVIRONMENTAL ISSUES

    The Federal Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), and similar laws in many states, impose liability for the clean-up of certain waste sites and for related natural resource damages, without regard to fault or the legality of the waste disposal. Liable persons generally include the site owner or operator, former site owners, and persons that disposed or arranged for the disposal of hazardous substances found at those sites. The Company has sent wastes from its operations to various third-party waste disposal sites. From time to time the Company receives notices from representatives of governmental agencies and private parties contending that the Company is potentially liable for a portion of the remediation at such third-party and formerly-owned sites. Although there can be no assurance, the Company does not believe that its liabilities for remediation of such sites, either individually or in the aggregate, will have a material adverse effect on the Company.

    The Odessa Facility is located near the South Dixie Plant owned by the City of Odessa ("Odessa"). Odessa is implementing a plan to expand a second water treatment plant and abandon the South Dixie Plant. Odessa has alleged that the Company has contributed to groundwater contamination at the South Dixie Plant. If Odessa's allegations are correct, then the Company could be liable for some or all of the remediation at the site. Although there can be no assurance, the Company does not believe that any such costs will have a material adverse effect on the Company.

LITIGATION

    BANKRUPTCY

    On October 18, 1991, and pursuant to an agreement in principle detailing the terms for Old Rexene's recapitalization, Old Rexene and its wholly-owned subsidiaries, Rexene Products Company ("Products") and Poly-Pac, Inc., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), case numbers 91-1058, 91-1057 and 91-1059, respectively. Pursuant to an Order Providing for Joint Administration entered by the Bankruptcy Court on October 21, 1991, the Old Rexene and Poly-Pac, Inc. cases were consolidated with the Products case for administrative purposes only. On July 7, 1992, the Bankruptcy Court entered an order confirming the Amended Plan, which, among other things, provided for the merger of Old Rexene with and into Products to form the Company (the "1992 Merger"). Thereafter, all conditions to the effectiveness of the 1992 Merger and the Amended Plan were either satisfied or waived. The 1992 Merger and the Amended Plan were then consummated on September 11, 1992 and September 18, 1992 (the "Effective Date"), respectively. Substantially all distributions contemplated by the Amended Plan have been made. Certain matters, including the Izzarelli Class (as defined below) claims, remain pending before the Bankruptcy Court.

    STOCKHOLDER CLASS ACTION LITIGATION

    In January 1990, a purported class action was filed in the United States District Court, Northern District of Texas, by an alleged stockholder of Old Rexene on behalf of purchasers of Old Rexene common stock between October 23, 1989 and December 27, 1989. The defendants in this action presently include Rexene, one of its current directors and certain of its former directors. The class has been certified with an intervenor as the class representative. The intervenor's complaint asserts claims under Rule 10b-5 under the Securities Exchange Act of 1934, and state common law grounds. The plaintiff alleges that public statements made by certain directors of Old Rexene created a misleading impression of Old Rexene's financial condition thereby artificially inflating the price of the common stock of Old Rexene. The plaintiff seeks compensatory damages, prejudgment interest, a recovery of costs and attorneys' fees, and such other relief as may be deemed just and proper. Discovery is ongoing.

    In Old Rexene's Chapter 11 bankruptcy proceeding, the intervening plaintiff filed a proof of claim on behalf of herself and the purported class seeking in excess of $10 million based upon the allegations in the litigation. The Company objected to the claim and elected to leave the legal, equitable and contractual rights of the plaintiff unaltered, thereby allowing this litigation to proceed as of the Effective Date without regard to the bankruptcy proceeding.

    IZZARELLI STOCK BONUS PLAN CLASS ACTION LITIGATION

    In February 1991, a class action lawsuit was filed in the United States District Court for the Western District of Texas-Midland Division against the Company, the El Paso Products Company Stock Bonus Plan (the "Stock Bonus Plan") and Texas Commerce Bank -- Odessa (the former trustee for the Stock Bonus Plan) by two former participants in the Stock Bonus Plan on behalf of the 1986 participants in the Stock Bonus Plan (the "Izzarelli Class"). The complaint alleged that the Company amended the Stock Bonus Plan in 1987 and 1988 to deprive the Izzarelli Class of benefits to which they would have been entitled had the Stock Bonus Plan not been amended. The Izzarelli Class asserts claims under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for alleged breach of fiduciary duties to the participants and for alleged violation of ERISA's provision prohibiting amendments to the Stock Bonus Plan after benefits had accrued to participants. The plaintiffs seek actual damages, attorneys' fees, costs and expenses, prejudgment interest and such further relief as may be deemed appropriate. After a trial, the trial court in July 1992 entered a judgment against the Company in the amount of $6.6 million (as subsequently amended) plus court costs. In November 1992, the trial court awarded the Izzarelli Class $595,000 for attorneys' fees and out-of-pocket expenses. The Company has recorded an accrual of $7.4 million to reflect this judgment.

    The Company appealed the judgment to the United States Court of Appeals for the Fifth Circuit. The Izzarelli Class also filed an appeal with respect to the amount of damages awarded and the judgment in favor of Texas Commerce Bank -- Odessa. On June 22, 1994, the appeals court reversed the trial court and held that Rexene did not violate ERISA or any fiduciary duty in amending the Stock Bonus Plan. It also affirmed the trial court's judgment that the trustee was not liable to the plaintiffs. On August 11, 1994, the appeals court refused the plaintiffs' request that it reconsider its decision.

    In Old Rexene's bankruptcy proceeding, the Izzarelli Class filed proofs of claim for $27.7 million. The Izzarelli Class has pending before the Bankruptcy Court a motion to alter or amend the Confirmation Order and a motion to allow their claim based upon the judgment entered by the trial court. The Bankruptcy Court has deferred ruling on these motions until resolution of all appeals arising from the trial court's judgment.

    Pursuant to an agreement in December 1992 regarding the distribution of the remaining balance in an escrow account established in connection with a 1988 merger involving the Company, $2 million is being retained in the escrow account which will be available to the Company to pay up to 50% of any portion of a final judgment or settlement in the Izzarelli litigation which is not paid by insurance, should the judgment be reinstated. The Company intends to pursue claims for recovery of the amount of any final judgment or settlement against its insurance carrier subject to policy limits of $10 million. Although the insurance carrier has been paying the Company's attorneys' fees in the Izzarelli litigation, it has otherwise denied coverage and reserved all rights.

    PHILLIPS BLOCK COPOLYMER LITIGATION

    In March 1984, Phillips Petroleum Company ("Phillips") filed a lawsuit against the Company in the United States District Court for the Northern District of Illinois, Eastern Division, seeking injunctive relief, an unspecified amount of compensatory damages and treble damages. The complaint alleges that the

Company's copolymer process for polypropylene infringes Phillips' two "block" copolymer patents. This action has been transferred to the United States District Court for the Southern District of Texas, Houston Division. Discovery in this case has been completed. The Company has filed a motion for summary judgment. Phillips has filed a motion for partial summary judgment. Pursuant to an agreement among the parties, the court appointed a special master who conducted a hearing on these motions and thereafter recommended to the court that the Company's motion be granted and Phillips' motion be denied. Thereafter, Phillips filed motions to disqualify the special master, to reject the recommendation of the special master and to enter partial summary judgment for Phillips. The court has entered an order denying Phillips' motion to disqualify the special master. The summary judgment motions are still pending. In Old Rexene's Chapter 11 bankrupcty proceeding, Phillips filed a proof of claim seeking in excess of $108 million based upon the allegations in this litigation. The Company objected to the claim and elected to leave the legal, equitable and contractual rights of Phillips unaltered, thereby allowing this litigation to proceed as of the Effective Date without regard to the bankruptcy proceeding.

    PHILLIPS CRYSTALLINE LICENSE LITIGATION

    In May 1990, Phillips filed a lawsuit against the Company in the United States District Court for the District of Delaware seeking injunctive relief, an unspecified amount of compensatory damages, treble damages and attorneys' fees, costs and expenses. The complaint alleges that the Company is infringing Phillips' Patent No. 4,376,851 (the "'851 Patent") for crystalline polypropylene. Pursuant to a License Agreement dated as of May 15, 1983, as amended, (the "License Agreement"), Phillips granted the Company a non-exclusive license to make, use and sell crystalline polypropylene covered by the '851 Patent. The complaint alleges that effective April 21, 1990, Phillips terminated the License Agreement because it believed that, by the terms of the License Agreement, all conditions precedent to such termination had occurred. The complaint further alleges that, without an effective License Agreement, the Company's continuing use of the '851 Patent constitutes an infringing use. An amended complaint filed in May 1990 further alleges that the Company made a material misrepresentation that induced Phillips to enter into the License Agreement and that Phillips entered into the License Agreement as a consequence of a mutual mistake of the parties. The amended complaint therefore alleges that the License Agreement is void AB INITIO. The Company filed a motion to dismiss Phillips' amended complaint for failure to state a claim. On December 30, 1993, the court entered an order dismissing Phillips' claim that the License Agreement was void AB INITIO, and ordered that the 1990 license termination issue be resolved at trial. Trial is scheduled for October 19, 1994. In Old Rexene's Chapter 11 bankruptcy proceeding, Phillips filed a proof of claim seeking in excess of $147 million based upon the allegations in this litigation. The Company objected to the claim and elected to leave the legal, equitable and contractual rights of Phillips unaltered thereby allowing this litigation to proceed as of the Effective Date without regard to the bankruptcy proceeding.

    ODESSA RESIDENTS' TORT LITIGATION

    On April 15, 1994, the national and state chapters of the NAACP and approximately 770 residents of a neighborhood approximately one mile northwest of the Shell Oil Company ("Shell"), Rexene and Dynagen, Inc. ("Dynagen") plants in Odessa, Texas petitioned the State District Court in Odessa, Texas to intervene in a previously existing lawsuit against Dynagen to (a) add as additional defendants Rexene, Shell and General Tire Corporation (the parent of Dynagen) and (b) have the litigation certified as a class action. The plaintiffs' petition seeks an unspecified amount of money damages for past, present and future injuries to plaintiffs' health, wrongful death, loss of consortium and reduction in property values; the conduct and payment of property clean up, remediation and relocation costs; payment of expenses for medical testing and monitoring; funding of pollution and health studies; attorney's fees; punitive damages and injunctive relief. Plaintiffs' petition specified alleged pollution from air emissions from the three plants as a basis for their claims. The trial court has allowed intervention and severed the action from the original lawsuit against Dynagen. Plaintiffs have withdrawn their motion to have the litigation certified as a class claim. This litigation is in the early stages of pretrial discovery. Plaintiff's attorneys have also requested a public hearing in connection with the renewal of the Company's air permit for its styrene plant. See
"-- Environmental and Related Regulation -- Air Emissions."

    Although there can be no assurance of the final resolution of any of these matters, the Company believes that, based upon its current knowledge of the facts of each case, it has meritorious defenses to the various claims made and intends to defend each suit vigorously. Although there can be no assurance of the final resolution of any of these litigation matters, the Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position or results of operations.

    With respect to certain pending or threatened proceedings involving the discharge of materials into or protection of the environment, see "-- Environmental and Related Regulation". The Company is also a party to various lawsuits arising in the ordinary course of business and does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The table set forth below provides certain information with respect to those persons who are currently serving as directors and executive officers of the Company.

          NAME              AGE                      POSITION
- ------------------------    ---    ---------------------------------------------
Arthur L. Goeschel          72     Chairman of the Board
Andrew J. Smith             53     Director, Chief Executive Officer
Lavon N. Anderson           59     Director, President and Chief Operating
                                    Officer
Kevin N. Clowe              43     Director
William B. Hewitt           56     Director
Ilan Kaufthal               47     Director
Fred P. Rullo, Jr.          54     Director
Phillip Siegel              52     Director
Heinn F. Tomfohrde, III     60     Director
Kevin W. McAleer            44     Executive Vice President and Chief Financial
                                    Officer
Jack E. Knott               40     Executive Vice President -- Sales and Market
                                    Development
James M. Ruberto            47     Executive Vice President and President -- CT
                                    Film
Jonathan R. Wheeler         43     Senior Vice President -- Administration
Bernard J. McNamee          59     Vice President, Secretary and General Counsel
Geff Perera                 40     Vice President and Controller

    Mr. Goeschel has been Chairman of the Board of the Company since March 1992. He also was a director of Old Rexene from April 1988 to May 1989. Mr. Goeschel is presently retired. He was Chairman of the Board of Tetra Technologies, Inc., a company which recycles and treats environmentally sensitive by-product and wastewater streams, and then markets end-use chemicals extracted from such streams, from November 1992 to October 1993. He is a director of Calgon Carbon Corporation, a manufacturer of activated carbon, and National Picture Frame Company, a manufacturer of picture frames. He is also a member of the board of trustees of the Laurel Mutual Funds.

    Mr. Smith has been Chief Executive Officer and a director of the Company since March 1992. From December 1991 to March 1992, he was a private consultant. From June 1991 to December 1991, he was President and Chief Operating Officer of Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to Old Rexene from January 1991 to June 1991. Immediately prior thereto, he had been a director of Old Rexene since May 1988 and the President and Chief Executive Officer of Old Rexene since June 1988. Prior thereto he had held various positions with Old Rexene since 1976.

    Dr. Anderson has been President and Chief Operating Officer of the Company since January 1991 and a director since February 1990. From May 1988 to January 1991 Dr. Anderson was Executive Vice President -- Manufacturing and Technical of Old Rexene. Prior thereto he had held various engineering, manufacturing and research and development positions with Old Rexene since 1972.

    Mr. Clowe has served as a director of the Company since September 1992. He has served as Assistant Treasurer and Corporate Officer of American International Group, Inc., an international insurance and financial services company, since January 1988, as Vice President and Corporate Officer of American International Group Capital Corporation since 1987, and as President and Director of American International Fund Distributors, Inc. since 1988. Mr. Clowe is also a director of Concurrent Computer Corporation.

    Mr. Hewitt has served as a director of the Company since February 1990. He has been Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since

September 1991 and Executive Vice President of Union Corporation since March 1994. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation.

    Mr. Kaufthal has served as a director of the Company since September 1992. He has been a managing director of Wertheim Schroder & Co. Incorporated, an investment banking firm, since 1987. He is also a director of Formica Corporation, United Retail Group, Inc. and Cambrex Corporation.

    Mr. Rullo has served as a director of the Company since September 1992. He has been President and Chief Executive Officer of Freedom Chemical Company, a specialty chemical company, since October 1991. He was President of ABB Combustion Engineering Systems and Service Inc., a manufacturer of power plants for utilities and industrial concerns, from September 1989 through September 1991.

    Mr. Siegel has served as a director of the Company since September 1992. He is an independent business consultant. From December 1989 to February 1993, Mr. Siegel served as Senior Vice President of Presidential Life Insurance Company, a company involved in the sale of life and annuity products. During 1989, Mr. Siegel was an independent consultant with respect to mergers and acquisitions. Mr. Siegel is a director of West Point Stevens, Inc. and Bally's Grand, Inc.

    Mr. Tomfohrde has served as a director of the Company since September 1992. He is currently retired. From January 1987 to his retirement in December 1991, Mr. Tomfohrde served as President and Chief Operating Officer and a director of GAF Chemicals Corp. and its successor company, International Specialty Products, Inc., a specialty chemicals company. He is also a director of Sybron Chemicals Corp., Creative Technologies Group, Inc., OSI Specialties, Inc. and McWhorter Technologies, Inc.

    Mr. McAleer has been Executive Vice President and Chief Financial Officer of the Company since July 1990. From 1985 to 1990, Mr. McAleer was Chief Financial Officer of Varo, Inc., a manufacturer of specialty electronics equipment.

    Mr. Knott has been Executive Vice President -- Sales and Market Development of the Company since March 1992. Prior thereto, Mr. Knott was an Executive Vice President of Old Rexene since January 1991 and President of CT Film since February 1989. Mr. Knott held various positions with CT Film from 1985 to February 1989.

    Mr. Ruberto has been Executive Vice President of the Company and President of CT Film since March 1992. Prior thereto, Mr. Ruberto had been Executive Vice President -- Sales and Market Development of Rexene since January 1991. From April 1989 to January 1991, Mr. Ruberto was Executive Vice President -- Marketing and Business Planning of Old Rexene. From October 1987 through March 1989, Mr. Ruberto was Vice President -- Strategic Planning of Plicon Corp., a manufacturer of flexible packaging materials.

    Mr. Wheeler has been Senior Vice President -- Administration of the Company since December 1990. Prior thereto, Mr. Wheeler had been Vice President -- Human Resources and Administration of Old Rexene since September 1988.

    Mr. McNamee has been Vice President, Secretary and General Counsel of the Company since May 1993. From September 1989 to November 1992, Mr. McNamee was Vice President and General Counsel of Ferro Corporation, a multinational manufacturer of specialty materials. From July 1985 to August 1989, Mr. McNamee was Associate General Counsel of Chevron Chemical Company, a manufacturer of petrochemicals, polymers and other chemical products.

    Mr. Perera has been Vice President of the Company since January 1991 and Controller since February 1989. From October 1988 to February 1989, Mr. Perera was Director of External Reporting of Old Rexene.

    In October 1991, Old Rexene filed a petition for reorganization under the federal bankruptcy laws from which the Company emerged on September 18, 1992, pursuant to the Reorganization. At the time Old Rexene filed its petition for reorganization, Dr. Anderson and Mr. Hewitt served as directors. In addition, in connection with the Reorganization, Messrs. Clowe, Kaufthal, Rullo, Siegel and Tomfohrde were appointed to serve on the Company's board at the request of the committee of creditors participating in the Reorganization. Messrs. Goeschel and Smith, who served as directors of Old Rexene prior to the filing of its petition for reorganization, returned to Old Rexene's board after the petition was filed. Dr. Anderson and Messrs. Smith, McAleer, Knott, Ruberto, Wheeler and Perera each served as executive officers of Old Rexene at some time within two years before the filing by Old Rexene of its petition for reorganization.

    Ilan Kaufthal, a director of the Company, is a managing director of Wertheim Schroder & Co. Incorporated, a managing underwriter of the Offerings. See "Underwriting."

RECENT ADOPTION OF MANAGEMENT INCENTIVE PLANS

    In October 1994, the Management Development and Compensation Committee of the Board of Directors of the Company (the "Committee") adopted the Rexene Corporation 1994 Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to replace the Company's 1988 Stock Incentive Plan and 1993 Non-Qualified Stock Option Plan. The effectiveness of the Incentive Plan is subject to and conditioned upon the approval thereof by the stockholders of the Company at the 1995 annual meeting of stockholders. The Company has reserved for issuance under the Incentive Plan 882,000 shares of Common Stock, plus up to an additional 103,920 shares of Common Stock if the Underwriter's over-allotment option in connection with the Common Stock Offering is exercised in full.

    The purpose of the Incentive Plan is to encourage and enable key salaried employees of the Company and its subsidiaries to acquire a proprietary interest in the Company through the ownership of Common Stock and other rights with respect to Common Stock and to more closely align management incentives with appreciation in the value of the Common Stock. The Incentive Plan will be administered by the Committee, which has full power in its discretion to grant awards under the Incentive Plan, to determine the terms of such awards (which may be in any one or a combination of the following forms: (a) non-qualified stock options; (b) stock appreciation rights; (c) restricted shares; (d) performance shares; and (e) performance units), to interpret the provisions of the Incentive Plan and to take such other action as it deems necessary or advisable for the administration of the Incentive Plan.

    In October 1994, the Committee adopted the Rexene Corporation Supplemental Executive Retirement Plan (the "SERP"). The purpose of the SERP is to provide supplemental retirement and survivor benefits for a certain select group of management or highly compensated employees who complete a specified period of service and otherwise become eligible under the SERP. The Company intends to fund the SERP from time to time at the discretion of the Committee or the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following tabulation sets forth as of October 1, 1994, information with respect to each person who was known by Rexene to be the beneficial owner of more than five percent of the Common Stock.

                                                                                       COMMON STOCK
                                                                                    BENEFICIALLY OWNED
                                                                                ---------------------------
                                                                                  NUMBER OF     PERCENT OF
                     NAME AND ADDRESS OF BENEFICIAL OWNER                         SHARES (1)       CLASS
- ------------------------------------------------------------------------------  --------------  -----------
Executive Life Insurance Company of New York .................................    1,047,144(2)         9.9%
 390 North Broadway
 Jericho, New York 11753-2167
Energy Management Corporation ................................................      921,174(3)         8.8
 1733 Woodstead Court
 The Woodlands, Texas 77380
M.D. Sass Investors Services, Inc. ...........................................      633,293(4)         6.0
 1133 Avenue of the Americas
 New York, New York 10036
The Prudential Insurance Company of America ..................................      567,455(5)         5.4
 Prudential Plaza
 Newark, New Jersey 07102-3777
Household Commercial of California, Inc. .....................................      539,682(6)         5.1
 2700 Sanders Road
 Prospect Heights, Illinois 60070

- ------------------------
(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.
(2) Based upon information reported in a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") by Kevin E. Foley, Deputy Superintendent of Insurance of the State of New York, as Rehabilitator of Executive Life Insurance Company of New York, on November 25, 1992, as amended by an amendment filed with the Commission on October 11, 1994.
(3) Based upon information reported in a Schedule 13D filed with the Commission by Energy Management Corporation ("EMC") and John W. Adams on June 14, 1994. EMC is a Colorado corporation whose principal business is the purchase and sale of publicly and privately traded securities, accounts receivable and other claims against distressed and troubled debtors. Does not include 4,656 shares of Common Stock beneficially owned by John W. Adams, a director of EMC whose business address is 767 Third Avenue, New York, New York 10017.
(4) Based upon information reported in a Schedule 13G filed with the Commission by M. D. Sass Investors Services, Inc. ("Sass") dated February 10, 1994. Sass has sole investment power with respect to 124,700 of such shares and shared investment power with respect to 508,593 of such shares.
(5) Based upon information reported in a Schedule 13G filed with the Commission by The Prudential Insurance Company of America ("Prudential") on or about February 11, 1993, as amended by an amendment thereto dated January 31, 1994. Includes 1,709 shares as to which Prudential has sole voting and investment power, and 565,746 shares as to which Prudential has shared voting and investment power, which are held for the benefit of its clients.
(6) Based upon information reported in a Schedule 13D filed with the Commission by Household Commercial of California, Inc. on October 13, 1992, as amended by an amendment thereto filed on October 22, 1992.

SECURITY OWNERSHIP OF MANAGEMENT

    The following tabulation sets forth information with respect to the beneficial ownership of the Common Stock as of October 17, 1994 by each director and executive officer of the Company and by all directors and executive officers of the Company as a group.

                                                                                    COMMON STOCK
                                                                                 BENEFICIALLY OWNED
                                                                              -------------------------
                                                                               NUMBER OF    PERCENT OF
NAME                                                                           SHARES (1)      CLASS
- ----------------------------------------------------------------------------  ------------  -----------
DIRECTORS
Lavon N. Anderson...........................................................      7,916              *
Kevin N. Clowe..............................................................      6,250              *
Arthur L. Goeschel..........................................................     37,333(2)         0.3%
William B. Hewitt...........................................................      6,250              *
Ilan Kaufthal...............................................................      6,250              *
Fred P. Rullo, Jr...........................................................      6,250              *
Phillip Siegel..............................................................      9,250              *
Andrew J. Smith.............................................................     14,845            0.1%
Heinn F. Tomfohrde, III.....................................................      6,250              *
EXECUTIVE OFFICERS (EXCLUDING ANY DIRECTOR NAMED ABOVE)
Kevin W. McAleer............................................................      5,000              *
Jack E. Knott...............................................................      7,000(3)           *
James M. Ruberto............................................................      4,000              *
Jonathan R. Wheeler.........................................................      4,000              *
Bernard J. McNamee..........................................................      4,000              *
Geff Perera.................................................................          0              *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (15 PERSONS)................    124,594(4)         1.2%

- ------------------------
*    Less than .1%
(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.
(2)  Includes 1,000 shares held by Mr. Goeschel's spouse.
(3) Includes 3,000 shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gift to Minors Act.
(4) Includes 67,499 shares subject to stock options which are exercisable within 60 days.

                      DESCRIPTION OF NEW CREDIT AGREEMENT

    The following is a summary of the terms of the New Credit Agreement. For more complete information regarding such indebtedness, reference is made to the New Credit Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and which is incorporated by reference herein.

    The Company has received the Commitment Letter from the Bank with respect to the New Credit Agreement, which provides for up to $180 million of term and revolving loans for working capital and general corporate purposes and for letters of credit. Revolving borrowings under the New Credit Agreement will be limited to 65% of eligible inventory consisting of liquid commodity products, 50% of all other eligible inventory and 85% of eligible accounts receivable. The Company will be required to make quarterly principal payments under the Term Loan commencing on March 31, 1995. The first four payments will each be in the amount of $2.5 million, the next four payments will each be in the amount of approximately $3.75 million and all payments thereafter will each be in the amount of $6.25 million, so as to retire such indebtedness in its entirety by November 1999. In addition, under the New Credit Agreement, the Company has certain mandatory prepayment obligations in the event annual cash flow exceeds certain levels. Availability of borrowings under the New Credit Agreement is initially contingent upon the receipt by the Company of gross proceeds from the Common Stock Offering of at least $85 million and of aggregate gross proceeds from the Offerings of at least $275 million. The Company estimates it will be necessary for it to make initial borrowings of approximately $100 million under the Term Loan in connection with the Recapitalization. See "The Recapitalization". Borrowings under the New Credit Agreement will bear interest at a floating rate based on the Bank's prime rate or, at the Company's option, on the Bank's reserve-adjusted LIBO rate and will be secured by the pledge of substantially all of the assets of the Company, including inventory and accounts receivable and the proceeds thereof.

    The New Credit Agreement will contain covenants which restrict, among other things, the incurrence of additional indebtedness by the Company, the payment of dividends and other distributions in respect of the capital stock of the Company, the creation of liens on the assets of the Company, the making of investments by the Company, certain mergers, sales of assets and similar transfers and the prepayment of the Senior Notes. The New Credit Agreement will also contain certain financial covenants relating to the financial condition of the Company, including covenants relating to the ratio of its earnings to its interest expense, the ratio of its earnings to its fixed charges and a leverage ratio.

    The New Credit Agreement will specify a number of events of default including, among others, the failure to make timely payments of principal, fees, and interest, the failure to perform the covenants contained therein, the failure of representations and warranties to be true, the occurrence of a "change of control" (as defined in the New Credit Agreement, to include, among other things, the ownership by any person or group of more than 50% of the total voting securities of the Company), and certain impairments of the security for the New Credit Agreement. The New Credit Agreement also contains a cross-default to other indebtedness of the Company aggregating more than $5,000,000 and certain customary bankruptcy, insolvency and similar defaults. Upon the occurrence of an event of default under the New Credit Agreement, the lenders holding at least 51% in amount of the principal indebtedness outstanding under the New Credit Facility may declare all amounts thereunder immediately due and payable, except that such amounts automatically become immediately due and payable in the event of certain bankruptcy, insolvency or similar defaults.

    The New Credit Agreement generally prohibits the Company from prepaying the Senior Notes, whether the prepayment would result from the redemption of the Senior Notes, an offer by the Company to purchase the Senior Notes following a change of control or a sale or other disposition of assets, or the acceleration of the due date for payment of the Senior Notes.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

    The Senior Notes will be issued  pursuant to an Indenture (the  "Indenture")
between  the Company and          , as trustee (the "Trustee"). The terms of the
Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "Available Information." The definitions of certain of the terms used in the following summary are set forth below under "Certain Definitions."

    The Senior Notes will rank senior in right of payment to all future subordinated Indebtedness of the Company. The Senior Notes will rank PARI PASSU in right of payment with all senior borrowings, including borrowings under the New Credit Agreement. However, borrowings under the New Credit Agreement will be secured by substantially all of the assets of the Company. The Company has no outstanding indebtedness which would be subordinate to the Senior Notes and has no current plans to incur any such subordinated indebtedness.

    As of the date of the Indenture, none of the Company's domestic operations are conducted through Subsidiaries and none of the Company's Subsidiaries has any operations or material assets or liabilities, other than a foreign sales corporation and RCL. RCL was formed in late 1993 to operate the Company's European film operations. As of September 30, 1994, the aggregate total assets and total liabilities of RCL and the foreign sales corporation were $16.5 million and $13.5 million, respectively, and for the year ended December 31, 1993 and the nine months ended September 30, 1994, RCL and the foreign sales corporation had no cash flow from operations and net losses of $1,000 and $303,000, respectively (all of the preceding amounts are approximate). As of the date of the Indenture, all of the Company's Subsidiaries will be Unrestricted Subsidiaries. Under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The  Senior  Notes will  be limited  in aggregate  principal amount  to $175
million and will mature on            , 2004. Interest on the Senior Notes  will
accrue  at the  rate of       % per annum  and will be  payable semi-annually in
arrears on             and              , commencing on              , 1995,  to
Holders  of record on the immediately  preceding              and              .
Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York, or at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; PROVIDED that all payments with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The Senior Notes  will not be  redeemable at the  Company's option prior  to
                 . Thereafter, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during
the twelve-month period beginning on            of the years indicated below:

YEAR                                                                       PERCENTAGE
- ------------------------------------------------------------------------  -------------
                                                                                    %


    Notwithstanding the foregoing, during the first 36 months after the date of this Prospectus, the Company may, from time to time, redeem up to $ million in aggregate principal amount of Senior Notes, upon not less than 30 nor more
than  60 days' notice, at  a redemption price of       % of the principal amount
thereof plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of an offering or offerings of common stock of the Company; PROVIDED that at least $100 million in aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that each such redemption shall occur within 60 days of the date of the closing of the related offering of common stock of the Company.

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Senior Notes properly tendered will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Senior Note not properly tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Notes completed, or transfer by book-entry, to the Payment Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Senior Notes purchased; and (7) that Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered (or transferred by book-entry), which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes in connection with a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes so tendered and the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; PROVIDED that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring.

    The New Credit Agreement contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of the Senior Notes of their right to require the Company to repurchase the Senior Notes upon the occurrence of a Change of Control or an Asset Sale is prohibited by the New Credit Agreement. Finally, the Company's ability to pay cash to the Holders of Senior Notes upon such an event may be limited by the Company's then existing financial resources.

    The definition of Change of Control includes the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued, sold or otherwise disposed of in such Asset Sale less the amount of liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) and obligations assumed in connection with such Asset Sale by the transferee of any such assets or on behalf of such transferee by a third party and (ii) except with respect to Asset Sales involving Obsolete Plants, at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary (after deducting expenses associated with such Asset Sale) is in the form of cash or Cash Equivalents; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary that are assumed in connection with such Asset Sale by the transferee of any such assets or on behalf of such transferee by a third party and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents and (z) with respect to any Asset Sale for consideration not exceeding $10 million, up to $10 million principal amount of notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are repaid in cash or Cash Equivalents to the Company or such Restricted Subsidiary within 360 days after consummation of such Asset Sale (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash for purposes of this provision.

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    Within 360 days after  the consummation of any  Asset Sale, the Company  may apply the Net Proceeds from such Asset Sale, at its option, (a) to reduce Senior Term Debt, (b) to reduce Senior Revolving Debt or (c) to an acquisition of a Permitted Business, the making of capital expenditures or the acquisition of other fixed assets, in each case, engaged or used in a Permitted Business. At any time on or prior to 360 days following consummation of any Asset Sale, the Company may designate all or any portion of the Net Proceeds from such Asset Sale as "Excess Proceeds." Pending the final application of any such Net Proceeds in accordance with the first sentence of this paragraph or to an Asset Sale Offer, the Company may invest such Net Proceeds in any manner that is not prohibited by the Indenture and may temporarily repay Senior Revolving Debt. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph or which are designated "Excess Proceeds" as provided above in this paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25 million, the Company will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

    If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by First Class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's Equity Interests (other than dividends or distributions payable to any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes, except at final maturity thereof as set forth in the original documentation governing such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

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        (c) such Restricted Payment,  together with the  aggregate of all  other
    Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clauses (v), (w) and (y) of the next succeeding paragraph), is less than the sum of (w) 50% of the Consolidated Net Income of the Company (excluding the amount of all cash payments received by the Company and its Wholly Owned Restricted Subsidiaries from URC or the APAO Joint Venture after the date of the Indenture as fees for licensing of intellectual property rights or other proprietary technology that are applied to an Investment in either such joint venture pursuant to clause (d) of the definition of "Permitted Investments") for the period (taken as one accounting period) from the beginning of the first month commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS (x) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS (y) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit (v) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would have complied with the provisions of the Indenture; (w) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company or a Designated Unrestricted Subsidiary) of other Equity Interests of the Company (other than any Disqualified Stock); (x) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness; (y) the repurchase, redemption or other acquisitions or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that (1) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries and (2) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; or (z) Restricted Payments to the extent made with Equity Interests (other than Disqualified Stock) of the Company.

    In no event will the Company or any Restricted Subsidiary of the Company make an Investment after the date of the Indenture in any Person in which it has an Equity Interest on the date of the Indenture but which is not a Subsidiary of the Company on the date of the Indenture, including any Guarantee of Indebtedness of such Person, in excess of the aggregate cash received from such Person after the date of the Indenture by the Company and its Wholly Owned Restricted Subsidiaries as fees for the licensing of any intellectual property rights or other proprietary technology.

    Not later than the thirtieth day after the end of each calendar quarter in which any Restricted Payment is made, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment was permitted and setting forth the basis upon which the calculations required by the covenant entitled "-- Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements at the time such Officers' Certificate is delivered.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (x) the Company would, at the time of such designation and after giving pro forma effect thereto as if such designation had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in

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the first  paragraph of  the  covenant described  below  under the  caption  "--
Incurrence  of  Indebtedness  and  Issuance of  Preferred  Stock"  and  (y) such
designation  would  not   cause  a   Default.  For  purposes   of  making   such
determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (y) the net book value of such Investments at the time of such designation or (z) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or otherwise become liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or the Company may issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, with respect to any such Indebtedness
incurred, or Disqualified Stock issued, on or prior to            , 1997, and at
least 2.25 to 1, with respect to any such Indebtedness incurred, or Disqualified
Stock issued, after             ,  determined on a pro forma basis (including  a
pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The restrictions imposed in the foregoing paragraph will not apply to:

        (i) the incurrence by the Company and any Subsidiary Guarantor of Senior Term Debt in an aggregate principal amount outstanding at any time not to exceed $100 million LESS the aggregate amount of all repayments after the date of the Indenture, optional or mandatory, of the principal of such Indebtedness, including, without limitation, pursuant to the covenant entitled "-- Asset Sales";

        (ii) the incurrence by the Company and any Subsidiary Guarantor of Senior Revolving Debt and letters of credit (and any Guarantees thereof by the Company and any Subsidiary Guarantor) in an aggregate principal amount at any time outstanding (with letters of credit and Guarantees being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the Borrowing Base LESS the aggregate amount of all permanent repayments of Senior Revolving Debt made pursuant to clause (b) of the first sentence of the second paragraph of the covenant entitled "Asset Sales";

       (iii) the incurrence by the Company and any Subsidiary Guarantor of Acquisition Debt, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Acquisition Debt is incurred, determined on a pro forma basis as if the Acquisition Debt had been incurred and the related acquisition had been consummated at the beginning of such four-quarter period, would be greater than the actual Fixed Charge Coverage Ratio of the Company for such four-quarter period;

        (iv) the incurrence by the Company and any Subsidiary Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, decrease or refund Indebtedness that was permitted by the Indenture to be incurred;

        (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries;

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
        (vi) the incurrence in the ordinary course of business by the Company and any Subsidiary Guarantor of Hedging Obligations;

       (vii) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness pursuant to letters of credit issued in the ordinary course of business to support payment by the Company and such Subsidiary Guarantors of insurance premiums;

      (viii) the incurrence by the Company of Existing Debt;

        (ix) the incurrence of Indebtedness which also constitutes Investments, to the extent permitted by the covenant entitled "-- Restricted Payments";

        (x) the incurrence of Indebtedness for general corporate purposes by any Foreign Subsidiary that is a Restricted Subsidiary and not a Subsidiary Guarantor in an aggregate principal amount outstanding at any time not exceeding such Foreign Subsidiary's Foreign Subsidiary Borrowing Base; and

        (xi) the incurrence by the Company and any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount outstanding at any one time not exceeding $35 million.

    LIENS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive any income or profits therefrom, except Permitted Liens.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any contractual encumbrance or other restriction on the ability of any Restricted Subsidiary to
(i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, in each case, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (c) any Bank Credit Agreement, PROVIDED that such encumbrances and restrictions are no more restrictive than such encumbrances and restrictions under the New Credit Agreement as in effect on the date of the Indenture, (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices or (e) purchase money obligations and Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person

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formed  by or  surviving any  such consolidation  or merger  (if other  than the
Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock."

    TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate
Transaction involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; PROVIDED, HOWEVER, that (x) any contract, agreement, understanding, payment, loan, advance or guarantee (each a "Compensation Benefit") with, for the benefit of, or to an executive officer of the Company as compensation for employment by the Company, whether pursuant to an employment agreement, an employee benefit plan or other compensation arrangement if either (1) such Compensation Benefit is less than $1 million or (2) is approved by the Compensation Committee or the Board of Directors of the Company, (y) transactions between or among the Company and/or its Restricted Subsidiaries and (z) transactions permitted by the covenant entitled "-- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

    The Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey or sell any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance or sale is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance or sale are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

    SUBSIDIARY GUARANTEES

    The Indenture will provide that the Company will cause all Subsidiaries of the Company that are designated or are otherwise deemed to be Restricted Subsidiaries after the date of the Indenture (other than Foreign Subsidiaries) to execute Subsidiary Guarantees. The Company may, at its option, cause any Restricted Subsidiary that is a Foreign Subsidiary to execute a Subsidiary Guarantee.

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    LIMITATION ON APPLICABILITY OF CERTAIN COVENANTS

    During any period of time that (i) the ratings assigned to the Senior Notes by each of Standard & Poor's Ratings Group and Moody's Investors Services (collectively, the "Rating Agencies") are higher than BBB- and Baa3, respectively (the "Investment Grade Ratings") and (ii) no Default or Event of Default has occurred and is continuing, the Company and its Restricted Subsidiaries will not be subject to the covenants entitled "Assets Sales," "Restricted Payments" and "Incurrence of Indebtedness and Issuance of Preferred Stock" (collectively, the "Suspended Covenants"). If one or both Rating Agencies withdraws its rating or downgrades its Investment Grade Rating, then thereafter the Company and its Restricted Subsidiaries will be subject to the Suspended Covenants (until the Rating Agencies have again assigned Investment Grade Ratings to the Senior Notes) and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the covenant entitled "Restricted Payments" as if such covenant had been in effect at all times after the date of the Indenture.

    REPORTS

    The Indenture will provide that, whether or not required by the federal securities laws or the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Senior Notes are outstanding, the Company will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms including, in addition to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" with respect to the Company and its Subsidiaries required pursuant to such Forms with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. If at any time during the period presented in such quarterly or annual financial information, the Company has one or more Unrestricted Subsidiaries that singly or together would constitute a Significant Subsidiary, all such quarterly and annual financial information shall also include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" with respect to the Company and its Restricted Subsidiaries (if any) for such period. In addition, whether or not required by the federal securities laws or the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on any Senior Note; (ii) default in payment when due of the principal of or premium, if any, on any Senior Note; (iii) failure by the Company for 30 days to comply with any of the provisions described under the captions "Certain Covenants -- Change of Control," "-- Asset Sales," "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of a period of ten days after expiration of any grace period provided in such Indebtedness (as amended from time to time) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more (excluding the principal amount of the Senior Notes); (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii)
except    as   permitted    by   the    Indenture   or    if,   at    the   time

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thereof, the obligor under such Subsidiary  Guarantee is and is permitted to  be designated as an Unrestricted Subsidiary without causing a Default, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Subsidiary Guarantor, shall deny or disaffirm, in writing, its obligation under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior
to            by reason of any willful action (or inaction) taken (or not taken)
by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to such date, then the Make-whole Premium shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

    The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Senior Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OR DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Notes, the Indenture or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due solely out of the trust funds deposited pursuant to the following paragraph, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and

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
the maintenance of an office or agency for payment and money for security payments held in trust, and (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such covenants shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeasing, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

    The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

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
AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including waivers obtained in connection with a tender offer or exchange offer for Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with the tender offer or exchange offer for Senior Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the captions "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

    Without the consent of any Holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. The Trustee may, without the consent of any Holders of the Senior Notes, waive any Event of Default that relates to untimely or incomplete reports or information if the legal rights of the Holders would not be materially adversely affected thereby and may waive any other defaults the effect of which would not materially adversely affect the rights of the Holders under the Indenture.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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
CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to the Company or any Restricted Subsidiary of the Company, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into the Company or any such Restricted Subsidiary or became a Restricted Subsidiary of the Company, including, without limitation, Indebtedness incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of the Company, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such other Person prior to the date on which the Company or any Restricted Subsidiary acquires such Person.

    "ACQUISITION DEBT" means (i) Indebtedness incurred substantially simultaneously with, and for the purpose of financing all or any part of the purchase price or cost of, any acquisition of a Permitted Business, which acquisition is permitted pursuant to the covenant entitled "-- Restricted Payments" and (ii) Acquired Debt of the Person which is acquired.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control; and PROVIDED FURTHER, that no employee or group of employees of the Company (other than executive officers and directors) shall by reason of their employment be deemed to be an Affiliate.

    "APAO JOINT VENTURE" means a joint venture between the Company and any other Person, other than URC, providing for the manufacture and sale of APAO outside of the United States and Canada in geographic regions in which URC does not do business.

    "APAO VENTURE INVESTMENT" means each of the following Investments by the Company and its Restricted Subsidiaries in the APAO Joint Venture: (i) Investments of cash in an aggregate amount outstanding at any time (measured by their fair market value as of the date made) not in excess of the aggregate cash received after the date of the Indenture by the Company and its Restricted Subsidiaries from the APAO Joint Venture as fees for the licensing to the APAO Joint Venture of any intellectual property rights or other proprietary technology relating to the manufacture of APAO and (ii) the Guarantee by the Company and any Subsidiary Guarantor of Indebtedness of the APAO Joint Venture in a principal amount not exceeding $15 million less all Investments made by the Company and the Subsidiary Guarantors to satisfy their obligations under any such Guarantee.

    "ASSET SALE" means (i) the sale, lease, transfer or conveyance of any assets of the Company or any Restricted Subsidiary (including, without limitation, by way of a sale and leaseback, but specifically excluding a sale and leaseback of an asset occurring within 150 days after the completion of construction or acquisition of such asset) other than in the ordinary course of business (PROVIDED that the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenant entitled "-- Change of Control" and/or the covenant entitled "-- Merger, Consolidation or Sale of Assets" and not by the covenant entitled "Asset Sale"), (ii) the issuance by any Restricted Subsidiary of the Company of Equity Interests of any of the Company's Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary, and (iii) the sale by the Company or its Restricted Subsidiaries of Equity Interests of any Restricted Subsidiary of the Company, in each case (a) whether in a single transaction or a series of related transactions and (b) that have a fair market value, as determined by the Board of Directors of the Company, in excess of $1 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to

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the  Company or to another  Restricted Subsidiary, (ii) a  transfer of up to 375 acres of undeveloped land located in Bayport, Texas, and owned by the Company on the date of the Indenture, (iii) a disposition of any machinery, equipment, furniture, apparatus, tools, implements, materials, supplies or other similar property which have become worn out or obsolete, (iv) a Restricted Payment that is permitted by the covenant entitled "-- Restricted Payments" or (v) a sale, transfer or conveyance of any intellectual property rights of the Company (other than those used in the CT Film division) to manufacture a product in any country in which neither the Company nor any Restricted Subsidiary is manufacturing the same product at the time of such sale, transfer or conveyance will not be deemed to be an Asset Sale. In no event shall any sale, lease, transfer or conveyance of (i) all or substantially all of the capital stock or assets of any of the styrene, polymer or film businesses of the Company or (ii) all or substantially all of the capital stock or assets of any Restricted Subsidiary or group of Restricted Subsidiaries that singly or together would constitute a Significant Subsidiary or (iii) assets which account for (A) at least 10% of the consolidated assets of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter of the Company or (B) at least 10% of the Consolidated Cash Flow of the Company for the four full fiscal quarters immediately preceding such sale, lease or conveyance be deemed to be made in the ordinary course of business.

    "BANK CREDIT AGREEMENTS" means one or more credit agreements between the Company and lenders thereunder providing for term borrowings and/or revolving borrowings, including all related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time (and regardless of the number of lenders thereunder and whether Indebtedness thereunder would constitute Permitted Refinancing Indebtedness) and including, but not limited to, the New Credit Agreement.

    "BORROWING BASE" means the greater  of (i) $80 million  and (ii) the sum  of
(A) 80% of the net book value of all accounts receivable of the Company that are not more than 60 days past due and (B) 60% of the net book value of all inventory of the Company.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL  STOCK" means  (i) in the  case of a  corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, pounds sterling and any other freely convertible currency, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits, with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions, by merger or consolidation or otherwise, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or Group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company unless such plan is abandoned

                                       69
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within 30 days after the date of adoption of such plan, (iii) the acquisition by any Person or Group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred, and the acquisition of voting power of the voting stock of the Company by any Subsidiary of the Company shall be disregarded.

    "COGEN ASSETS" means (i) feasibility studies and other similar developmental items related to one or more joint ventures to produce steam and power for the Odessa Facility; PROVIDED, HOWEVER, that the aggregate cost thereof does not exceed $3.0 million and (ii) up to ten acres of unused land at the Odessa Facility which is owned by the Company as of the date of the Indenture.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period PLUS (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), PLUS (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income PLUS (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, PLUS (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income PLUS (v) any other non-cash charges that were deducted in computing such Consolidated Net Income less all non-cash income that was included in computing such Consolidated Net Income. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof,
(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

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
    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, LESS (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CONTRACT OBLIGATIONS" means contractual obligations of the Company and any Subsidiary Guarantor to repay or credit to a third party amounts advanced by such third party (or its Affiliates) to the Company or any Subsidiary Guarantor, which obligations to repay or credit are secured by a lien on the assets of the Company and/or any Subsidiary Guarantor. The amount of Contract Obligations outstanding as of any date shall be equal to the aggregate amount of remaining payments required to be made by, and credits required to be given by, the Company and/or the Subsidiary Guarantors under the agreements related to such Contractual Obligations at such time.

    "CURRENCY AGREEMENT" means the obligation of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED UNRESTRICTED SUBSIDIARY" means, as of any date, any Unrestricted Subsidiary of the Company from which the Company and its Wholly Owned Restricted Subsidiaries have received, as of the date of determination, cash distributions in an amount less than the Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING DEBT" means all Indebtedness outstanding on the date of the Indenture.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of
(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent that such expense was deducted in computing Consolidated Net Income (excluding all non-cash amortization of financing fees incurred in connection with the Recapitalization and including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i)
acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "FOREIGN SUBSIDIARY" means any Subsidiary of the Company organized under the laws of a jurisdiction outside of the United States.

    "FOREIGN SUBSIDIARY BORROWING BASE" means, with respect to any Foreign Subsidiary that is a Restricted Subsidiary and not a Subsidiary Guarantor, the sum of (A) 80% of the net book value of all accounts receivable of such Foreign Subsidiary that are not more than 60 days past due and (B) 60% of the net book value of all inventory of such Foreign Subsidiary.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture; provided, however, that for purposes of all information and other reports required to be delivered pursuant to the covenant described under the caption "Reports", GAAP shall mean such generally accepted accounting principles as are in effect from time to time.

    "GUARANTEE" means, with respect to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness that is owed by any other Person.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) Currency Agreements, (ii) Interest Rate Agreements and
(iii) agreements to protect against fluctuations in the price of feedstocks.

    "HOLDER" means a Person in whose name a Senior Note is registered.

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
    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or indebtedness representing Hedging Obligations, Capital Lease Obligations or the balance of the deferred and unpaid portion of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person other than a Restricted Subsidiary of such Person.

    "INTEREST RATE AGREEMENT" means the obligations of any person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT"   means,  with  respect  to  the  Company  and  its  Restricted
Subsidiaries, any investment by the Company or any of its Restricted Subsidiaries in other Persons (including Affiliates) in the form of loans (including Guarantees of Indebtedness), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions from such other Persons for consideration of Indebtedness, Equity Interests, cash or other property, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED, HOWEVER, that Investments do not include purchases and sales of goods and services in the ordinary course of business on arms' length terms.

    "LIEN" means, with respect to any asset owned by the Company or its Restricted Subsidiaries, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MAKE-WHOLE  PREMIUM" means, as of any date of determination, the greater of
(a) 1.0% of the then outstanding principal amount of the Senior Notes or (b) the excess of (A) the present value of all required interest and principal payments due on such Senior Notes from and after such date to the first date that the Senior Notes may be redeemed at the option of the Company assuming all such Senior Notes so redeemed and computed using a discount rate equal to the Treasury Rate on such date plus 100 basis points compounded semi-annually over
(B) the then outstanding principal amount of the Senior Notes.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "NET PROCEEDS" means the aggregate proceeds of cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

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
    "NEW   CREDIT   AGREEMENT"  means   the  Credit   Agreement,  dated   as  of
                 , between the Company, the Bank of Nova Scotia and the lenders party thereto.

    "OBLIGATIONS"    means   any    principal,   interest,    penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OBSOLETE PLANTS" means plant and equipment, together with land on which such plant and equipment is situated, at the Odessa Facility that, as of the date of the Indenture, has been shut down (other than plant or equipment that has been temporarily shut down for repairs or maintenance); PROVIDED, HOWEVER, that the aggregate net book value of all such Obsolete Plants on the date of the Indenture shall not exceed $2.0 million.

    "PERMITTED BUSINESS" means any business that is not unrelated to the businesses in which the Company is engaged on the date of the Indenture.

    "PERMITTED INVESTMENTS" means (a) Investments in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) Investments in Cash Equivalents;
(c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) the APAO Venture Investments and the URC Venture Investments; (e) Investments received as consideration for Asset Sales permitted under the Indenture; (f) Investments by the Company and its Restricted Subsidiaries in RCL not exceeding the amount of such Investment on the date of the Indenture, calculated as of the date of each such Investment, (g) the transfer by the Company of the Cogen Assets to one or more joint ventures; and
(h) other Investments in joint ventures or Unrestricted Subsidiaries of the Company that are engaged in a Permitted Business in an aggregate amount outstanding at any time (measured by their fair market value as of the date made) not exceeding $15 million.

    "PERMITTED LIENS" means:

    (i) Liens on assets of the Company and the Subsidiary Guarantors securing Indebtedness permitted to be incurred pursuant to clauses (i) and (ii) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

    (ii) Liens in favor of the Company or any Subsidiary Guarantor;

   (iii) first priority Liens (other than Liens permitted pursuant to any other clause of this definition) securing Indebtedness of the Company and any Subsidiary Guarantor that is not subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor and/or Contract Obligations of the Company or such Subsidiary Guarantor, PROVIDED that the sum of the aggregate principal amount of such Indebtedness and the total amount of such Contract Obligations outstanding from time to time does not exceed $100 million LESS the principal amount of Senior Term Debt (and Permitted Refinancing Indebtedness with respect thereto) outstanding as of such time;

    (iv) Liens existing on the property of any Person at the time such Person becomes a Restricted Subsidiary of the Company (excluding Liens which were incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company) that do not extend to any other property of the Company or its Restricted Subsidiaries;

    (v) Liens on the shares of URC stock now owned or hereafter acquired by the Company and on patents of the Company licensed to URC, in each case, to the extent required pursuant to the agreements governing the URC Venture Investment, as amended from time to time;

    (vi) Liens on (x) the Company's Equity Interest in the APAO Joint Venture and (y) intellectual property rights permitted by the Indenture to be licensed and licensed to the APAO Joint Venture required pursuant to the agreements governing the APAO Investments;

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
   (vii) Liens to secure Acquisition Debt permitted to be incurred pursuant to the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; PROVIDED, HOWEVER, that (a) such Liens shall either (1) extend only to the assets acquired with the proceeds of such Acquisition Debt or (2) otherwise be permitted by clause (iv) or (xvii) of this definition, (b) the Acquisition Debt secured thereby shall not exceed the fair market value of the assets acquired with the proceeds of such Acquisition Debt and (c) except with respect to Acquired Debt, such Lien shall be created simultaneously with the incurrence of such Acquisition Debt;

  (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (ix)    landlords',   carriers',   vendors',   warehousemen's,   mechanics',
materialmen's, repairmen's or other like Liens arising by operating of law in the ordinary course of business;

    (x)   pledges  or   deposits  in  connection   with  workers'  compensation,
unemployment insurance and other social security legislation;

    (xi) deposits to secure the performance of bids, trade contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

   (xii) easements, rights of way, restrictions, licenses, consignments and other similar encumbrances on any property of the Company or of any Restricted Subsidiary, including Liens constituting leases or subleases to third parties granted by the Company or any Restricted Subsidiary, in each case to the extent incurred in the ordinary course of business;

  (xiii) judgment Liens that do not constitute a Default;

   (xiv) Liens on unearned premiums of insurance policies that secure the financing of such premiums for such policies;

   (xv) Liens arising pursuant to authority granted under CERCLA, RCRA or analogous state statutes, PROVIDED that the aggregate of all obligations in respect of which the Company is required to record a reserve in accordance with
GAAP that are secured by such Liens shall not exceed $    million at any time;

   (xvi) Liens existing on the date of the Indenture;

  (xvii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to contemplation of such acquisition;

  (xviii) Liens on assets of any Person which is not a Restricted Subsidiary;

   (xix) Liens incurred to secure (A) Purchase Money Financings or (B) Capital Lease Obligations but only, in the case of (A) and (B), if such Liens do not extend to any assets other than the assets purchased with the proceeds of the corresponding Purchase Money Financing or which are the subject of such Capital Lease Obligation, and in each case to the extent the Indebtedness secured thereby is permitted to be incurred pursuant to the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

   (xx) Liens on accounts receivable and inventory of Foreign Subsidiaries that are Restricted Subsidiaries and not Subsidiary Guarantors to secure Indebtedness permitted to be incurred pursuant to clause (x) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

   (xxi) Liens securing any extension, renewal or refunding of any obligations secured by the foregoing Liens that do not increase the obligations secured thereby and do not extend such Lien to any assets other than those previously securing such obligations.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than the Senior Notes); PROVIDED that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes or any Subsidiary Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes and the Subsidiary Guarantee on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means an individual, corporation, limited liability company, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture.

    "PURCHASE MONEY FINANCING" means, with respect to any Person, Indebtedness incurred to finance the purchase of any assets of such Person (within 90 days of such purchase) to the extent (i) the amount of Indebtedness thereunder shall not exceed 95% of the purchase cost of such assets, (ii) the purchase cost for such assets is or should be included in "additions to property plant and equipment" in accordance with GAAP and (iii) the purchase of such assets is not part of an acquisition of any Person.

    "RCL" means Rexene Corporation Limited, an English company.

    "RECAPITALIZATION" shall have the meaning ascribed to such term in the Registration Statement on Form S-3 relating to the Senior Notes.

    "RESTRICTED   INVESTMENT"  means  any  Investment  other  than  a  Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of the Company means any Subsidiary of the Company that is designated as a Restricted Subsidiary by the Board of Directors or otherwise fails to meet the requirement set forth in the definition of Unrestricted Subsidiary.

    "SENIOR REVOLVING DEBT" means revolving credit borrowings under the Bank Credit Agreements.

    "SENIOR TERM DEBT" means term borrowings under the Bank Credit Agreements.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person (or a combination thereof) and
(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "SUBSIDIARY GUARANTEE" means (i) the full and unconditional guarantee by a Restricted Subsidiary (other than a Foreign Subsidiary) of all of the Company's obligations under the Indenture and the Senior Notes delivered pursuant to the covenant entitled "Subsidiary Guarantees" and (ii) the full and unconditional guarantee of all of the Company's obligations under the Indenture and the Senior Notes by any Foreign Subsidiary that is a Restricted Subsidiary that elects to so guarantee such obligations, in each case, in the form required by the Indenture.

    "SUBSIDIARY GUARANTOR" means any Restricted Subsidiary that has executed a Subsidiary Guarantee.

    "UNRESTRICTED SUBSIDIARY" means (i) each of the Subsidiaries of the Company in existence on the date of the Indenture, (ii) any Subsidiary of the Company designated as an Unrestricted Subsidiary pursuant to the provisions described above under the caption "Certain Covenants -- Restricted Payments" and (iii) any Subsidiary formed or acquired by the Company after the date of the Indenture, but only to the extent that such Subsidiary: (a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and
(d) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any designation of a Subsidiary as an Unrestricted Subsidiary pursuant to the provisions of clause
(iii) above by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant unless such default shall have been cured within a period of 30 days thereafter). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," (ii) no Default or Event of Default would be in existence following such designation and (iii) unless such Subsidiary is a Foreign Subsidiary, such Subsidiary executes a Subsidiary Guarantee.

    "URC VENTURE INVESTMENT" means (i) all Investments by the Company in URC outstanding as of the date of the Indenture PLUS (ii) all Investments made by the Company and its Restricted Subsidiaries in URC after the date of the Indenture; PROVIDED, HOWEVER, that the aggregate amount of all such Investments made after the date of the Indenture (measured by their fair market value as of the date made) shall not exceed the aggregate amount of the cash received after the date of the Indenture by the Company and its Restricted Subsidiaries as fees for the licensing of any intellectual property rights or other proprietary technology to URC PLUS (iii) the Guaranty (as defined in the Joint Venture Modification Agreement dated as of (and as in effect on) February 25, 1992 between the Company and UBE Industries Inc.); PROVIDED that at no time shall the Guaranty made by the Company and its Restricted Subsidiaries (A) be with recourse to the Company or any of its Subsidiaries or (B) be secured by any Liens on the property of the Company or any of its Subsidiaries (other than Liens permitted pursuant to clause (v) of the definition of Permitted Liens); and PROVIDED FURTHER that the amount of the obligations guaranteed pursuant to such Guaranty shall be reduced by the amount of all Investments made to satisfy the Company's obligations under such Guaranty.

    "URC" means Ube Rexene Corporation, a Japanese corporation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or a combination thereof.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and 100,000,000 shares of Common Stock, par value $0.01 per share. Upon the consummation of the Common Stock Offering, 18,624,306 shares of Common Stock and no shares of Preferred Stock will be outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to the stockholders, including the election of directors. There is no cumulative voting with respect to the election of directors. As a result, in an election of directors the holders of record of more than 50% of the outstanding shares of Common Stock can elect all of the directors then standing for election if such holders choose to do so. Subject to preferences that may be applicable to any Preferred Stock that may from time to time be outstanding, the holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to share ratably in all assets which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, pre-emptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued for consideration as set forth in this Prospectus, validly issued, fully paid and nonassessable.

    The Common Stock is traded on the New York Stock Exchange under the symbol "RXN." The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

    PREFERRED STOCK

    The Company's Restated Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms, rights and preferences of such series, including voting, dividend, liquidation, conversion and other rights. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN CORPORATE GOVERNANCE PROVISIONS

    STOCKHOLDER ACTION BY WRITTEN CONSENT

    The Restated Certificate of Incorporation provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting unless a consent or consents in writing, setting forth the action to be taken is signed by at least 66 2/3% of the stockholders entitled to vote with respect to the subject matter thereof. This provision may make it difficult for stockholders to effect actions requiring a vote of stockholders.

    SPECIAL MEETINGS OF STOCKHOLDERS

    The Amended and Restated Bylaws provide that a special meeting of stockholders of the Company may be called only by a majority of the Board of Directors, a committee of the Board of Directors that has been duly designated by the Board of Directors to have the power to call such meetings, or any holder or holders of at least 50% of the then outstanding Common Stock of the Company. This provision may make it difficult for stockholders to take action opposed by the Board of Directors.

    COMMON STOCK PURCHASE RIGHTS

    In January 1993, the Company declared a dividend distribution of one Common Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Company. The Rights are exercisable only if a person or group acquires 15% or more of Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock. Each Right entitles stockholders to purchase such number of shares of Common Stock at an exercise price of $60.00 (as amended by the Board of Directors on August 29, 1994) as determined under formulas set out in the agreement providing for the Rights. The existence of the Rights may, under certain circumstances, render more difficult or discourage attempts to acquire the Company.

    SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is covered by Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes a merger, asset sale or certain other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. For purposes of determining whether an interested stockholder owns at least 85% of the outstanding voting stock, shares held by persons who are both directors and officers and shares held by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer are excluded.

    LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Amended and Restated Bylaws provide that the Company shall indemnify all directors and officers of the Company to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. Under such provisions, any director or officer who, in his capacity as such, is made or threatened to be made a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Amended and Restated Bylaws and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

    In addition, the Company's Restated Certificate of Incorporation provides that to the fullest extent now or hereafter permitted by Delaware law, the Company's directors will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision in the Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Furthermore, each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to the Company and its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) liability arising under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful purchases or redemptions of the Company's stock) or (iv) any transaction from which the director derived an improper personal benefit. This provision does not affect a director's responsibilities under any other laws, including the federal securities laws and state or federal environmental laws.

                                  UNDERWRITING

    Smith Barney Inc. and Wertheim Schroder & Co. Incorporated (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement (a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company the respective principal amount of Senior Notes as set forth below:

                                                                                            PRINCIPAL
     UNDERWRITERS                                                                             AMOUNT
- ----------------------------------------------------------------------------------------  --------------
Smith Barney Inc. ......................................................................  $
Wertheim Schroder & Co. Incorporated....................................................
                                                                                          --------------
  Total.................................................................................  $  175,000,000

    The Company has been advised by the Underwriters that they propose to offer the Senior Notes initially to the public at the offering price set forth on the cover page of this Prospectus. After the initial public offering, the offering price and other selling terms may be changed.

    The Company has agreed to indemnify the Underwriters and any person who controls the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Senior Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Company does not intend to have the Senior Notes listed for trading on any securities exchange or to seek their admission to trading in any automated quotation system. If the Senior Notes are traded after their initial issuance, they may trade at a discount from their initial public offering price depending on many factors, including among other things, the Company's results of operations, prevailing interest rates and the market for similar securities. No assurance can be given that any market for the Senior Notes will develop, or, if any such market develops, as to the liquidity of such market. The Company has been informed by the Underwriters that they currently intend to make a market in the Senior Notes, as permitted by applicable laws and regulations; however, the Underwriters are not obligated to make such a market and may discontinue market making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Senior Notes.

    The Underwriters are acting as underwriters in connection with the Common Stock Offering and will receive customary underwriting discounts and commissions in connection therewith.

                                 LEGAL OPINIONS

    The validity of the Senior Notes offered hereby will be passed upon for the Company by Thompson & Knight, A Professional Corporation, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1992 and 1993, and for the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993 included in this Prospectus and the financial statement schedules included in the Registration Statement have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy and information statements, and other information with the Commission. These reports, proxy and information statements, and other information concerning the Company, may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549 and at its regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium

Center, 500 West Madison Street, Chicago, Illinois 60661-2551. Copies of such materials may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W, Washington, D.C. 20549. In addition, the Company's Common Stock is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where reports, proxy statements and other information concerning the Company can be inspected.

    The Company has filed with the Commission a registration statement on Form S-3 (as amended and together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the Senior Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Senior Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document may not be complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have been filed by the Company with the Commission (File No. 1-9988) pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; and (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Notes Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO NEIL DEVROY, DIRECTOR COMMUNICATIONS AND PUBLIC AFFAIRS, REXENE CORPORATION, 5005 LBJ FREEWAY, OCCIDENTAL TOWER, SUITE 500, DALLAS, TEXAS 75244 (THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY), TELEPHONE (214) 450-9000.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                           PAGE
                                                                                                        ----------
Report of Independent Accountants:
  Post-emergence Consolidated Financial Statements....................................................         F-2
  Pre-emergence Consolidated Financial Statements.....................................................         F-3
Audited Consolidated Financial Statements:
  Consolidated Statements of Operations for the year ended December 31, 1991, the nine months ended
   September 30, 1992, the three months ended December 31, 1992 and the year ended December 31,
   1993...............................................................................................         F-4
  Consolidated Balance Sheets as of December 31, 1992 and 1993........................................         F-5
  Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the year ended December 31,
   1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the
   year ended December 31, 1993.......................................................................         F-6
  Consolidated Statements of Cash Flows for the year ended December 31, 1991, the nine months ended
   September 30, 1992, the three months ended December 31, 1992 and the year ended December 31,
   1993...............................................................................................         F-7
  Notes to Consolidated Financial Statements..........................................................         F-9
Condensed Consolidated Financial Statements (Unaudited):
  Condensed Consolidated Statements of Income for the Nine Months Ended September 30, 1993 and 1994...        F-27
  Condensed Consolidated Balance Sheet as of September 30, 1994.......................................        F-28
  Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1993 and
   1994...............................................................................................        F-29
  Notes to Condensed Consolidated Financial Statements................................................        F-30

              REPORT OF INDEPENDENT ACCOUNTANTS -- POST-EMERGENCE
                       CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of Rexene Corporation

    In our opinion, the accompanying consolidated financial statements as listed on the Index on page F-1, present fairly, in all material respects, the financial position of Rexene Corporation and its subsidiaries (the Company) at December 31, 1992 and 1993, and the results of their operations and their cash flows for the three months ended December 31, 1992 and the year ended December 31, 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in notes 2 and 3 to the consolidated financial statements, on September 18, 1992 the Company's Plan of Reorganization was consummated.
Effective September 30, 1992, the Company accounted for the Chapter 11 reorganization using "fresh-start" reporting as set forth in the American
Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Accordingly, the financial statements subsequent to the emergence from Chapter 11 have been prepared using a different basis of accounting and are therefore not comparable to the pre-emergence consolidated financial statements.

PRICE WATERHOUSE LLP

Dallas, Texas
February 10, 1994

               REPORT OF INDEPENDENT ACCOUNTANTS -- PRE-EMERGENCE
                       CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of Rexene Corporation

    In our opinion, the accompanying consolidated financial statements as listed on the Index on page F-1, present fairly, in all material respects, the results of Rexene Corporation and its subsidiaries' (the Company) operations and their cash flows for the year ended December 31, 1991 and the nine months ended September 30, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in notes 2 and 3 to the consolidated financial statements, on October 18, 1991 the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The Company's Plan of
Reorganization was consummated on September 18, 1992 and, effective September 30, 1992, the Company accounted for the reorganization using "fresh-start" reporting as set forth in the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code."

PRICE WATERHOUSE LLP

Dallas, Texas
April 12, 1993

                      REXENE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               PRE-EMERGENCE               POST-EMERGENCE
                                                        ---------------------------  ---------------------------
                                                                       NINE MONTHS   THREE MONTHS
                                                         YEAR ENDED       ENDED          ENDED       YEAR ENDED
                                                        DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,
                                                            1991          1992           1992           1993
                                                        ------------  -------------  -------------  ------------
Net sales.............................................   $  449,728    $   316,106    $    98,854    $  429,353
                                                        ------------  -------------  -------------  ------------
Operating expenses:
  Cost of sales.......................................      388,057        278,081         86,732       375,609
  Marketing, general and administrative...............       43,388         23,918          9,045        32,641
  Research and development............................        6,255          4,715          1,659         6,599
                                                        ------------  -------------  -------------  ------------
                                                            437,700        306,714         97,436       414,849
                                                        ------------  -------------  -------------  ------------
Operating income......................................       12,028          9,392          1,418        14,504
Interest expense:
  Cash................................................      (55,029)       --              (6,215)      (24,446)
  Non-cash............................................       (3,345)       --              (6,445)      (25,388)
Interest income.......................................        2,750            740            637         1,392
Debt restructuring costs..............................       (7,866)       --             --             --
Other, net............................................        1,001           (458)           169          (245)
                                                        ------------  -------------  -------------  ------------
Income (loss) before reorganization items, income
 taxes and extraordinary gain.........................      (50,461)         9,674        (10,436)      (34,183)
Reorganization items..................................       (5,730)       (38,514)       --             --
                                                        ------------  -------------  -------------  ------------
Loss before income taxes and extraordinary gain.......      (56,191)       (28,840)       (10,436)      (34,183)
Income tax (expense) benefit..........................       13,444         (2,636)         3,908         8,940
                                                        ------------  -------------  -------------  ------------
Loss before extraordinary gain........................      (42,747)       (31,476)        (6,528)      (25,243)
Extraordinary gain....................................       --            123,672        --             --
                                                        ------------  -------------  -------------  ------------
Net income (loss).....................................   $  (42,747)   $    92,196    $    (6,528)   $  (25,243)
                                                        ------------  -------------  -------------  ------------
                                                        ------------  -------------  -------------  ------------
Weighted average shares outstanding...................                                     10,501        10,501
                                                                                     -------------  ------------
                                                                                     -------------  ------------
Net loss per share....................................                                $      (.62)  $     (2.40 )
                                                                                     -------------  ------------
                                                                                     -------------  ------------

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1992        1993
                                                                                            ----------  ----------
Cash and cash equivalents:
  Unrestricted............................................................................  $   30,444  $   28,288
  Restricted..............................................................................       3,758       2,247
Accounts receivable, net..................................................................      51,771      57,820
Inventories...............................................................................      53,692      52,621
Income taxes receivable...................................................................          71       4,965
Prepaid expenses and other................................................................       1,246       1,522
                                                                                            ----------  ----------
    Total current assets..................................................................     140,982     147,463
                                                                                            ----------  ----------
Property, plant and equipment, net........................................................     243,621     244,346
Reorganization value in excess of amounts allocable to identifiable assets, net...........       3,928       3,660
Intangible assets, net....................................................................       5,317       4,198
Other noncurrent assets...................................................................      29,743      30,369
                                                                                            ----------  ----------
                                                                                            $  423,591  $  430,036
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable..........................................................................  $   20,387  $   27,386
Accrued liabilities.......................................................................       9,719       8,116
Accrued interest..........................................................................       3,145       3,097
Employee benefits payable.................................................................       2,907       3,754
                                                                                            ----------  ----------
    Total current liabilities.............................................................      36,158      42,353
                                                                                            ----------  ----------
Long-term debt............................................................................     261,726     281,764
Other noncurrent liabilities..............................................................      56,225      65,840
Deferred income taxes.....................................................................      49,376      45,216
Commitments and contingencies.............................................................      --          --
Stockholders' equity (deficit):
  Common stock, par value $.01 per share; 100 million shares authorized; 10.5 million
   shares issued and outstanding..........................................................         105         105
  Paid-in capital.........................................................................      26,529      26,529
  Accumulated deficit.....................................................................      (6,528)    (31,771)
                                                                                            ----------  ----------
  Total stockholders' equity (deficit)....................................................      20,106      (5,137)
                                                                                            ----------  ----------
                                                                                            $  423,591  $  430,036
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                           COMMON STOCK
                                          ---------------    PAID-IN   ACCUMULATED
                                          SHARES   AMOUNT    CAPITAL     DEFICIT       TOTAL
                                          -------  ------   ---------  -----------   ---------
Balance, December 31, 1990..............   31,239  $ 312    $ 147,543   $(203,791)   $ (55,936)
Issuance of common stock................      180      2        3,868      --            3,870
Net loss................................    --      --         --         (42,747)     (42,747)
                                          -------  ------   ---------  -----------   ---------
Balance, December 31, 1991..............   31,419    314      151,411    (246,538)     (94,813)
Net loss -- pre-emergence...............    --      --         --          (5,602)      (5,602)
                                          -------  ------   ---------  -----------   ---------
Balance, September 30, 1992 --
 pre-emergence..........................   31,419    314      151,411    (252,140)    (100,415)
Adjustments for reorganization:
  Extraordinary gain on debt exchange...    --      --         --         123,672      123,672
  Fresh start reporting adjustments.....  (31,419)  (314)    (151,411)    128,468      (23,257)
  Issuance of common stock..............   10,501    105       26,529      --           26,634
                                          -------  ------   ---------  -----------   ---------
Balance, September 30, 1992 -- post-
 emergence..............................   10,501  $ 105    $  26,529   $  --        $  26,634
                                          -------  ------   ---------  -----------   ---------
                                          -------  ------   ---------  -----------   ---------
Balance, September 30, 1992.............   10,501  $ 105    $  26,529   $  --        $  26,634
Net loss................................    --      --         --          (6,528)      (6,528)
                                          -------  ------   ---------  -----------   ---------
Balance, December 31, 1992..............   10,501    105       26,529      (6,528)      20,106
Net loss................................    --      --         --         (25,243)     (25,243)
                                          -------  ------   ---------  -----------   ---------
Balance, December 31, 1993..............   10,501  $ 105    $  26,529   $ (31,771)   $  (5,137)
                                          -------  ------   ---------  -----------   ---------
                                          -------  ------   ---------  -----------   ---------

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               PRE-EMERGENCE               POST-EMERGENCE
                                                        ---------------------------  ---------------------------
                                                            YEAR       NINE MONTHS   THREE MONTHS       YEAR
                                                           ENDED          ENDED          ENDED         ENDED
                                                        DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,
                                                            1991          1992           1992           1993
                                                        ------------  -------------  -------------  ------------
Cash flows from operating activities:
  Net income (loss)...................................   $  (42,747)   $    92,196     $  (6,528)    $  (25,243)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation and amortization.....................       23,852         20,062         4,315         17,446
    Reorganization items..............................        5,730         38,514        --             --
    Reversal of accrued interest......................       --             (6,831)       --             --
    Debt restructuring costs..........................        7,866        --             --             --
    Extraordinary gain................................       --           (123,672)       --             --
    Non-cash interest expense.........................       --            --              6,445         25,388
    Deferred income taxes.............................        2,262            525        (3,690)        (4,160)
    Change in:
      Accounts receivable.............................       11,080         (9,343)        5,756         (6,049)
      Inventories.....................................       20,983            182        (3,030)         1,071
      Prepaid expenses and other......................         (446)           727          (940)          (276)
      Income taxes....................................      (12,856)        17,441          (408)        (4,894)
      Accounts payable................................        5,549          1,139         2,517          6,999
      Accrued interest................................       11,312        --             (2,914)           (48)
      Employee benefits payable and accrued
       liabilities....................................       --             (1,552)          612           (756)
    Prepetition liabilities paid:
      Accounts payable................................       --            (15,834)       (1,093)        --
      Accrued interest................................       --            (14,737)       --             --
    Increase in other noncurrent liabilities..........        2,259         12,518           985          1,006
    Other.............................................          844           (456)          782            857
                                                        ------------  -------------  -------------  ------------
        Total adjustments.............................       78,435        (81,317)        9,337         36,584
                                                        ------------  -------------  -------------  ------------
Net cash provided by operating activities before
 reorganization items paid............................       35,688         10,879         2,809         11,341
  Reorganization items paid...........................       (3,396)       (10,180)       (2,053)        --
                                                        ------------  -------------  -------------  ------------
Net cash provided by operating activities.............       32,292            699           756         11,341
                                                        ------------  -------------  -------------  ------------

(continued on page F-8)

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                               PRE-EMERGENCE               POST-EMERGENCE
                                                        ---------------------------  ---------------------------
                                                            YEAR       NINE MONTHS   THREE MONTHS       YEAR
                                                           ENDED          ENDED          ENDED         ENDED
                                                        DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,
                                                            1991          1992           1992           1993
                                                        ------------  -------------  -------------  ------------
Cash flows from investing activities:
  Capital expenditures................................      (33,464)       (11,136)       (3,961)       (17,008)
  Investment in joint venture.........................         (733)       --               (325)        --
  Proceeds from sale of property, plant and
   equipment..........................................        2,491        --             --             --
  Deposits held in trust for the Texas Water
   Commission.........................................      (10,255)       --             --             --
                                                        ------------  -------------  -------------  ------------
Net cash used for investing activities................      (41,961)       (11,136)       (4,286)       (17,008)
                                                        ------------  -------------  -------------  ------------
Cash flows from financing activities:
  Bank borrowings.....................................       --            --             --              2,000
  Debt restructuring costs............................       (6,501)       --             --             --
  Proceeds from issuance of common stock, net.........           45        --             --             --
                                                        ------------  -------------  -------------  ------------
Net cash provided by (used for) financing
 activities...........................................       (6,456)       --             --              2,000
                                                        ------------  -------------  -------------  ------------
Net decrease in cash and cash equivalents.............      (16,125)       (10,437)       (3,530)        (3,667)
  Cash and cash equivalents at beginning of period....       64,294         48,169        37,732         34,202
                                                        ------------  -------------  -------------  ------------
  Cash and cash equivalents at end of period..........   $   48,169    $    37,732     $  34,202     $   30,535
                                                        ------------  -------------  -------------  ------------
                                                        ------------  -------------  -------------  ------------
Supplemental cash flow information:
  Cash paid for interest..............................   $   50,745    $    14,737     $   9,002     $   24,039
  Cash paid for income taxes..........................   $   --        $     1,703     $  --         $      114

                See notes to consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    IDENTITY OF REGISTRANT

    Rexene Corporation ("Old Rexene") was merged into its wholly-owned operating subsidiary, Rexene Products Company, on September 11, 1992 pursuant to a First Amended Plan of Reorganization (the "Amended Plan") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") (see note 2). Upon completion of the merger, Rexene Products Company changed its name to Rexene Corporation ("New Rexene"). Old Rexene, Rexene Products Company and New Rexene are hereinafter sometimes collectively or separately referred to as the "Company".

    PRINCIPLES OF CONSOLIDATION

    The   consolidated  financial   statements  of   the  Company   include  its
wholly-owned direct and indirect subsidiaries.

    CASH AND CASH EQUIVALENTS

    Cash equivalents represent short-term investments with original maturities of three months or less. Restricted cash is held in a reserve account under the Amended Plan for payment of disputed claims and administrative expenses.

    INVENTORIES

    Inventories are stated at the lower of cost or market using the first-in, first-out method.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets, ranging from 3 to 20 years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Certain interest costs are capitalized as part of major construction projects. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

    REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

    Reorganization value in excess of amounts allocable to identifiable assets is amortized on a straight-line basis over fifteen years.

    INTANGIBLE ASSETS

    Intangible assets are stated at cost and consist primarily of licensing agreements and patents which are amortized on a straight-line basis over five years.

    DEFERRED PRE-OPERATING COSTS

    The incremental costs of establishing a plant in the United Kingdom have been deferred. This plant is scheduled to begin production in late 1994. These deferred pre-operating costs will be amortized on a straight-line basis over five years, after commencement of production.

    INCOME TAXES

    Concurrent with fresh start reporting (see note 3), on September 30, 1992 the Company adopted Statement of Financial Accounting Standard ("SFAS") 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting of income taxes. Prior to September 30, 1992, the Company accounted for income taxes under the deferred method, as prescribed under Accounting Principles Board ("APB") Opinion No. 11, "Accounting for Income Taxes".

    FOREIGN CURRENCY TRANSLATION

    Operations of the foreign subsidiary use the local currency of the country of operation as the functional currency. The resulting translation adjustments are not significant in 1993.

                      REXENE CORPORATION AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET LOSS PER SHARE

    Net loss per share is based on the weighted average number of common stock shares outstanding. The per share amount for the pre-emergence periods is not presented since such information is not comparable with the post-emergence periods.

    RECLASSIFICATIONS

    Certain amounts in the 1992 and 1991 consolidated financial statements have been reclassified to conform with the 1993 presentation.

2.  CHAPTER 11 REORGANIZATION
    As a result of its reorganization under Chapter 11 of the Bankruptcy Code and the confirmation of the Amended Plan by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), the Company, among other things, (i) reduced the principal amount of its long-term debt by replacing $403 million of outstanding senior and subordinated notes of Old Rexene, which was scheduled to mature in July 1992, with $337 million of debt that becomes due in 1999 and 2002, (ii) reduced its annual cash interest requirements from approximately $74 million to a minimum amount of approximately $24 million through 1994, and (iii) issued 92.5% of the common stock of New Rexene to the holders of such debt. The Amended Plan was consummated on September 18, 1992 (the "Effective Date"). Under the Amended Plan, the holders of outstanding senior notes of Old Rexene received, pro rata as a class, (i) an equal principal amount of Increasing Rate First Priority Notes due 1999 of New Rexene at an initial interest rate of 9% per year (the "Old Senior Notes"), (ii) 26% of the common stock of New Rexene to be outstanding after giving effect to the Amended Plan, and (iii) $11.7 million in cash representing the prepetition interest accrued on the outstanding senior notes of Old Rexene plus interest on the prepetition interest during the reorganization under Chapter 11 of the Bankruptcy Code proceedings. The holders of outstanding subordinated notes of Old Rexene received, pro rata as a class, (i) $84.375 million aggregate principal amount of Increasing Rate Second Priority Notes due 2002 (with certain sinking fund requirements in 2001) at an initial interest rate of 10% per year (the "Old Subordinated Notes", and together with the Old Senior Notes, the "Old Notes"), (ii) 66.5% of the common stock in New Rexene to be outstanding after giving effect to the Amended Plan, and (iii) $3.1 million in cash for settlement of prepetition interest. Holders of the common stock of Old Rexene became entitled to receive 7.5% of the common stock of New Rexene to be outstanding after giving effect to the Amended Plan. The Company recorded an extraordinary gain of $123.7 million as a result of exchanging the outstanding senior and subordinated debt of Old Rexene for the Old Notes and the common stock of New Rexene under the Amended Plan.

3.  FRESH START REPORTING
    In connection with the reorganization under Chapter 11 of the Bankruptcy Code described in note 2, the Company adopted as of September 30, 1992, the American Institute of Certified Public Accountants' Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"). The Company's basis of accounting for financial reporting purposes changed as a result of adopting the Reorganization SOP. Specifically, the Reorganization SOP required (i) the adjustment of the Company's assets and liabilities to reflect a reorganization value (the "Reorganization Value") generally approximating the fair value of the Company as a going concern on an unleveraged basis, (ii) the elimination of its accumulated deficit, and (iii) adjustments to its capital structure to reflect consummation of the Amended Plan. Accordingly, the results of operations after September 30, 1992 are not comparable to results of operations prior to such date, and the results of operations for the nine months ended September 30, 1992 and the three months ended December 31, 1992 have not been aggregated.

                      REXENE CORPORATION AND SUBSIDIARIES

3.  FRESH START REPORTING (CONTINUED)
    The Reorganization Value was determined by independent financial advisors. At September 30, 1992, the Reorganization Value of $291 million was allocated to assets and liabilities as follows (in thousands):

Working capital (excluding accrued interest)..............  $ 112,860
Property, plant and equipment.............................    243,498
Reorganization value in excess of amounts allocable to
 identifiable assets......................................      4,298
Intangible assets.........................................      5,598
Other noncurrent assets...................................     30,031
Deferred income taxes.....................................    (53,066)
Other noncurrent liabilities..............................    (52,219)
                                                            ---------
                                                            $ 291,000
                                                            ---------
                                                            ---------

    Current assets and liabilities were recorded at their book value, which approximated fair value. Property, plant and equipment was recorded at reorganization value, which approximated fair value in continued use, based on an independent appraisal. Intangible assets and other noncurrent assets were recorded at their net book value, which approximated fair value. Long-term debt was recorded at present values as determined by independent financial advisors.

    Based on the allocation of the Reorganization Value in conformity with the procedures specified by the Reorganization SOP, the portion of the Reorganization Value which was not attributed to specific tangible or identifiable intangible assets of the reorganized Company was reported as "reorganization value in excess of amounts allocable to identifiable assets".

    The Company recorded the following reorganization expenses and adjustments to assets and liabilities to reflect fresh start reporting in its statement of operations for the nine months ended September 30, 1992 (in thousands):

Professional fees.........................................  $ (12,600)
Interest expense -- cash..................................     (6,059)
Interest expense -- non-cash..............................     (1,941)
Revaluation of assets and liabilities to fair values:
  Property, plant and equipment...........................     50,535
  Goodwill................................................    (16,604)
  Reorganization value in excess of amounts allocable to
   identifiable assets....................................      4,298
  Other noncurrent assets.................................    (11,904)
  Deferred income taxes...................................    (50,346)
  Pension liability.......................................      7,067
Other.....................................................       (960)
                                                            ---------
                                                            $ (38,514)
                                                            ---------
                                                            ---------

                      REXENE CORPORATION AND SUBSIDIARIES

4.  ACCOUNTS RECEIVABLE
    Accounts receivable consist of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1992       1993
                                                                          ---------  ---------
Trade...................................................................  $  52,137  $  57,697
Other...................................................................      4,143      3,930
                                                                          ---------  ---------
                                                                             56,280     61,627
Less allowances.........................................................     (4,509)    (3,807)
                                                                          ---------  ---------
                                                                          $  51,771  $  57,820
                                                                          ---------  ---------
                                                                          ---------  ---------

    Bad debt expense for the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993 is $1,175,000, $327,000, $300,000 and $223,000, respectively.

5.  INVENTORIES
    Inventories consist of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1992       1993
                                                                          ---------  ---------
Raw materials...........................................................  $  14,971  $  11,313
Work in progress........................................................      7,481      6,694
Finished goods..........................................................     31,240     34,614
                                                                          ---------  ---------
                                                                          $  53,692  $  52,621
                                                                          ---------  ---------
                                                                          ---------  ---------

6.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consists of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1992        1993
                                                                        ----------  ----------
Land..................................................................  $    5,276  $    5,738
Buildings.............................................................      13,841      17,758
Plant and equipment...................................................     216,440     230,026
Construction in progress..............................................      11,728      10,530
                                                                        ----------  ----------
                                                                           247,285     264,052
Less accumulated depreciation.........................................      (3,664)    (19,706)
                                                                        ----------  ----------
                                                                        $  243,621  $  244,346
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation expense for the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993 is $20,656,000, $17,689,000, $3,664,000 and $16,059,000,
respectively. During the year ended December 31, 1991, the three months ended December 31, 1992 and the year ended December 31, 1993, $4,685,000, $312,000 and $1,259,000, respectively, of interest was capitalized in connection with construction projects. No interest was capitalized during the nine months ended September 30, 1992.

                      REXENE CORPORATION AND SUBSIDIARIES

7. REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS AND INTANGIBLE ASSETS
    Reorganization value in excess of amounts allocable to identifiable assets and intangible assets, net of accumulated amortization are (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1992       1993
                                                                            ---------  ---------
Reorganization value in excess of amounts allocable to identifiable
 assets...................................................................  $   4,298  $   4,298
Less accumulated amortization.............................................       (370)      (638)
                                                                            ---------  ---------
                                                                            $   3,928  $   3,660
                                                                            ---------  ---------
                                                                            ---------  ---------
Intangible assets.........................................................  $   5,598  $   5,598
Less accumulated amortization.............................................       (281)    (1,400)
                                                                            ---------  ---------
                                                                            $   5,317  $   4,198
                                                                            ---------  ---------
                                                                            ---------  ---------

8.  OTHER NONCURRENT ASSETS
    Other noncurrent assets consist of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1992       1993
                                                                          ---------  ---------
Spare parts inventories.................................................  $  18,107  $  16,654
Deposits held in trusts.................................................     10,428     10,523
Deferred pre-operating costs............................................     --          1,322
Other...................................................................      1,208      1,870
                                                                          ---------  ---------
                                                                          $  29,743  $  30,369
                                                                          ---------  ---------
                                                                          ---------  ---------

    The deposits held in trusts for the benefit of the Texas Water Commission were established and funded to comply with the financial assurance requirements of the Resource Conservation and Recovery Act.

9.  ACCRUED LIABILITIES
    Accrued liabilities consist of the following (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1992       1993
                                                                            ---------  ---------
Accrued taxes, other than income..........................................  $   3,122  $   2,555
Accrued reorganization costs and disputed claims..........................      2,422        435
Other accrued expenses....................................................      4,175      5,126
                                                                            ---------  ---------
                                                                            $   9,719  $   8,116
                                                                            ---------  ---------
                                                                            ---------  ---------

10. LONG-TERM DEBT
    Long-term debt consists of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1992        1993
                                                                        ----------  ----------
Old Senior Notes......................................................  $  253,000  $  253,000
Old Subordinated Notes................................................      87,249      95,342
Less: unamortized discount............................................     (78,523)    (68,578)
                                                                        ----------  ----------
                                                                           261,726     279,764
Bank borrowings under the Old Credit Agreement........................      --           2,000
                                                                        ----------  ----------
                                                                        $  261,726  $  281,764
                                                                        ----------  ----------
                                                                        ----------  ----------

                      REXENE CORPORATION AND SUBSIDIARIES

10. LONG-TERM DEBT (CONTINUED)
    The long-term debt was recorded at its fair market value at the Effective Date. The resulting discount from the face amount is accreted to interest expense over the term of the Notes. The Company believes, based on its understanding of the bid and ask prices at December 31, 1993, that the aggregate fair market value of the long-term debt is approximately $36 million greater than its net book value.

    The Old Senior Notes are secured by a first lien on all of the assets of the Company and its subsidiaries, other than (i) accounts receivable, other than intercompany receivables, (ii) inventory, (iii) cash and cash equivalents, and
(iv) certain nonmaterial excluded assets (the "Collateral").

    Interest is payable on the Old Notes semiannually on May 15 and November 15. In addition, the interest rates on the Old Senior and Old Subordinated Notes increase beginning in 1995 and 1996, respectively. The annual interest rate on the Old Senior Notes is 9% through November 14, 1995, 12% from November 15, 1995 through November 14, 1996 and 14% thereafter. The Old Subordinated Notes are secured by a second lien on the Collateral. The annual interest rate on the Old Subordinated Notes is 10% through November 14, 1996, 12% from November 15, 1996 through November 14, 1997 and 14% thereafter.

    For each interest period ending on or prior to November 15, 1994, the Company may pay up to 90% of the interest due on the Old Subordinated Notes by delivering additional Old Subordinated Notes in lieu of cash ("Pay-in-Kind"), if certain financial tests are met. In 1993 and 1992, the Board of Directors exercised the Pay-in-Kind feature and issued $8.1 million and $2.9 million, respectively, of Old Subordinated Notes.

    The Pay-in-Kind feature expires on November 15, 1994, and the Company's annual cash interest requirements will increase approximately $10.0 million, commencing with the semi-annual interest payment due on May 15, 1995.

    The Old Senior Notes, and after all Old Senior Notes are redeemed, the Old Subordinated Notes, are redeemable at the option of the Company, at any time in whole or from time to time in part, at a price equal to 100% of the principal amount to be redeemed plus accrued interest to the redemption date. In addition the Company may at any time purchase Old Senior Notes in the open market. In the event the Company generates "excess cash flow" from operations (as defined in the indenture governing the Old Senior Notes) in any fiscal year, the Company is required to make an offer to purchase Old Senior Notes at par in an amount equal to such excess cash flow. However, the cash purchase price of Old Senior Notes acquired in the open market (not previously applied as a credit) may be credited towards the excess cash flow offer requirement. In addition, in the event of asset sales exceeding $8 million in the aggregate during any four consecutive fiscal quarters, the Company is required to make an offer to purchase Old Senior Notes and thereafter, if applicable, Old Subordinated Notes at par in an amount equal to the net proceeds (as defined in the indentures governing the Notes (the "Indentures")) of such asset sales. Open market purchases cannot be credited towards the asset sale redemption requirement. The Indentures contain covenants which, among other things (i) limit the Company's ability to incur additional indebtedness, (ii) limit restricted payments (e.g. dividends, purchases or redemption of subordinated indebtedness, purchases or redemption of capital stock and certain investments), (iii) limit the incurrence of liens other than certain permitted liens, (iv) restrict transactions with stockholders and affiliates, (v) require the maintenance of a minimum stockholders' equity, and
(vi) limit certain investments.

    The Company entered into a loan agreement dated September 18, 1992 (the "Old Credit Agreement") as subsequently amended, with Transamerica Business Credit Corporation providing for a credit facility for general corporate purposes of up to $35 million, $15 million of which may be used for financing the operations of a subsidiary in the United Kingdom. The Old Credit Agreement includes a sub-facility of $15 million for stand-by letters of credit. The Old Credit Agreement terminates December 31, 1996. The Company pays interest on borrowed funds at 1.5% above the prime rate. At December 31, 1993, the Company had borrowed $2.0 million under the Old Credit Agreement at an annual interest rate of 7%.

                      REXENE CORPORATION AND SUBSIDIARIES

10. LONG-TERM DEBT (CONTINUED)
There were no borrowings under the Old Credit Agreement in 1992. At December 31, 1993 and 1992 approximately $2.9 million and $1.1 million, respectively, of stand-by letters of credit were outstanding under the Old Credit Agreement. Funds advanced under the Old Credit Agreement are secured by a first lien on the Company's (i) inventory, (ii) accounts receivable, other than intercompany receivables, (iii) letters of credit and (iv) the proceeds of the above. The Old Credit Agreement also contains certain continuing obligations, such as the maintenance of a minimum cash flow coverage ratio, as well as restrictions or prohibitions covering, among other things, the incurrence of other indebtedness, asset sales, investments, dividend payments, mergers and acquisitions.

11. OTHER NONCURRENT LIABILITIES
    Other noncurrent liabilities consist of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1992       1993
                                                                          ---------  ---------
Accrued environmental remediation costs.................................  $  24,298  $  23,357
Accumulated postretirement benefit obligation (note 16).................     13,152     14,729
Noncurrent interest payable.............................................      3,021     11,630
Lawsuit accrual (note 19)...............................................      7,400      7,400
Other...................................................................      8,354      8,724
                                                                          ---------  ---------
                                                                          $  56,225  $  65,840
                                                                          ---------  ---------
                                                                          ---------  ---------

    Noncurrent interest payable represents non-cash interest accrued in accordance with Emerging Issues Task Force ("EITF") Issue No. 86-15, "Increasing Rate Debt". Under EITF Issue No. 86-15, aggregate interest expense is charged in equal amounts over the estimated term of the Old Notes (see note 14).

12. COMMITMENTS
    The future payments of rentals on buildings, computers, office equipment and transportation equipment under the terms of noncancellable operating lease agreements are as follows (in thousands):

For the years ending December 31,
1994...............................................................  $   7,721
1995...............................................................      6,255
1996...............................................................      3,786
1997...............................................................      1,581
1998...............................................................        512
1999 and thereafter................................................      4,517
                                                                     ---------
Total minimum lease payments.......................................  $  24,372
                                                                     ---------
                                                                     ---------

    Rental expense under operating leases for the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993, approximated $7,810,000, $6,451,000, $2,024,000 and $7,630,000, respectively.

13. INCOME TAXES
    At September 30, 1992, the Company adopted SFAS 109, "Accounting for Income Taxes", concurrent with its adoption of fresh start reporting. For periods prior to the three months ended December 31, 1992, the Company accounted for income taxes under principles provided in APB 11. Therefore, the income tax benefit for the three months ended December 31, 1992 and the year ended December 31, 1993 is not comparable with the income tax expense (benefit) for the year ended December 31, 1991 and the nine months ended September 30, 1992.

                      REXENE CORPORATION AND SUBSIDIARIES

13. INCOME TAXES (CONTINUED)
    The current income tax benefit for the year ended December 31, 1993 includes a federal income tax benefit of $4.0 million, relating primarily to the carryback of the Company's 1993 net operating loss to the year ended December 31, 1990. The income tax benefit for the nine months ended September 30, 1992 is principally for alternative minimum taxes. During the bankruptcy proceedings in 1992, all federal income tax matters through the 1991 tax year were resolved which resulted in, among other things, a refund of $17.2 million from the Internal Revenue Service.

    The Company has unused net operating loss carryforwards of $1.2 million at December 31, 1993 that expire in the year 2004 and an alternative minimum tax credit carryforward of approximately $1.6 million. The utilization of the net operating loss carryforwards and tax credit carryforwards is shown as a charge equivalent to federal income taxes in 1991.

    Income tax (expense) benefit consists of the following (in thousands):

                         YEAR        NINE MONTHS    THREE MONTHS
                        ENDED           ENDED          ENDED        YEAR ENDED
                     DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                         1991           1992            1992           1993
                     ------------   -------------   ------------   ------------
Current:
  State............    $   220         $   683         $  177         $ (610)
  Federal..........     16,399          (2,794)            41          5,390
Deferred income
 taxes.............     (2,262)           (525)         3,690          4,160
Charge equivalent
 to federal income
 taxes.............       (913)         --             --             --
                     ------------   -------------      ------         ------
                       $13,444         $(2,636)        $3,908         $8,940
                     ------------   -------------      ------         ------
                     ------------   -------------      ------         ------

    Deferred income tax provisions under SFAS 109 result from temporary differences between the basis of assets and liabilities for financial reporting purposes. Under APB 11 the deferred income tax provisions result from timing differences in the recognition of revenues and expenses for tax and financial reporting purposes. The deferred income tax benefit for the year ended December 31, 1993 is net of a charge of $1.3 million to record the effect of the Omnibus Budget Reconciliation Act of 1993, which increased the corporate federal tax rate from 34% to 35%, retroactive from January 1, 1993. The nature of the temporary differences under SFAS 109 and timing differences under APB 11 and the tax effects are as follows (in thousands):

                         YEAR        NINE MONTHS    THREE MONTHS
                        ENDED           ENDED          ENDED        YEAR ENDED
                     DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                         1991           1992            1992           1993
                     ------------   -------------   ------------   ------------
Depreciation and
 amortization......    $(2,708)        $(3,010)        $1,571        $(5,119)
Non-cash
 interest..........     --              --              2,096         10,700
Non-qualified
 executive stock
 option plan.......       (970)         --             --             --
Effect of change in
 federal statutory
 income tax
 rates.............     --              --             --             (1,333)
Accrual for
 lawsuit...........     --               2,504         --             --
Capitalized
 inventory costs...        312          --             --             --
Other, net.........      1,104             (19)            23            (88)
                     ------------   -------------      ------      ------------
                       $(2,262)        $  (525)        $3,690        $ 4,160
                     ------------   -------------      ------      ------------
                     ------------   -------------      ------      ------------

                      REXENE CORPORATION AND SUBSIDIARIES

13. INCOME TAXES (CONTINUED)
    Deferred income taxes consist of the following (in thousands):

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1992        1993
                                                                                  ----------  ----------
Excess financial over tax basis of property, plant and equipment................  $   63,962  $   69,533
Excess tax over financial basis of the Notes....................................      16,396       9,168
                                                                                  ----------  ----------
    Gross deferred tax liabilities..............................................      80,358      78,701
Accounts receivable.............................................................      (2,188)     (1,639)
Inventories.....................................................................      (2,485)       (666)
Intangible assets...............................................................      (2,780)     (1,140)
Other noncurrent assets.........................................................      (3,180)     (4,474)
Other noncurrent liabilities....................................................     (19,982)    (23,600)
Other...........................................................................        (367)     (1,966)
                                                                                  ----------  ----------
                                                                                  $   49,376  $   45,216
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    The effective income tax rate differs from the amount computed by applying the federal income tax rate to income before income taxes. The federal income tax rate was 34% for the year ended December 31, 1991, the nine months ended September 30, 1992 and the three months ended December 31, 1992 and 35% for the year ended December 31, 1993. The reasons for these differences are as follows (in thousands):

                                     NINE MONTHS    THREE MONTHS
                      YEAR ENDED        ENDED          ENDED        YEAR ENDED
                     DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                         1991           1992            1992           1993
                     ------------   -------------   ------------   ------------
Tax computed at
 federal statutory
 tax rate..........    $19,104         $ 9,806         $3,549        $11,964
State income
 taxes.............        168             461            116           (397)
Differences in
 financial and tax
 bases of assets
 and liabilities...     (4,496)         (3,893)        --             --
Non-deductible
 amortization......     --              --             --               (493)
Non-cash
 interest..........     --              --             --               (728)
Effect of change in
 federal statutory
 income tax rate...     --              --             --             (1,333)
Reorganization
 items.............     --              (8,133)           325         --
Non-qualified
 executive stock
 option plan.......     (1,180)         --             --             --
Other, net.........       (152)           (877)           (82)           (73)
                     ------------   -------------      ------      ------------

Income tax
 (expense)
 benefit...........    $13,444         $(2,636)        $3,908        $ 8,940
                     ------------   -------------      ------      ------------
                     ------------   -------------      ------      ------------

14. INTEREST EXPENSE
    Cash interest for the three months ended December 31, 1992 and the year ended December 31, 1993 consists of interest on the Old Senior Notes and 10% of the interest on the Old Subordinated Notes. The remaining 90% of the interest on the Old Subordinated Notes is included as non-cash interest in accordance with the Pay-in-Kind feature (see note 10). In addition, non-cash interest includes
(i) accretion on the Old Notes (see note 10), (ii) an adjustment for EITF Issue No. 86-15 (see note 11), and (iii) an adjustment for interest capitalized in connection with construction projects (see note 6).

15. OTHER STATEMENT OF OPERATIONS INFORMATION
    During 1991 the Company incurred $7.9 million of debt restructuring costs. Included in other income for the year ended December 31, 1991 is approximately $1 million in license fees from a joint venture with Ube Industries, Ltd.

                      REXENE CORPORATION AND SUBSIDIARIES

15. OTHER STATEMENT OF OPERATIONS INFORMATION (CONTINUED)
    Other, net for the nine months ended September 30, 1992 includes an accrual of $7.4 million relating to the adverse judgment in the class action lawsuit discussed in note 19 which was partially offset by a reversal of postpetition interest of $6.8 million accrued as of December 31, 1991 and $1.5 million of business interruption insurance proceeds received in 1992 for an electrical outage at the Odessa, Texas facility in May 1991.

    Export  sales of the  Company were $71,570,000,  $33,806,000, $9,295,000 and
$30,495,000 for the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993, respectively. The majority of export sales were to foreign companies through agents and domestic offices of foreign companies, which are responsible for the actual export of the product to a variety of locations. Accordingly, amounts of export sales to specific geographic locations are not available.

    Maintenance and repair  expenses were  $26,665,000, $18,244,000,  $6,221,000 and $27,017,000 for the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993, respectively.

16. EMPLOYEE BENEFITS

    SAVINGS PLAN

    The Company sponsors an employee savings plan (the "Savings Plan") that is intended to provide participating employees with additional income upon retirement. Employees may contribute between 1% and 10% of their base salary up to a maximum of $8,994 annually to the Savings Plan. The Company matches a minimum of 25% of the employee's aggregate contributions up to 6% of the employee's base salary. Employee contributions are fully vested. Employer contributions are fully vested upon retirement or after five years of service. For 1991, 1992 and 1993, the Company matched 25% of the employee contributions up to the 6% limit. The Company contributed approximately $351,000, $275,000, $96,000 and $351,000 to the Savings Plan during the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993, respectively.

    PENSION PLANS

    The Company has two noncontributory defined benefit plans (the "Pension Plans") covering substantially all full time employees. Benefits provided under the Pension Plans are primarily based on years of service and the employee's final average earnings. The Company's funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations.

    Net pension expense consists of the following (in thousands):

                                     NINE MONTHS    THREE MONTHS
                      YEAR ENDED        ENDED          ENDED        YEAR ENDED
                     DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                         1991           1992            1992           1993
                     ------------   -------------   ------------   ------------
Service cost.......    $ 1,601         $1,108          $ 369         $ 1,279
Interest accrued on
 pension
 obligations.......      1,064            717            239             976
Actual cash return
 on plan assets....     (1,565)          (446)          (137)         (1,278)
Net amortization
 and deferral......        726           (540)         --                162
                     ------------      ------          -----       ------------

Net pension
 expense...........    $ 1,826         $  839          $ 471         $ 1,139
                     ------------      ------          -----       ------------
                     ------------      ------          -----       ------------

                      REXENE CORPORATION AND SUBSIDIARIES

16. EMPLOYEE BENEFITS (CONTINUED)
    The following table sets forth the funded status of the Pension Plan (in thousands):

                                                                                     1992        1993
                                                                                  ----------  ----------
Actuarial present value of benefit obligations:
  Vested benefits...............................................................  $    9,476  $   11,924
                                                                                  ----------  ----------
                                                                                  ----------  ----------
  Accumulated benefit obligation................................................  $   10,820  $   13,822
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Projected benefit obligation....................................................  $   13,161  $   16,518
Plan assets at fair value.......................................................     (12,109)    (14,238)
                                                                                  ----------  ----------
Excess of projected benefit obligations over plan assets........................       1,052       2,280
Unrecognized net loss...........................................................      --          (1,392)
Prior service cost..............................................................      --             125
Other...........................................................................      --             100
                                                                                  ----------  ----------
Pension liability included in other noncurrent liabilities......................  $    1,052  $    1,113
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    At December 31, 1992 and 1993, in determining the present value of benefit obligations, a discount rate of 7.5% and 7.0% was used, respectively. The assumption for the increase in future compensation levels was 4.5% at December 31, 1992 and 1993. At December 31, 1992 and 1993, the expected long-term rate of return on assets used in determining future service costs was 9.0%.

    POSTEMPLOYMENT BENEFITS

    Concurrent with fresh start reporting (see note 3), on September 30, 1992 the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits", which generally requires an employer to recognize the obligation to provide postemployment benefits. The obligation for postemployment benefits at December 31, 1992 and 1993 approximated $1.2 million and is included in other noncurrent liabilities.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company sponsors life and health welfare benefits plans for its current and future retirees. Concurrent with fresh start reporting (see note 3), on September 30, 1992 the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", which requires an accrual method of accounting for certain postretirement benefits. Adoption of SFAS 106 did not have a material effect on the September 30, 1992 financial statements since the Company had recorded an estimated liability for these benefits as part of purchase accounting entries recorded in 1988. Prior to September 30, 1992, the cost of net postretirement benefits other than pensions were recognized using the pay-as-you-go basis.

    Net postretirement benefit cost consists of the following (in thousands):

                                                    THREE MONTHS
                                                       ENDED        YEAR ENDED
                                                    DECEMBER 31,   DECEMBER 31,
                                                        1992           1993
                                                    ------------   ------------
Service cost......................................      $175          $  760
Interest cost.....................................       234           1,070
                                                       -----          ------
                                                        $409          $1,830
                                                       -----          ------
                                                       -----          ------

                      REXENE CORPORATION AND SUBSIDIARIES

16. EMPLOYEE BENEFITS (CONTINUED)
    The actuarial value of postretirement benefit obligations consists of (in thousands):

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1992       1993
                                                                                    ---------  ---------
Active participants eligible for retirement.......................................  $   3,025  $   3,016
Active participants not yet eligible for retirement...............................      5,655      3,736
Retired participants..............................................................      4,472      3,154
Prior service cost................................................................     --            914
Net unrecognized gain.............................................................     --          3,909
                                                                                    ---------  ---------
Accumulated postretirement benefit obligation.....................................  $  13,152  $  14,729
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    In 1992 and 1993, in determining the value of postretirement benefit obligations, a discount rate of 8.25% and 7.0%, respectively, was used, and in 1993 the health care trend rate used to measure the expected increase in cost of benefits was assumed to be 15% in 1994, and descending to 6.5% in 2006 and thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by approximately $800,000 and would increase the net postretirement benefit cost for the year ended December 31, 1993 by approximately $90,000.

    STOCK OPTION PLANS FOR EMPLOYEES

    In  July  1988,  the Company  adopted  a  stock incentive  plan  (the "Stock
Incentive Plan") providing for the granting of stock options for, stock appreciation rights in, and the sale of restricted shares of, common stock. The number of shares of common stock issuable under the Stock Incentive Plan is limited to 87,500 shares in the aggregate.

    In 1993, the Company adopted a non-qualified stock option plan (the "Employee Plan") providing for the granting of 700,000 stock options for common stock to key salaried employees of the Company.

    Changes in stock options during the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993, are summarized as follows:

                                                                            OPTIONS      PRICE RANGE
                                                                          OUTSTANDING     PER SHARE
                                                                          -----------  ----------------
Balance at December 31, 1990............................................      21,975     $10.00-$304.00
Granted.................................................................      20,125              93.60
Exercised...............................................................      (4,500)             10.00
Cancelled...............................................................      (2,350)     93.60- 304.00
                                                                          -----------
Balance at December 31, 1991............................................      35,250      10.00- 304.00
Cancelled...............................................................      (3,250)     65.20- 304.00
                                                                          -----------
Balance at December 31, 1992............................................      32,000      10.00- 304.00
Granted.................................................................     207,000               3.43
Cancelled...............................................................     (18,700)     93.60- 304.00
                                                                          -----------
Balance at December 31, 1993............................................     220,300     $ 3.43-$304.00
                                                                          -----------
                                                                          -----------

    All of the data above has been adjusted to reflect a 40-for-1 reverse stock split effected in connection with the merger of Old Rexene into Rexene Products Company as described in note 1. Of the employee options outstanding at December 31, 1993, 12,500 are exercisable.

                      REXENE CORPORATION AND SUBSIDIARIES

16. EMPLOYEE BENEFITS (CONTINUED)
    NON-QUALIFIED STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

    In 1993, the Company adopted a non-qualified stock option plan for outside directors (the "Directors Plan") providing for the granting of 225,000 stock options for common stock. The Directors Plan provided for the automatic grant as of January 1, 1993 and January 1, 1994 to each non-employee director of options to purchase 12,500 shares of common stock, other than the Chairman of the Board for whom an award on each grant date of options to purchase 16,667 shares of common stock was provided. The exercise price of the options to purchase 104,167 shares of common stock granted in each year under the Directors Plan as of January 1, 1993 and 1994 was $0.63 and $0.43 per share, respectively.

    STOCK OPTION FOR FORMER OFFICER

    In 1992, the Company granted a stock option to purchase at an aggregate exercise price of $901,120, for a five-year period, an amount equal to one percent of the common stock outstanding from the Effective Date, giving effect to the Amended Plan and other adjustments.

    STOCK BONUS PLAN

    During 1985, the Company established an employee stock bonus plan (the "Stock Bonus Plan") for the benefit of its employees. Contributions were made at the discretion of the Company. Effective January 1, 1992, all participants (as defined) became 100% vested and participation in the Stock Bonus Plan was frozen. The Company does not intend to make further contributions to the Stock Bonus Plan (see note 19).

17. SHARE PURCHASE RIGHTS PLAN
    In January 1993, the Company adopted a share purchase rights plan ("Share Rights Plan") by declaring a dividend distribution on February 8, 1993 of one Common Stock Purchase Right ("Right") on each outstanding share of common stock. The Rights are exercisable only if a person or group acquires 15% or more of common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right entitles stockholders to purchase such number of shares of common stock at an exercise price of $25.00 as determined under formulas set out in the Share Rights Plan.

    If the Company is acquired in a merger or other business combination, each Right will entitle its holder to purchase, at the Rights' then-current exercise price, a number of shares of the acquiring Company's common stock having a market value of twice such price. In addition, if a person or group acquires 15% or more of the Company's common stock, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's then-current exercise price, a number of shares of common stock having a market value of twice such price.

    Following the acquisition by a person of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by the acquiring person or group), in whole or in part, at an exchange ratio of one share of common stock per Right.

    The Company can terminate the Rights at no cost any time prior to the acquisition of a 15% position. The termination period can be extended by the Board of Directors. The rights expire February 8, 2003.

18. RELATED PARTY TRANSACTIONS
    Pursuant to a letter agreement dated March 16, 1992 between the Company and its Chairman of the Board, Arthur L. Goeschel, the Company agreed to pay Mr. Goeschel, in addition to his normal director fees, a sum of $2,750 per day plus expenses for each day over five days per quarter that he spends on Company matters. Under this letter agreement, the Company paid Mr. Goeschel $137,500, $60,500 and $107,250 in additional fees for the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993 respectively. Mr. Goeschel is also a director of

                      REXENE CORPORATION AND SUBSIDIARIES

18. RELATED PARTY TRANSACTIONS (CONTINUED)
Calgon Carbon Corporation ("Calgon"). During the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993, the Company purchased approximately $126,000, $54,000, $36,000 and $44,000, respectively, of materials from Calgon in the ordinary course of business.

    A son of Mr. Andrew J. Smith, the Chief Executive Officer and a director of the Company, became a Vice President in 1990 and a stockholder in 1993 of Orion Pacific, Inc. ("Orion"). In August 1993 the son of Mr. Smith resigned as an officer and employee of Orion. Pursuant to contractual arrangements originated in 1988, (i) the Company sells to Orion certain (a) discarded by-products which Orion extracts from Company landfills and (b) scrap products, and (ii) Orion packages and processes a portion of the Rextac-R- amorphous polyalphaolefins ("APAO") manufactured by the Company at its plant in Odessa, Texas. During the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993, the Company sold approximately $1,005,000, $671,000, $241,000 and $283,000, respectively, of such by-product and scrap products to Orion in the ordinary course of business.

    For the same periods, the Company purchased approximately $1,087,000, $1,033,000, $302,000 and $1,551,000, respectively, of APAO processing and packaging services and miscellaneous materials from Orion. At December 31, 1992, the net receivable from Orion was approximately $332,000 and at December 31, 1993, the net payable to Orion was approximately $55,000. In 1990, Orion sold its APAO processing and packaging technology to the Company for $750,000. The Company has also agreed to pay Orion an additional $250,000 per plant for each APAO plant utilizing the technology which the Company builds outside the United States (excluding a certain joint venture plant in Japan). The Company currently licenses this technology to Orion so that Orion can continue providing these services to the Company.

    Mr. Ilan Kaufthal, a director of the Company, is a managing director of Wertheim Schroder & Co. Incorporated ("Wertheim"). In February 1991, an unofficial committee of holders of debt securities of the Company retained Wertheim as its financial advisor at the Company's expense. In November 1991, the official committee of unsecured creditors in the Company's bankruptcy proceeding also retained Wertheim as its financial advisor at the Company's expense. Pursuant to these engagements, the Company paid Wertheim fees of $1,075,000 and $860,000 for the year ended December 31, 1991 and the nine months ended September 30, 1992, respectively. In December 1992, the Company retained Wertheim as its financial advisor with respect to the adoption of a share purchase rights plan (see note 17) for approximately $78,000.

    The American International Group, Inc. ("AIG") of which Mr. Kevin Clowe, a director of the Company, is a corporate officer provides various types of insurance for the Company. During 1993, the Company paid approximately $2.8 million in premiums and fees to subsidiaries of AIG. In addition, a subsidiary of AIG is the beneficiary of a standby letter of credit of $1.2 million to ensure payment of premiums.

    On March 2, 1992, Mr. William Gilliam resigned as Chairman of the Board and Chief Executive Officer of the Company. In connection with Mr. Gilliam's resignation, the Company, Mr. Gilliam, and Gilliam and Company, Inc., a corporation of which Mr. Gilliam was the sole shareholder ("GCI"), with the approval of the Bankruptcy Court, entered into an agreement which, among other things, (i) terminated a management agreement (the "Management Agreement") between the Company and GCI which had been suspended during the Chapter 11 proceedings, (ii) granted to Mr. Gilliam a stock option (see note 16), and (iii) paid $500,000 to Mr. Gilliam.

    Under the Management Agreement, as consideration for advisory and consulting services, the Company agreed to pay GCI a fee of $1 million per year plus reimbursement of expenses. For the year ended

                      REXENE CORPORATION AND SUBSIDIARIES

18. RELATED PARTY TRANSACTIONS (CONTINUED)
December 31, 1991, the Company paid GCI approximately $800,000. In addition, the Company reimbursed GCI approximately $653,000 in such year for expenses primarily consisting of the operating costs for GCI aircraft used in connection with Company business.

    In April 1988, the Company was sold (the "1988 Merger") by its then current stockholders (the "Selling Stockholders"). Pursuant to the merger agreement for the 1988 Merger (the "1988 Merger Agreement") and a related escrow agreement, $30 million of the purchase price was deposited into an escrow account (the "Escrow Account") on behalf of the Selling Stockholders to indemnify the Company against certain contingencies. In December 1992, the Company entered into a memorandum agreement (the "Escrow Settlement Agreement") for the disposition of the principal balance of the Escrow Account and accrued interest thereon (less certain prior distributions). Pursuant to the Escrow Settlement Agreement, the Escrow Account, among other things, (i) distributed approximately $32.1 million to the Selling Stockholders, (ii) paid approximately $1 million to reimburse the Company for its net expenses (plus interest thereon) in defending certain lawsuits, (iii) retained $2.25 million as a reserve to pay certain potential expenses of the Escrow Account and (iv) retained $2 million which will be available to the Company to pay up to 50% of any portion of a final judgment or settlement in the Izzarelli litigation (as hereafter described in note 19) which is not paid by insurance. As a result of the Escrow Settlement Agreement, Mr. Smith, Dr. Lavon N. Anderson, the president and chief operating officer and a director of the Company, and Mr. Jack E. Knott, executive vice president of sales and market development of the Company, received approximately $660,000, $85,000 and $71,000 from the Escrow Account, respectively in 1992. Any amounts being reserved by the Escrow Account which are not utilized for their intended purpose will be available for future distribution to the Selling Stockholders. In all negotiations concerning the Escrow Account, the Selling Stockholders were represented by a committee appointed under the 1988 Merger Agreement and by counsel to such committee. Mr. Smith, Dr. Anderson and Mr. Knott were not members of such committee and did not participate in any of the negotiations between the Company and the committee.

19. CONTINGENCIES
    The Company is subject to extensive environmental laws and regulations concerning, for example, emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The Company believes that, in light of its historical expenditures, it will have adequate resources to conduct its operations in compliance with currently applicable environmental and health and safety laws and regulations. However, in order to comply with changing licensing and regulatory standards, the Company may be required to make additional significant site or operational modifications. Further, the Company has incurred and may in the future incur liability to clean up waste or contamination at its current or former facilities, or which it may have disposed of at facilities operated by third parties. Company management believes that the $23.4 million accrued in the December 31, 1993 balance sheet is adequate for the total potential environmental liability with respect to remediating site contamination. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or that the amounts that might be required to remediate such conditions will not be significant to the Company. The Company continually reviews its estimates of potential environmental liabilities.

    STOCKHOLDER CLASS ACTION LITIGATION

    In January 1990, a purported class action was filed in the United States District Court, Northern District of Texas, by an alleged stockholder of the Company on behalf of purchasers of common stock of Old Rexene between October 23, 1989 and December 27, 1989. The defendants in this action presently include the Company, one of its current directors and certain of its former directors. The class has been certified with an intervenor as the class representative. The intervenor's complaint asserts claims under Section 10b-5 of the Securities Exchange Act of 1934, and state common law grounds. The plaintiff alleges that public statements made by certain directors of the Company created a misleading impression of the Company's financial

                      REXENE CORPORATION AND SUBSIDIARIES

19. CONTINGENCIES (CONTINUED)
condition thereby artificially inflating the price of the common stock of Old Rexene. The plaintiff seeks compensatory damages, prejudgment interest, a recovery of costs and attorneys' fees, and such other relief as may be deemed just and proper. Discovery is ongoing.

    In the Company's Chapter 11 proceeding, the intervening plaintiff filed a proof of claim on behalf of herself and the purported class seeking in excess of $10 million based upon the allegations in the litigation. The Company objected to the claim and elected to leave the legal, equitable and contractual rights of the plaintiff unaltered thereby allowing this litigation to proceed as of the Effective Date without regard to the bankruptcy proceeding.

    IZZARELLI STOCK BONUS PLAN CLASS ACTION LITIGATION

    In February 1991, a class action lawsuit was filed in the United States District Court for the Western District of Texas -- Midland Division (the "Trial Court") against the Company, the Stock Bonus Plan and Texas Commerce Bank -- Odessa (the former trustee for the Stock Bonus Plan) by two former employees of the Company on behalf of themselves and all other 1986 participants in the Stock Bonus Plan (the "Izzarelli Class"). The complaint alleges that the Company amended the Stock Bonus Plan in 1987 and 1988 to deprive the Izzarelli Class of stock benefits to which they would have been entitled had the Stock Bonus Plan not been amended. The plaintiffs assert claims under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") for breach of fiduciary duties to the participants and for violation of ERISA's provision prohibiting amendments to the Stock Bonus Plan after benefits have accrued to participants. The plaintiffs seek actual damages, attorneys' fees, costs and expenses, and such further relief as may be deemed appropriate. After a trial, the Trial Court in July 1992 entered a judgment against the Company in the amount of $6.6 million (as subsequently amended) plus costs of court. In November 1992, the Trial Court awarded the Izzarelli Class $595,000 for attorneys' fees and out-of-pocket expenses. The Company has recorded an accrual of $7.4 million to reflect this judgment. The Company has appealed the judgment to the United States Court of Appeals for the Fifth Circuit. The Izzarelli Class has also filed an appeal with respect to the amount of damages awarded and the judgment in favor of Texas Commerce Bank -- Odessa. These appeals are pending.

    In the Bankruptcy Court, the Izzarelli Class filed proofs of claim for $27.7 million. The Izzarelli Class has pending before the Bankruptcy Court a motion to alter or amend the order confirming the Amended Plan and a motion to allow their claim based upon the judgment entered by the Trial Court. The Company believes that if the Bankruptcy Court granted these motions, the Izzarelli Class would be allowed to enforce its judgment unless the Company posted a bond or other security. Pursuant to a request by the Company, the Bankruptcy Court on November 4, 1992 entered an order continuing such motions until the resolution of the appeals pending in the Fifth Circuit Court of Appeals. The Izzarelli Class has appealed the Bankruptcy Court's continuation order to the United States District Court for the District of Delaware, which dismissed the appeal on September 29, 1993. The Izzarelli Class then filed an appeal with the United States Court of Appeals for the Third Circuit. This appeal is pending.

    Pursuant to an agreement in December 1992 regarding the distribution of the remaining balance in an escrow account established in connection with a 1988 merger involving the Company, there is $2 million being retained in the escrow account which will be available to the Company to pay up to 50% of any portion of a final judgment or settlement in this matter which is not paid by insurance. The Company intends to pursue claims for recovery of the amount of any final judgment or settlement against its insurance carrier subject to policy limits of $10 million. Although the insurance carrier has been paying the Company's attorneys' fees, it has otherwise denied coverage and reserved all rights.

    PHILLIPS BLOCK COPOLYMER LITIGATION

    In March 1984, Phillips Petroleum Company ("Phillips") filed a lawsuit against the Company in the United States District Court for the Northern District of Illinois, Eastern Division, seeking injunctive relief,

                      REXENE CORPORATION AND SUBSIDIARIES

19. CONTINGENCIES (CONTINUED)
an unspecified amount of compensatory damages and treble damages. The complaint alleges that the Company's copolymer process for polypropylene infringes Phillips' two "block" copolymer patents. This action has been transferred to the United States District Court for the Southern District of Texas, Houston Division. Discovery proceedings in this case have been completed. The Company has filed a motion for summary judgment. Phillips has filed a motion for partial summary judgment. Pursuant to an agreement among the parties, the Court appointed a Special Master who conducted a hearing on these motions and thereafter recommended to the Court that the Company's motion be granted and Phillips' motion be denied. Thereafter, Phillips filed motions to disqualify the Special Master, to reject the recommendation of the Special Master and to enter partial summary judgment for Phillips. The Court has entered an order denying Phillips' motion to disqualify the Special Master. The summary judgment motions are still pending. In the Company's Chapter 11 proceedings, Phillips filed proofs of claim seeking in excess of $108 million based upon the allegations in this litigation. The Company objected to the claims and elected to leave the legal, equitable and contractual rights of Phillips unaltered thereby allowing this litigation to proceed as of the Effective Date without regard to the bankruptcy proceeding.

    PHILLIPS CRYSTALLINE LICENSE LITIGATION

    In May 1990, Phillips filed a lawsuit against the Company in the United States District Court for the District of Delaware seeking injunctive relief, an unspecified amount of compensatory damages, treble damages and attorneys' fees, costs and expenses. The complaint alleges that the Company is infringing Phillips' Patent No. 4,376,851 (the "851 Patent") for crystalline polypropylene. Pursuant to a License Agreement dated as of May 15, 1983 (the "License Agreement"), Phillips granted the Company a non-exclusive license to make, use and sell crystalline polypropylene covered by the '851 Patent. The complaint alleges that effective April 21, 1990, Phillips terminated the License Agreement because it believed that, by the terms of the License Agreement, all conditions precedent to such termination had occurred. The complaint further alleges that, without an effective License Agreement, the Company's continuing use of the '851 Patent constitutes an infringing use. An amended complaint filed in May 1990 further alleges that the Company made a material misrepresentation that induced Phillips to enter into the License Agreement and that Phillips entered into the License Agreement as a consequence of a mutual mistake of the parties. The amended complaint therefore alleges that the License Agreement is void AB INITIO. The Company filed a motion to dismiss Phillips' amended complaint for failure to state a claim. On December 30, 1993, the Court entered an order dismissing Phillips' claim that the License Agreement was void AB INITIO, and ordered that the 1990 license termination issue be resolved at trial. Trial has been scheduled for October 19, 1994. In the Company's Chapter 11 proceedings, Phillips filed proofs of claim seeking in excess of $147 million based upon the allegations in this litigation. The Company objected to the claims and elected to leave the legal, equitable and contractual rights of Phillips unaltered thereby allowing this litigation to proceed as of the Effective Date without regard to the bankruptcy proceeding.

    With respect to each of the litigation matters described above, the Company believes that, based upon its current knowledge of the facts of each case, the Company has meritorious defenses to the various claims made and intends to defend each such suit vigorously. Although there can be no assurance of the final resolution of any of these litigation matters, the Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position or results of operations.

    The Company is also a party to various lawsuits arising in the ordinary course of business and does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position or results of operations.

                      REXENE CORPORATION AND SUBSIDIARIES

20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
    Summarized quarterly financial information for the year ended December 31, 1993, the three months ended December 31, 1992 and the nine months ended September 30, 1992 is as follows (in thousands, except per share data):

                                      PRE-EMERGENCE                                       POST-EMERGENCE
                           -----------------------------------   -----------------------------------------------------------------
                                                                   FOR THE QUARTERS ENDED
                           -------------------------------------------------------------------------------------------------------
                           MARCH 31,   JUNE 30,  SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,  SEPTEMBER 30,   DECEMBER 31,
                             1992        1992        1992            1992         1993        1993        1993            1993
                           ---------   --------  -------------   ------------   ---------   --------  -------------   ------------
Net sales................  $103,703    $102,763    $109,640        $98,854      $109,274    $105,998    $111,188        $102,893
Gross profit.............     9,351      16,288      12,386         12,122        13,410      13,613      14,537          12,184
Loss before extraordinary
 gain....................      (237)     (3,258)    (27,981)        (6,528)       (8,153)     (3,656)     (7,826)         (5,608)
Extraordinary gain.......     --          --        123,672         --             --          --         --              --
Net income (loss)........      (237)     (3,258)     95,691         (6,528)       (8,153)     (3,656)     (7,826)         (5,608)
Loss per share...........                                             (.62)         (.78)       (.35)       (.75)           (.53)

    The per share amount for the pre-emergence periods is not presented because such information is not comparable with the post-emergence periods.

                      REXENE CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                  (UNAUDITED)



                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1993        1994
                                                                                            ----------  ----------
Net sales.................................................................................  $  326,460  $  386,153
                                                                                            ----------  ----------
Operating expenses:
  Cost of sales...........................................................................     284,900     308,961
  Marketing, general and administrative...................................................      24,494      25,971
  Research and development................................................................       4,875       4,936
                                                                                            ----------  ----------
                                                                                               314,269     339,868
                                                                                            ----------  ----------
Operating income..........................................................................      12,191      46,285
Interest expense:
  Cash....................................................................................     (18,261)    (21,763)
  Non-cash................................................................................     (18,681)    (16,208)
Interest income...........................................................................       1,005       1,522
Other, net................................................................................        (208)        646
                                                                                            ----------  ----------
Income (loss) before income taxes.........................................................     (23,954)     10,482
Income tax expense (benefit)..............................................................      (4,319)      4,329
                                                                                            ----------  ----------
Net income (loss).........................................................................  $  (19,635) $    6,153
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average shares outstanding.......................................................      10,501      10,886
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Net income (loss) per share...............................................................  $    (1.87) $     0.57
                                                                                            ----------  ----------
                                                                                            ----------  ----------


           See notes to condensed consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS


                                                                                                     SEPTEMBER 30,
                                                                                                         1994
                                                                                                     -------------
Cash and cash equivalents:
  Unrestricted.....................................................................................   $    50,658
  Restricted.......................................................................................         2,306
Accounts receivable, net...........................................................................        75,566
Inventories........................................................................................        55,347
Prepaid expenses and other.........................................................................         1,076
                                                                                                     -------------
    Total current assets...........................................................................       184,953
Property, plant and equipment, net.................................................................       253,115
Reorganization value in excess of amounts allocable to identifiable assets, net....................         3,460
Intangible assets, net.............................................................................         3,326
Other noncurrent assets............................................................................        31,927
                                                                                                     -------------
                                                                                                      $   476,781
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...................................................................................   $    27,976
Accrued liabilities................................................................................         8,053
Accrued interest...................................................................................        12,639
Income taxes payable...............................................................................         5,312
Employee benefits payable..........................................................................         5,884
                                                                                                     -------------
    Total current liabilities......................................................................        59,864
Long-term debt.....................................................................................       300,509
Other noncurrent liabilities.......................................................................        71,077
Deferred income taxes..............................................................................        42,725
                                                                                                     -------------
    Total liabilities..............................................................................       474,175
Commitments and contingencies......................................................................       --
Stockholders' equity:
  Common stock, par value $0.01 per share; 100 million shares authorized; 10.6 million shares
   issued and outstanding..........................................................................           106
  Paid-in capital..................................................................................        27,486
  Accumulated deficit..............................................................................       (25,618)
  Foreign currency translation adjustment..........................................................           632
                                                                                                     -------------
    Total stockholders' equity.....................................................................         2,606
                                                                                                     -------------
                                                                                                      $   476,781
                                                                                                     -------------
                                                                                                     -------------


           See notes to condensed consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1993        1994
                                                                                            ----------  ----------
Cash flow from operating activities:
Net income (loss).........................................................................  $  (19,635) $    6,153
                                                                                            ----------  ----------
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization...........................................................      12,925      13,884
  Non-cash interest expense...............................................................      18,681      16,208
  Deferred income taxes...................................................................      (2,687)     (2,491)
  Change in:
    Accounts receivable...................................................................     (12,027)    (17,710)
    Inventories...........................................................................       4,288      (2,720)
    Prepaid expenses and other............................................................         379         435
    Income taxes..........................................................................      (1,683)     10,277
    Accounts payable......................................................................       3,002         568
    Accrued interest......................................................................       5,999       9,542
    Employee benefits payable and accrued liabilities.....................................        (865)      2,066
  Increase (decrease) in other noncurrent liabilities.....................................       1,721        (208)
  Other...................................................................................        (764)       (506)
                                                                                            ----------  ----------
  Total adjustments.......................................................................      28,969      29,345
                                                                                            ----------  ----------
Net cash provided by operating activities.................................................       9,334      35,498
                                                                                            ----------  ----------
Cash flows from investing activities:
  Capital expenditures....................................................................     (10,688)    (21,089)
  Proceeds from issuance of common stock, net.............................................      --             958
                                                                                            ----------  ----------
Net cash used for investing activities....................................................     (10,688)    (20,131)
                                                                                            ----------  ----------
Cash flows from financing activities:
  Bank borrowings.........................................................................      --           7,000
                                                                                            ----------  ----------
Net cash provided by financing activities.................................................      --           7,000
                                                                                            ----------  ----------
Effect of exchange rate changes on cash...................................................      --              62
                                                                                            ----------  ----------
Net increase (decrease) in cash and cash equivalents......................................      (1,354)     22,429
Cash and cash equivalents at beginning of period..........................................      34,202      30,535
                                                                                            ----------  ----------
Cash and cash equivalents at end of period................................................  $   32,848  $   52,964
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Supplemental cash flow information:
  Cash paid for interest..................................................................  $   11,910  $   11,955
  Cash paid for income taxes..............................................................  $   --      $      203


           See notes to condensed consolidated financial statements.

                      REXENE CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  GENERAL
    Rexene Corporation manufactures and markets thermoplastic and petrochemical products, including low density polyethylene and polypropylene resins, plastic films and styrene, which are integral elements in the manufacture of a wide variety of industrial and consumer products. Rexene Corporation and its subsidiaries are hereinafter sometimes collectively or separately referred to as the "Company".

    The accompanying condensed consolidated financial statements are unaudited; however, in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations, financial position, and cash flows for the periods shown have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year. The interim condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

2.  INCOME TAXES

    The income tax expense (benefit) is composed of (in thousands):



                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                     --------------------
                                                                                       1993       1994
                                                                                     ---------  ---------
Current:
  Federal..........................................................................  $  (2,174) $   6,632
  State............................................................................        542        188
Deferred income taxes..............................................................     (2,687)    (2,491)
                                                                                     ---------  ---------
                                                                                     $  (4,319) $   4,329
                                                                                     ---------  ---------
                                                                                     ---------  ---------


3.  INVENTORIES
    Inventories consist of the following (in thousands):


                                                                                 SEPTEMBER 30,
                                                                                     1994
                                                                                 -------------
Raw materials..................................................................    $  18,202
Work in progress...............................................................        7,016
Finished goods.................................................................       30,129
                                                                                 -------------
                                                                                   $  55,347
                                                                                 -------------
                                                                                 -------------

                      REXENE CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

4.  NONCURRENT ASSETS
    The cost and accumulated depreciation of property, plant and equipment and cost and accumulated amortization of reorganization value in excess of amounts allocable to identifiable assets and intangible assets are as follows (in thousands):


                                                                                 SEPTEMBER 30,
                                                                                     1994
                                                                                 -------------
Property, plant and equipment..................................................   $   285,633
Accumulated depreciation.......................................................       (32,518)
                                                                                 -------------
                                                                                  $   253,115
                                                                                 -------------
                                                                                 -------------
Reorganization value in excess of amounts allocable to identifiable assets.....   $     4,298
Accumulated amortization.......................................................          (838)
                                                                                 -------------
                                                                                  $     3,460
                                                                                 -------------
                                                                                 -------------
Intangible assets..............................................................   $     5,544
Accumulated amortization.......................................................        (2,218)
                                                                                 -------------
                                                                                  $     3,326
                                                                                 -------------
                                                                                 -------------


5.  LONG-TERM DEBT
    Long-term debt consists of the following (in thousands):


                                                                                 SEPTEMBER 30,
                                                                                     1994
                                                                                 -------------
Old Senior Notes...............................................................   $   253,000
Old Subordinated Notes.........................................................        99,629
Less: unamortized discount.....................................................       (61,120)
                                                                                 -------------
                                                                                      291,509
Bank borrowings under the Old Credit Agreement.................................         9,000
                                                                                 -------------
                                                                                  $   300,509
                                                                                 -------------
                                                                                 -------------



6.  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


    In October 1994, the Compensation Committee of the Board of Directors adopted a noncontributory defined benefit Supplemental Executive Retirement Plan ("SERP") covering certain key employees of the Company. The Company intends to fund the SERP from time to time at the discretion of the Compensation Committee or the Board of Directors.



    The projected benefit obligation under this plan as of October 3, 1994 was approximately $3.2 million and the annual periodic cost is approximately $950,000 beginning with the fourth quarter of 1994.



7.  CONTINGENCIES

    The Company is subject to extensive environmental laws and regulations concerning, for example, emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The Company believes that, in light of its historical expenditures, it will have adequate resources to conduct its operations in compliance with currently applicable environmental and health and safety laws and regulations. However, in order to comply with changing licensing and regulatory standards, the Company may be required to make additional significant site or operational modifications. Further, the Company has incurred and may in the future incur liability to clean up waste or contamination at its current or former facilities, or which it may have disposed

                      REXENE CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


7.  CONTINGENCIES (CONTINUED)


of at facilities operated by third parties. On the basis of reasonable investigation and analysis, management believes that the approximately $23.0 million accrued in the September 30, 1994 balance sheet is adequate for the total potential environmental remediation liability with respect of contaminated sites. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or that the amounts that might be required to remediate such conditions will not be significant to the Company. The Company continually reviews its estimates of potential environmental liabilities.


    The Company is a party to various lawsuits arising in the ordinary course of business and to certain other lawsuits which are set forth in Note 19 to the Consolidated Financial Statements included in this Prospectus. There have been no material changes to the certain other lawsuits described in the aforementioned Note 19, except as described in the Litigation section of this Prospectus.

    With respect to each of the litigation matters filed against the Company, the Company believes that, based upon its current knowledge of the facts of each case, the Company has meritorious defenses to the various claims made and intends to defend each such suit vigorously. Although there can be no assurance of the final resolution of any of these litigation matters, the Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's financial position or results of operations.

                              [Inside Back Cover]

    [Photos of Odessa, Texas facility and Scunthorpe, England plant to come]

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                          ------
Prospectus Summary....................................................        3
Investment Considerations.............................................       11
The Recapitalization..................................................       16
Use of Proceeds.......................................................       17
Capitalization........................................................       18
Selected Historical Consolidated Financial Data.......................       19
Pro Forma Unaudited Condensed Consolidated Financial Data.............       21
Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................       24
Business..............................................................       32
Management............................................................       50
Security Ownership of Certain Beneficial Owners and Management........       53
Description of New Credit Agreement...................................       55
Description of Senior Notes...........................................       56
Description of Capital Stock..........................................       79
Underwriting..........................................................       81
Legal Opinions........................................................       81
Experts...............................................................       81
Available Information.................................................       81
Incorporation of Certain Documents by Reference.......................       82
Index to Consolidated Financial Statements............................      F-1

                                  $175,000,000

                                     [LOGO]

                                  % SENIOR NOTES
                                    DUE 2004

                                   ---------

                              P R O S P E C T U S
                               NOVEMBER   , 1994
                                   ---------

                               SMITH BARNEY INC.

                            WERTHEIM SCHRODER & CO.
                                  INCORPORATED

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred or to be incurred in connection with the sale of the Senior Notes being registered (all amounts are being estimated except the SEC Registration Fee and the NASD Filing Fee), all of which will be paid by the Registrant:

SEC Registration Fee......................................................  $  60,345
NASD Filing Fee...........................................................     18,000
Printing and Engraving Expenses...........................................      *
Fees and Expenses of Counsel..............................................      *
Accounting Fees...........................................................      *
Blue Sky Qualification Fees and Expenses..................................      *
Trustee's Fees and Expenses...............................................      *
Rating Agencies' Fees.....................................................      *
Miscellaneous.............................................................      *
                                                                            ---------
    Total.................................................................  $   *
                                                                            ---------
                                                                            ---------

- ------------------------
* To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

STATUTORY PROVISIONS

    Section 102(b)(7) of the Delaware General Corporation Law enables a corporation to include in its certification of incorporation a provision eliminating or limiting the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty as a director. Such a provision does not have any effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, such a provision may not eliminate or limit the liability of a director for breaching his duty of loyalty to the corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or executing any transaction from which the director obtained an improper personal benefit.

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. To the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein a corporation is required to indemnify its directors and officers against expenses (including attorneys fees) actually and reasonably incurred by such officers and directors in connection therewith.

    Indemnification can be made by the corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Unless otherwise provided when authorized or ratified, the indemnification provided by the Delaware General Corporation Law continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

    A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation has the power to indemnify him against such liability.

THE REGISTRANT'S CHARTER AND BYLAW PROVISIONS

    Article VI, Section 6.1 of the Registrant's Amended and Restated Bylaws provides that the Registrant shall indemnify all directors and officers of the Company to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Amended and Restated Bylaws and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

    In addition, Article VII of the Registrant's Restated Certificate of Incorporation provides that to the fullest extent now or hereafter permitted by Delaware law, the Registrant's directors will not be liable to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director.

UNDERWRITING AGREEMENT PROVISIONS

    The form of Underwriting Agreement contained in Exhibit 1.1 provides for indemnification of the directors and officers signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including certain liabilities under the Securities Act of 1933, in certain instances by the Underwriters.

ITEM 16.  EXHIBITS

 NUMBER                                                              EXHIBIT
- ---------             -----------------------------------------------------------------------------------------------------
   1.1*           --  Form of Underwriting Agreement.
   2.1            --  First  Amended Plan of Reorganization of Rexene Products Company, et al., dated April 29, 1992 (filed as Exhibit 2.1 to the Registrant's Form 8-K Current Report dated July 7, 1992 and incorporated herein by reference).
   2.2            --  Order Confirming First Amended Plan of Reorganization dated  April 29, 1992 (filed as Exhibit 2.2  to the  Registrant's Form 10-K  for the fiscal year  ended December 31, 1992  and incorporated herein by reference).
   2.3            --  Plan and Agreement of Merger between the Registrant and Rexene Products Company dated as of September
                      11, 1992 (filed as Exhibit 2.3 to the Registrant's  Form 10-K for the fiscal year ended December  31,
                      1992 and incorporated herein by reference.)

 NUMBER                                                              EXHIBIT
- ---------             -----------------------------------------------------------------------------------------------------
   3.1.1          --  Restated  Certificate of  Incorporation of Rexene  Products Company (a/k/a  Rexene Corporation) dated
                      September 11, 1992 (filed  as Exhibit 3.1  to the Registrant's  Form 10-K for  the fiscal year  ended
                      December 31, 1992 and incorporated herein by reference.)
   3.1.2          --  Amendment  to  Certificate  of Incorporation  dated  June 9,  1993  (filed  as Exhibit  3.1.2  to the
                      Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated  herein by reference).
   3.2.1          --  Amendments  to By-Laws adopted May 24, 1994, together  with a restatement of the Registrant's By-Laws incorporating all amendments through May  24, 1994 (filed as Exhibit  3.2.3 to the Registrant's  Form
                      10-Q Quarterly Report for the three months ended June 30, 1994 and incorporated herein by reference).
   4.1*           --  Form of Indenture governing the Senior Notes (including form of Senior Notes).
   4.2            --  Indenture  dated as of  September 18, 1992 between  the Registrant, as Issuer,  and Chemical Bank, as
                      Trustee, for Increasing Rate First Priority Notes Due 1999 (filed as Exhibit 4.1 to the  Registrant's
                      Form  10-Q Quarterly Report for the three months  ended September 30, 1992 and incorporated herein by reference).
   4.3            --  Indenture dated as of September 18, 1992 between  the Registrant, as Issuer, and United States  Trust
                      Company of New York, as Trustee, for Increasing Rate Second Priority Notes Due 2002 (filed as Exhibit
                      4.2  to the Registrant's Form 10-Q Quarterly Report for the three months ended September 30, 1992 and incorporated herein by reference).
   4.4            --  Intercreditor and  Collateral Trust  Agreement  dated as  of  September 18,  1992  by and  among  the
                      Registrant  and  Poly-Pac, Inc.  as Grantors,  Chemical Bank  as Collateral  Agent, Chemical  Bank as
                      Trustee, and United States Trust Company, as Trustee  (filed as Exhibit 4.3 to the Registrant's  Form
                      10-Q  Quarterly Report  for the  three months  ended September  30, 1992  and incorporated  herein by reference).
   4.5            --  Company First Priority  Security and  Pledge Agreement dated  as of  September 18, 1992  made by  the
                      Registrant,  as Grantor, in favor of Chemical Bank, as  Collateral Agent (filed as Exhibit 4.4 to the
                      Registrant's Form  10-Q  Quarterly  Report  for  the  three  months  ended  September  30,  1992  and incorporated herein by reference).
   4.6            --  Company  Second Priority Security  and Pledge Agreement  dated as of  September 18, 1992  made by the
                      Registrant, as Grantor, in favor of Chemical Bank,  as Collateral Agent (filed as Exhibit 4.5 to  the
                      Registrant's  Form  10-Q  Quarterly  Report  for  the  three  months  ended  September  30,  1992 and incorporated herein by reference).
   4.7            --  Subsidiary First  Priority Security  and Pledge  Agreement dated  as of  September 18,  1992 made  by
                      Poly-Pac,  Inc., as Grantor, in favor of Chemical Bank,  as Collateral Agent (filed as Exhibit 4.6 to the Registrant's  Form 10-Q  Quarterly Report  for  the three  months ended  September 30,  1992  and incorporated herein by reference).
   4.8            --  Subsidiary  Second Priority  Security and  Pledge Agreement dated  as of  September 18,  1992 made by
                      Poly-Pac, Inc., as Grantor, in favor of Chemical  Bank, as Collateral Agent (filed as Exhibit 4.7  to the  Registrant's  Form 10-Q  Quarterly Report  for the  three  months ended  September 30,  1992 and incorporated herein by reference).
   4.9            --  First Priority  Deed  of Trust  and  Security Agreement  dated  as of  September  18, 1992  from  the
                      Registrant,  as  Grantor, to  Phillip D.  Weller, as  Trustee for  the benefit  of Chemical  Bank, as
                      Beneficiary, for certain property located in Odessa, Texas (filed as Exhibit 4.8 to the  Registrant's
                      Form  10-Q Quarterly Report for the three months  ended September 30, 1992 and incorporated herein by reference).

 NUMBER                                                              EXHIBIT
- ---------             -----------------------------------------------------------------------------------------------------
   4.10           --  Second Priority  Deed of  Trust  and Security  Agreement dated  as  of September  18, 1992  from  the
                      Registrant,  as  Grantor, to  Phillip D.  Weller, as  Trustee for  the benefit  of Chemical  Bank, as
                      Beneficiary, for certain property located in Odessa, Texas (filed as Exhibit 4.9 to the  Registrant's
                      Form  10-Q Quarterly Report for the three months  ended September 30, 1992 and incorporated herein by reference).
   4.11           --  First Priority  Deed  of Trust  and  Security Agreement  dated  as of  September  18, 1992  from  the
                      Registrant,  as  Grantor, to  Phillip D.  Weller, as  Trustee for  the benefit  of Chemical  Bank, as
                      Beneficiary, for  certain  property  located  in  Pasadena, Texas  (filed  as  Exhibit  4.10  to  the
                      Registrant's  Form  10-Q  Quarterly  Report  for  the  three  months  ended  September  30,  1992 and incorporated herein by reference).
   4.12           --  Second Priority  Deed of  Trust  and Security  Agreement dated  as  of September  18, 1992  from  the
                      Registrant,  as  Grantor, to  Phillip D.  Weller, as  Trustee for  the benefit  of Chemical  Bank, as
                      Beneficiary, for  certain  property  located  in  Pasadena, Texas  (filed  as  Exhibit  4.11  to  the
                      Registrant's  Form  10-Q  Quarterly  Report  for  the  three  months  ended  September  30,  1992 and incorporated herein by reference).
   4.13           --  First Priority Mortgage, Fixture Filing  and Security Agreement dated as  of September 18, 1992  from the  Registrant, as Mortgagor, to Chemical Bank, as Collateral Agent, Mortgagee, for certain property located in Chippewa Falls, Wisconsin (filed as  Exhibit 4.12 to the Registrant's Form 10-Q  Quarterly
                      Report for the three months ended September 30, 1992 and incorporated herein by reference).
   4.14           --  Second  Priority Mortgage, Fixture Filing and Security Agreement  dated as of September 18, 1992 from the Registrant, as Mortgagor, to Chemical Bank, as Collateral Agent, Mortgagee, for certain  property located  in Chippewa Falls, Wisconsin (filed as Exhibit  4.13 to the Registrant's Form 10-Q Quarterly
                      Report for the three months ended September 30, 1992 and incorporated herein by reference).
   4.15           --  First Priority Mortgage and Security Agreement dated as of September 18, 1992 from the Registrant, as
                      Mortgagor, to  Chemical  Bank,  as Collateral  Agent,  Mortgagee,  for certain  property  located  in
                      Harrington,  Delaware (filed as Exhibit  4.14 to the Registrant's Form  10-Q Quarterly Report for the
                      three months ended September 30, 1992 and incorporated herein by reference).
   4.16           --  Second Priority Mortgage and Security Agreement dated  as of September 18, 1992 from the  Registrant, as  Mortgagor, to  Chemical Bank,  as Collateral  Agent, Mortgagee,  for certain  property located in
                      Harrington, Delaware (filed as Exhibit  4.15 to the Registrant's Form  10-Q Quarterly Report for  the
                      three months ended September 30, 1992 and incorporated herein by reference).
   4.17           --  First  Priority Leasehold Deed of Trust, Fixture Filing  and Security Agreement dated as of September
                      18, 1992 from the Registrant, Trustor, to Founders Title Company, Trustee for the use and benefit  of
                      Chemical  Bank, as Collateral  Agent, Beneficiary, for  certain property located  in Clearfield, Utah
                      (filed as Exhibit  4.16 to the  Registrant's Form 10-Q  Quarterly Report for  the three months  ended
                      September 30, 1992 and incorporated herein by reference).
   4.18           --  Second  Priority Leasehold Deed of Trust, Fixture Filing and Security Agreement dated as of September
                      18, 1992 from the Registrant, Trustor, to Founders Title Company, Trustee for the use and benefit  of
                      Chemical  Bank, as Collateral  Agent, Beneficiary, for  certain property located  in Clearfield, Utah
                      (filed as Exhibit  4.17 to the  Registrant's Form 10-Q  Quarterly Report for  the three months  ended
                      September 30, 1992 and incorporated herein by reference).
   4.19           --  First  Priority  Deed to  Secure Debt  and Security  Agreement dated  as of  September 18,  1992 from
                      Poly-Pac, Inc., Grantor, to Chemical Bank, as Collateral Agent, Grantee, for certain property located in Dalton, Georgia  (filed as Exhibit  4.18 to the  Registrant's Form 10-Q  Quarterly Report for  the
                      three months ended September 30, 1992 and incorporated herein by reference).

 NUMBER                                                              EXHIBIT
- ---------             -----------------------------------------------------------------------------------------------------
   4.20           --  Second  Priority Deed  to Secure  Debt and  Security Agreement  dated as  of September  18, 1992 from
                      Poly-Pac, Inc., Grantor, to Chemical Bank, as Collateral Agent, Grantee, for certain property located in Dalton, Georgia  (filed as Exhibit  4.19 to the  Registrant's Form 10-Q  Quarterly Report for  the
                      three months ended September 30, 1992 and incorporated herein by reference).
   4.21.1         --  Stockholder  Rights Agreement between the Registrant and  American Stock Transfer & Trust Company, as
                      Rights Agent, dated as of January 26, 1993 (filed  as Exhibit 4.20 to the Registrant's Form 10-K  for the fiscal year ended December 31, 1992 and incorporated herein by reference).
   4.21.2         --  Amendment  No. 1 to Stockholder Rights  Agreement (filed as Exhibit 1  to the Registrant's Form 8-A/A filed on October 21, 1994 and incorporated herein by reference).
   5.1*           --  Opinion of Thompson & Knight, A Professional Corporation.
  10.1.1          --  Loan Agreement dated as of September 18, 1992 between the Registrant and Transamerica Business Credit
                      Corporation (filed as Exhibit 28 to the Registrant's Form 10-Q Quarterly Report for the quarter ended
                      September 30, 1992 and incorporated herein by reference).
  10.1.2          --  First Amendment  to  Loan  Agreement dated  as  of  February  10, 1993  between  the  Registrant  and
                      Transamerica Business Credit Corporation (filed as Exhibit 28.2 to the Registrant's Form 10-K for the fiscal year ended December 31, 1992 and incorporated herein by reference).
  10.1.3          --  Fourth  Amendment to  Loan Agreement  dated as of  December 22,  1993 between  Rexene Corporation and
                      Transamerica Business Credit Corporation (filed as Exhibit 10.17.3 to the Registrant's Form 10-K  for the fiscal year ended December 31, 1993 and incorporated herein by reference).
  10.2            --  Rexene  Corporation 1994 Long-Term  Incentive Plan (filed as  Exhibit 10.2 to Amendment  No. 1 to the
                      Registrant's Registration Statement on Form S-3 (SEC File No. 33-55507) as filed on October 21,  1994 and incorporated herein by reference).
  10.3            --  Rexene  Corporation Supplemental Executive Retirement Plan (filed  as Exhibit 10.3 to Amendment No. 1 to the Registrant's Registration Statement  on Form S-3 (SEC File  No. 33-55507) as filed on  October
                      21, 1994 and incorporated herein by reference).
  12.1            --  Statement  of  Computation of  Ratio of  Earnings  to Fixed  Charges (filed  as  Exhibit 12.1  to the
                      Registrant's Registration Statement on  Form S-3 (SEC  File No. 33-55507) as  filed on September  16,
                      1994).
  23.1            --  Consent of Price Waterhouse LLP (contained on page II-9 of this Registration Statement).
  24.1+           --  Power of Attorney (included on page II-7 of the original Registration Statement).
  25.1*           --  Statement  of Eligibility and Qualification of Trustee under  the Trust Indenture Act of 1939 on Form
                      T-1.
  27              --  Financial Data Schedule  (filed as Exhibit  27 to Amendment  No. 1 to  the Registrant's  Registration
                      Statement on Form S-3 (SEC File No. 33-55507) as filed on October 21, 1994).

- ------------------------
* To be filed by amendment.
+ Previously filed.

Financial Statement Schedules:

    Consolidated Schedules for the year ended December 31, 1991, the nine months ended September 30, 1992, the three months ended December 31, 1992 and the year ended December 31, 1993:

V          --         Property, Plant and Equipment................................................        S-1
VI         --         Accumulated Depreciation of Property, Plant and Equipment....................        S-2
VIII       --         Valuation and Qualifying Accounts............................................        S-3

All other schedules have been omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the Consolidated Financial Statements or the notes thereto.

ITEM. 17  UNDERTAKINGS

    A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offerer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 of this Registration Statement, or otherwise, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     C. The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 21, 1994.

                                          REXENE CORPORATION

                                          By:        /s/ KEVIN W. MCALEER
                                             -----------------------------------
                                                       Kevin W. McAleer
                                                 EXECUTIVE VICE PRESIDENT AND
                                                   CHIEF FINANCIAL OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Andrew J. Smith, Lavon N. Anderson and Kevin W. McAleer, and each of them (with full power to act alone), his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           SIGNATURE                       TITLE                  DATE
- --------------------------------  -----------------------  ------------------

    /s/  ARTHUR L. GOESCHEL*
- --------------------------------  Chairman of the Board     October 21, 1994
       Arthur L. Goeschel

     /s/  ANDREW J. SMITH*
- --------------------------------  Chief Executive Officer   October 21, 1994
        Andrew J. Smith            and Director

    /s/  LAVON N. ANDERSON*       President, Chief
- --------------------------------   Operating Officer and    October 21, 1994
       Lavon N. Anderson           Director

     /s/  KEVIN W. MCALEER        Executive Vice
- --------------------------------   President and Chief      October 21, 1994
        Kevin W. McAleer           Financial Officer

       /s/  GEFF PERERA*
- --------------------------------  Vice President and        October 21, 1994
          Geff Perera              Controller

             SIGNATURE                        TITLE                  DATE
- -----------------------------------  -----------------------  ------------------

       /s/  KEVIN N. CLOWE*
- -----------------------------------  Director                  October 21, 1994
          Kevin N. Clowe

      /s/  WILLIAM B. HEWITT*
- -----------------------------------  Director                  October 21, 1994
         William B. Hewitt

        /s/  ILAN KAUFTHAL*
- -----------------------------------  Director                  October 21, 1994
           Ilan Kaufthal

     /s/  FRED P. RULLO, JR.*
- -----------------------------------  Director                  October 21, 1994
        Fred P. Rullo, Jr.

       /s/  PHILLIP SIEGEL*
- -----------------------------------  Director                  October 21, 1994
          Phillip Siegel

   /s/  HEINN F. TOMFOHRDE, III*
- -----------------------------------  Director                  October 21, 1994
      Heinn F. Tomfohrde, III

*By:    /s/ KEVIN W. MCALEER
     ------------------------------
          Kevin W. McAleer
          ATTORNEY-IN-FACT

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Prospectus constituting part of Registration Statement No. 33-55609 on Form S-3 of our reports dated February 10, 1994 and April 12, 1993 relating to the consolidated financial statements of Rexene Corporation, which appear in such Prospectus. We also consent to the incorporation by reference of our reports dated February 10, 1994 and April 12, 1993 appearing on pages F-2 and F-3 of Rexene Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Dallas, Texas
October 21, 1994

                                                                      SCHEDULE V

                      REXENE CORPORATION AND SUBSIDIARIES

                         PROPERTY, PLANT AND EQUIPMENT
                                 (IN THOUSANDS)

                                                   BALANCE AT                                           BALANCE AT
                                                   BEGINNING    ADDITIONS   RETIREMENTS                   END OF
                   DESCRIPTION                     OF PERIOD     AT COST      OR SALE    OTHER CHARGES    PERIOD
- -------------------------------------------------  ----------  -----------  -----------  -------------  ----------
PRE-EMERGENCE
  Year ended December 31, 1991:
    Land.........................................  $    3,536   $  --        $  (1,194)  $    --        $    2,342
    Buildings....................................      20,316       1,965       (1,707)       --            20,574
    Plant and equipment..........................     190,832      30,301         (183)       --           220,950
    Construction in progress.....................      19,916       1,198          (34)       --            21,080
                                                   ----------  -----------  -----------  -------------  ----------
                                                   $  234,600   $  33,464    $  (3,118)  $    --        $  264,946
                                                   ----------  -----------  -----------  -------------  ----------
                                                   ----------  -----------  -----------  -------------  ----------
  Nine months ended September 30, 1992:
    Land.........................................  $    2,342   $  --        $  --       $    2,934(A)  $    5,276
    Buildings....................................      20,574          57       --           (6,758)(A)     13,873
    Plant and equipment..........................     220,950      18,846       --          (28,760)(A)    211,036
    Construction in progress.....................      21,080      (7,767)      --            --            13,313
                                                   ----------  -----------  -----------  -------------  ----------
                                                   $  264,946   $  11,136    $  --       $  (32,584)    $  243,498
                                                   ----------  -----------  -----------  -------------  ----------
                                                   ----------  -----------  -----------  -------------  ----------
POST-EMERGENCE
  Three months ended December 31, 1992:
    Land.........................................  $    5,276   $  --        $  --       $    --        $    5,276
    Buildings....................................      13,873          32          (64)       --            13,841
    Plant and equipment..........................     211,036       5,514         (110)       --           216,440
    Construction in progress.....................      13,313      (1,585)      --            --            11,728
                                                   ----------  -----------  -----------  -------------  ----------
                                                   $  243,498   $   3,961    $    (174)  $    --        $  247,285
                                                   ----------  -----------  -----------  -------------  ----------
                                                   ----------  -----------  -----------  -------------  ----------
  Year ended December 31, 1993:
    Land.........................................  $    5,276   $     462    $  --       $    --        $    5,738
    Buildings....................................      13,841       3,917       --            --            17,758
    Plant and equipment..........................     216,440      13,827         (241)       --           230,026
    Construction in progress.....................      11,728      (1,198)      --            --            10,530
                                                   ----------  -----------  -----------  -------------  ----------
                                                   $  247,285   $  17,008    $    (241)  $    --        $  264,052
                                                   ----------  -----------  -----------  -------------  ----------
                                                   ----------  -----------  -----------  -------------  ----------

- ------------------------
(A) Other charges reflect the effect of fresh start reporting (see note 3 to the consolidated financial statements).

                                                                     SCHEDULE VI

                      REXENE CORPORATION AND SUBSIDIARIES

           ACCUMULATED DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT
                                 (IN THOUSANDS)

                                                                ADDITIONS
                                                  BALANCE AT   CHARGED TO                                   BALANCE
                                                   BEGINNING    COSTS AND                                  AT END OF
DESCRIPTION                                        OF PERIOD    EXPENSES     RETIREMENTS   OTHER CHARGES    PERIOD
- ------------------------------------------------  -----------  -----------  -------------  --------------  ---------
PRE-EMERGENCE
  Year ended December 31, 1991:
    Buildings...................................   $   1,793    $   1,013     $    (288)   $     --        $   2,518
    Plant and equipment.........................      43,322       19,643           (53)         --           62,912
                                                  -----------  -----------        -----    --------------  ---------
                                                   $  45,115    $  20,656     $    (341)   $     --        $  65,430
                                                  -----------  -----------        -----    --------------  ---------
                                                  -----------  -----------        -----    --------------  ---------
  Nine months ended September 30, 1992:
    Buildings...................................   $   2,518    $     779     $  --        $   (3,297 )(A) $  --
    Plant and equipment.........................      62,912       16,910        --           (79,822 )(A)    --
                                                  -----------  -----------        -----    --------------  ---------
                                                   $  65,430    $  17,689     $  --        $  (83,119 )    $  --
                                                  -----------  -----------        -----    --------------  ---------
                                                  -----------  -----------        -----    --------------  ---------
POST-EMERGENCE
  Three months ended December 31, 1992:
    Buildings...................................   $  --        $     216     $  --        $     --        $     216
    Plant and equipment.........................      --            3,448        --              --            3,448
                                                  -----------  -----------        -----    --------------  ---------
                                                   $  --        $   3,664     $  --        $     --        $   3,664
                                                  -----------  -----------        -----    --------------  ---------
                                                  -----------  -----------        -----    --------------  ---------
  Year ended December 31, 1993:
    Buildings...................................   $     216    $     883     $  --        $     --        $   1,099
    Plant and equipment.........................       3,448       15,176           (17)         --           18,607
                                                  -----------  -----------        -----    --------------  ---------
                                                   $   3,664    $  16,059     $     (17)   $     --        $  19,706
                                                  -----------  -----------        -----    --------------  ---------
                                                  -----------  -----------        -----    --------------  ---------

- ------------------------
(A) Other charges reflect the effect of fresh start reporting (see note 3 to the consolidated financial statements).

                                                                   SCHEDULE VIII

                      REXENE CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                                ADDITIONS
                                                                  BALANCE AT   CHARGED TO   UNCOLLECTIBLE   BALANCE
                                                                   BEGINNING    COSTS AND     ACCOUNTS     AT END OF
                                                                   OF PERIOD    EXPENSES    WRITTEN OFF     PERIOD
                                                                  -----------  -----------  ------------  -----------
PRE-EMERGENCE
  Year ended December 31, 1991:
    Allowance for doubtful accounts.............................   $   4,703    $   1,175    $   (1,778)   $   4,100
  Nine months ended September 30, 1992:
    Allowance for doubtful accounts.............................   $   4,100    $     327    $   --        $   4,427
POST-EMERGENCE
  Three months ended December 31, 1992:
    Allowance for doubtful accounts.............................   $   4,427    $     300    $     (218)   $   4,509
  Year ended December 31, 1993:
    Allowance for doubtful accounts.............................   $   4,509    $     223    $     (925)   $   3,807

                               INDEX TO EXHIBITS

                                                                                                                  SEQUENTIALLY
 NUMBER                                                        EXHIBIT                                            NUMBERED PAGE
- ---------             -----------------------------------------------------------------------------------------  ---------------
   1.1*           --  Form of Underwriting Agreement.
   2.1            --  First  Amended Plan of Reorganization of Rexene Products Company, et al., dated April 29,
                      1992 (filed as Exhibit 2.1 to the Registrant's Form 8-K Current Report dated July 7, 1992 and incorporated herein by reference).
   2.2            --  Order Confirming First  Amended Plan  of Reorganization dated  April 29,  1992 (filed  as
                      Exhibit 2.2 to the Registrant's Form 10-K for the fiscal year ended December 31, 1992 and incorporated herein by reference).
   2.3            --  Plan  and Agreement of Merger between the Registrant and Rexene Products Company dated as of September 11, 1992 (filed as Exhibit 2.3 to the Registrant's Form 10-K for the  fiscal year ended December 31, 1992 and incorporated herein by reference.)
   3.1.1          --  Restated   Certificate  of  Incorporation  of   Rexene  Products  Company  (a/k/a  Rexene
                      Corporation) dated September 11, 1992 (filed as Exhibit 3.1 to the Registrant's Form 10-K for the fiscal year ended December 31, 1992 and incorporated herein by reference.)
   3.1.2          --  Amendment to Certificate of Incorporation dated June  9, 1993 (filed as Exhibit 3.1.2  to the  Registrant's Annual  Report on Form  10-K for the  year ended December  31, 1993 and incorporated herein by reference).
   3.2.1          --  Amendments to  By-Laws  adopted  May  24,  1994,  together  with  a  restatement  of  the
                      Registrant's  By-Laws incorporating all amendments through May 24, 1994 (filed as Exhibit
                      3.2.3 to the Registrant's Form 10-Q Quarterly Report for the three months ended June  30,
                      1994 and incorporated herein by reference).
   4.1*           --  Form of Indenture governing the Senior Notes (including form of Senior Notes).
   4.2            --  Indenture  dated as of September 18, 1992 between the Registrant, as Issuer, and Chemical
                      Bank, as Trustee, for Increasing Rate First Priority Notes Due 1999 (filed as Exhibit 4.1 to the Registrant's Form 10-Q Quarterly Report  for the three months ended September  30,
                      1992 and incorporated herein by reference).
   4.3            --  Indenture  dated as of September  18, 1992 between the  Registrant, as Issuer, and United
                      States Trust Company of New York, as  Trustee, for Increasing Rate Second Priority  Notes
                      Due  2002 (filed as  Exhibit 4.2 to the  Registrant's Form 10-Q  Quarterly Report for the
                      three months ended September 30, 1992 and incorporated herein by reference).
   4.4            --  Intercreditor and Collateral Trust Agreement dated as of September 18, 1992 by and  among the  Registrant  and  Poly-Pac, Inc.  as  Grantors,  Chemical Bank  as  Collateral Agent,
                      Chemical Bank as Trustee, and United States  Trust Company, as Trustee (filed as  Exhibit
                      4.3  to the Registrant's Form 10-Q Quarterly  Report for the three months ended September
                      30, 1992 and incorporated herein by reference).
   4.5            --  Company First Priority Security and Pledge Agreement dated as of September 18, 1992  made by  the Registrant, as Grantor, in favor of  Chemical Bank, as Collateral Agent (filed as
                      Exhibit 4.4 to the  Registrant's Form 10-Q  Quarterly Report for  the three months  ended
                      September 30, 1992 and incorporated herein by reference).
   4.6            --  Company Second Priority Security and Pledge Agreement dated as of September 18, 1992 made by  the Registrant, as Grantor, in favor of  Chemical Bank, as Collateral Agent (filed as
                      Exhibit 4.5 to the  Registrant's Form 10-Q  Quarterly Report for  the three months  ended
                      September 30, 1992 and incorporated herein by reference).
   4.7            --  Subsidiary  First Priority Security and  Pledge Agreement dated as  of September 18, 1992 made by Poly-Pac, Inc., as Grantor, in favor of Chemical Bank, as Collateral Agent (filed as Exhibit 4.6 to the Registrant's Form 10-Q Quarterly Report for the three months  ended
                      September 30, 1992 and incorporated herein by reference).

                                                                                                                  SEQUENTIALLY
 NUMBER                                                        EXHIBIT                                            NUMBERED PAGE
- ---------             -----------------------------------------------------------------------------------------  ---------------
   4.8            --  Subsidiary  Second Priority Security and Pledge Agreement  dated as of September 18, 1992 made by Poly-Pac, Inc., as Grantor, in favor of Chemical Bank, as Collateral Agent (filed as Exhibit 4.7 to the Registrant's Form 10-Q Quarterly Report for the three months  ended
                      September 30, 1992 and incorporated herein by reference).
   4.9            --  First  Priority Deed of Trust and Security Agreement  dated as of September 18, 1992 from the Registrant, as Grantor, to Phillip D. Weller, as Trustee for the benefit of  Chemical
                      Bank, as Beneficiary, for certain property located in Odessa, Texas (filed as Exhibit 4.8 to  the Registrant's Form 10-Q Quarterly Report  for the three months ended September 30,
                      1992 and incorporated herein by reference).
   4.10           --  Second Priority Deed of Trust and Security Agreement dated as of September 18, 1992  from the  Registrant, as Grantor, to Phillip D. Weller, as Trustee for the benefit of Chemical
                      Bank, as Beneficiary, for certain property located in Odessa, Texas (filed as Exhibit 4.9 to the Registrant's Form 10-Q Quarterly Report  for the three months ended September  30,
                      1992 and incorporated herein by reference).
   4.11           --  First  Priority Deed of Trust and Security Agreement  dated as of September 18, 1992 from the Registrant, as Grantor, to Phillip D. Weller, as Trustee for the benefit of  Chemical
                      Bank,  as Beneficiary, for certain property located  in Pasadena, Texas (filed as Exhibit
                      4.10 to the Registrant's Form 10-Q Quarterly Report for the three months ended  September
                      30, 1992 and incorporated herein by reference).
   4.12           --  Second  Priority Deed of Trust and Security Agreement dated as of September 18, 1992 from the Registrant, as Grantor, to Phillip D. Weller, as Trustee for the benefit of  Chemical
                      Bank,  as Beneficiary, for certain property located  in Pasadena, Texas (filed as Exhibit
                      4.11 to the Registrant's Form 10-Q Quarterly Report for the three months ended  September
                      30, 1992 and incorporated herein by reference).
   4.13           --  First  Priority Mortgage, Fixture Filing and Security Agreement dated as of September 18,
                      1992 from the Registrant, as Mortgagor, to Chemical Bank, as Collateral Agent, Mortgagee,
                      for certain property located in Chippewa Falls,  Wisconsin (filed as Exhibit 4.12 to  the
                      Registrant's Form 10-Q Quarterly Report for the three months ended September 30, 1992 and incorporated herein by reference).
   4.14           --  Second Priority Mortgage, Fixture Filing and Security Agreement dated as of September 18,
                      1992 from the Registrant, as Mortgagor, to Chemical Bank, as Collateral Agent, Mortgagee,
                      for  certain property located in Chippewa Falls,  Wisconsin (filed as Exhibit 4.13 to the
                      Registrant's Form 10-Q Quarterly Report for the three months ended September 30, 1992 and incorporated herein by reference).
   4.15           --  First Priority Mortgage and Security  Agreement dated as of  September 18, 1992 from  the
                      Registrant,  as Mortgagor, to Chemical Bank,  as Collateral Agent, Mortgagee, for certain property located in Harrington, Delaware (filed as Exhibit 4.14 to the Registrant's  Form
                      10-Q  Quarterly Report  for the  three months ended  September 30,  1992 and incorporated herein by reference).
   4.16           --  Second Priority Mortgage and Security Agreement dated  as of September 18, 1992 from  the
                      Registrant,  as Mortgagor, to Chemical Bank,  as Collateral Agent, Mortgagee, for certain property located in Harrington, Delaware (filed as Exhibit 4.15 to the Registrant's  Form
                      10-Q  Quarterly Report  for the  three months ended  September 30,  1992 and incorporated herein by reference).
   4.17           --  First Priority Leasehold Deed of Trust, Fixture Filing and Security Agreement dated as of
                      September 18, 1992 from the Registrant,  Trustor, to Founders Title Company, Trustee  for
                      the  use and  benefit of  Chemical Bank,  as Collateral  Agent, Beneficiary,  for certain property located in Clearfield, Utah (filed as Exhibit 4.16 to the Registrant's Form 10-Q
                      Quarterly Report for the three months ended September 30, 1992 and incorporated herein by reference).

                                                                                                                  SEQUENTIALLY
 NUMBER                                                        EXHIBIT                                            NUMBERED PAGE
- ---------             -----------------------------------------------------------------------------------------  ---------------
   4.18           --  Second Priority Leasehold Deed of Trust,  Fixture Filing and Security Agreement dated  as of  September 18, 1992 from  the Registrant, Trustor, to  Founders Title Company, Trustee
                      for the use and benefit of Chemical  Bank, as Collateral Agent, Beneficiary, for  certain property located in Clearfield, Utah (filed as Exhibit 4.17 to the Registrant's Form 10-Q
                      Quarterly Report for the three months ended September 30, 1992 and incorporated herein by reference).
   4.19           --  First  Priority Deed to Secure Debt and Security Agreement dated as of September 18, 1992 from Poly-Pac, Inc., Grantor, to Chemical Bank, as Collateral Agent, Grantee, for certain property located in Dalton, Georgia (filed as Exhibit 4.18 to the Registrant's Form  10-Q
                      Quarterly Report for the three months ended September 30, 1992 and incorporated herein by reference).
   4.20           --  Second Priority Deed to Secure Debt and Security Agreement dated as of September 18, 1992 from Poly-Pac, Inc., Grantor, to Chemical Bank, as Collateral Agent, Grantee, for certain property  located in Dalton, Georgia (filed as Exhibit 4.19 to the Registrant's Form 10-Q
                      Quarterly Report for the three months ended September 30, 1992 and incorporated herein by reference).
   4.21           --  Stockholder Rights Agreement between the Registrant  and American Stock Transfer &  Trust
                      Company,  as Rights Agent,  dated as of  January 26, 1993  (filed as Exhibit  4.20 to the
                      Registrant's Form  10-K for  the fiscal  year ended  December 31,  1992 and  incorporated herein by reference).
   5.1*           --  Opinion of Thompson & Knight, A Professional Corporation.
  10.1.1          --  Loan  Agreement dated as  of September 18,  1992 between the  Registrant and Transamerica
                      Business Credit Corporation (filed as Exhibit 28 to the Registrant's Form 10-Q  Quarterly
                      Report for the quarter ended September 30, 1992 and incorporated herein by reference).
  10.1.2          --  First  Amendment to Loan Agreement  dated as of February  10, 1993 between the Registrant and Transamerica Business Credit Corporation (filed  as Exhibit 28.2 to the  Registrant's
                      Form  10-K  for  the fiscal  year  ended December  31,  1992 and  incorporated  herein by reference).
  10.1.3          --  Fourth Amendment  to  Loan  Agreement  dated  as of  December  22,  1993  between  Rexene
                      Corporation and Transamerica Business Credit Corporation (filed as Exhibit 10.17.3 to the
                      Registrant's  Form 10-K  for the  fiscal year  ended December  31, 1993  and incorporated herein by reference).
  12.1            --  Statement of Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1  to the  Registrant's Registration Statement on Form S-3  (SEC File No. 33-55507) as filed on
                      September 16, 1994).
  23.1            --  Consent of Price Waterhouse LLP (contained on page II-9 of this Registration Statement).
  24.1            --  Power of Attorney (included on the signature page of this Registration Statement).
  25.1*           --  Statement of Eligibility and  Qualification of Trustee under  the Trust Indenture Act  of
                      1939 on Form T-1.
  27              --  Financial  Data Schedule  (filed as  Exhibit 27  to Amendment  No. 1  to the Registrant's
                      Registration Statement on Form S-3 (SEC File No. 33-55507) as filed on October 21, 1994).

- ------------------------
* To be filed by amendment.